Prospectus	Filed Pursuant to Rule 424(b)(4) Registration Statement No. 333-221906

1,450,000 Shares of Common Stock

Datasea Inc. is offering 1,450,000 shares of common stock in this public offering at a public offering price of $4.00 per share. Our common stock was quoted on the OTCQB Market operated by OTC Markets Group, Inc. under the symbol “DTSS.” Our common stock has been approved to be listed on the NASDAQ Capital Market under the symbol “DTSS,” and began trading on such market on December 19, 2018.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startup Act of 2012 (or the JOBS Act) and, as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. We will also be a “controlled company” under the corporate governance standards for NASDAQ listed companies. The combined voting power of Ms. Zhixin Liu and Mr. Fu Liu is 77.9% based on 19,254,846 shares issued and outstanding as of the date of this prospectus. See “Risk Factors” and “Management—Controlled Company.”

Investing in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus.

	Per Share	Total
Public offering price	$4.00	$5,800,000
Underwriting discounts and commissions(1)	$0.30	$435,000
Proceeds to us, before expenses	$3.70	$5,365,000

(1) See “Underwriting” for a description of the compensation payable to the underwriters.

This offering is being conducted on a firm commitment basis.  The underwriters are obligated to take and pay for all of the shares offered by this prospectus if any such shares are taken. The underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option to purchase additional shares of common stock. The total underwriting discounts and commissions payable will be $435,000 based on a public offering price of $4.00 per share, and the total gross proceeds to us, before commissions and expenses, will be $5.8 million.

We have granted the underwriters an option, exercisable for 45 days from the date of this prospectus, to purchase up to an additional 217,500 shares of common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any.

Delivery of the shares is expected to be made on or about December 21, 2018.

These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

ViewTrade Securities, Inc.

The date of this prospectus is December 18, 2018.

Through and including January 12, 2019 (25 days after the commencement of this offering), all dealers effecting transaction in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

You should rely only on the information contained in this prospectus and any free writing prospectus we may authorize to be delivered to you. We have not, and the underwriters have not, authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus and any related free writing prospectus. We and the underwriters take no responsibility for, and can provide no assurances as to the reliability of, any information that others may give you. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is only accurate as of the date of this prospectus, regardless of the time of delivery of this prospectus and any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROSPECTUS SUMMARY

This summary highlights information that we present more fully in the rest of this prospectus. This summary does not contain all of the information you should consider before buying common stock in this offering. You should read the entire prospectus carefully, including the “Risk Factors” section and the financial statements and the notes to those statements, before deciding whether to invest in this offering.

Our Company

We are an emerging technology company in China engaged in the development of information technology (or IT) systems and network security solutions. We primarily focus on IT system security and leverage our proprietary technologies, intellectual property and market intelligence to provide comprehensive and optimized security solutions to our clients. We have been certified as one of the High Tech Enterprises (jointly issued by the Beijing Science and Technology Commission, Beijing Finance Bureau, Beijing State Taxation Bureau and Beijing Local Taxation Bureau) and one of the Zhongguancun High Tech Enterprises (issued by the Zhongguancun Science Park Administrative Committee) in recognition of our achievement in high technology products. Our cyber security engineers and experts create, design, build and run various security programs tailored to our clients. Through our professional team and strong expertise in the system security field, we offer our clients a broad portfolio of system security solutions or services, along with strategic advice and ongoing management of their security infrastructure.

We have generated very limited revenues to date, and as such we have been shifting our business focus over the past 12 months from cybersecurity to our “Safe Campus” and “Smart Elevator” security and related marketing solutions as described further below.

In order to provide efficient and targeted marketing services, we have independently developed the “Xin Platform,” an online platform that can identify potential customers and market products and services to targeted groups based on the data we collect through our security systems. The Xin Platform also serves as our office to office (or O2O) management platform, which can provide marketing services to traditional merchants such as supermarkets, hotels, shopping malls and restaurants. It also provides support for various other security programs that we develop and/or provide, including our “Safe Campus” security system and “Smart Elevator” security system.

Based on the Xin Platform, coupled with the Internet of Things (or IoT) technology and cloud computing, we developed our “Safe Campus” system as an advanced and simple solution to campus security, which has been a rising concern in China. Our “Safe Campus” system consists of student ID card terminals, radio-frequency identification (or RFID readers), campus information management platform, partner management platform and cellphone application terminals, utilizing technologies such as RFID, global positioning system (or GPS), location based services (or LBS), and cloud based calculation.

While we have in the past sold and may in the future sell our security solutions as a stand-alone aspect of our business, our current primary business plan anticipates generating most of our revenues from online and offline marketing services, targeted at users of our security solutions in China. For example, users of our “Safe Campus” security system will receive advertisements through our mobile application installed on their smart phones. Advertisements may also be displayed on the hardware of our “Safe Campus” security system, including on the lanyards of our smart student ID cards. Utilizing our security systems and the data collected from users of our security systems and our online platform, we will seek to provide targeted, one stop marketing solutions to businesses.

In the elevator security space, our “Smart Elevator” security and management system provides a solution to lower the operation cost of elevators and promote the safety of passengers. The system will include an emergency and rescue terminal and a data collection system. Once installed, our terminals will collect data of the elevator’s operation, regular maintenance services, annual inspections and any malfunctions which enables faster and more efficient error detection and repairs.

We also hope to become a provider of data processing services in China. We are in the process of developing systems to analyze industry trends, market and customer data, supply chain, financial information, risk detection and management.

Recent Developments

On March 15, 2018, we entered into a banking service direct sales cooperation agreement (or the Minsheng Agreement) with China Minsheng Banking Co., Ltd, Tianjin Branch (or China Minsheng Bank). Pursuant to the Minsheng Agreement, we will establish a portal on our “Xin Platform” through which the platform users may purchase financial products offered by China Minsheng Bank. In consideration, China Minsheng Bank will pay us service fees calculated based on the amount of the financial products the platform users purchase and hold. For each specific product, the service fee will be calculated according to the following formula:

T-days service fee = annual rate (0.12%) × the amount of the financial products the platform users maintain as of day (T-1) × net value of the financial product ÷ 365

The Minsheng Agreement has a term of two years and will be automatically extended one more year if neither party terminates the Minsheng Agreement within the last month of the initial two-year term.

In March and April 2018, we entered into six membership service agreements with five entities and one individual, three of which are stockholders of our company, and eleven agency agreements with eleven individuals, nine of which are stockholders of our company. Pursuant to the membership service agreements, we offer member management services through our Xin Platform APP and charge the entering parties a service fee of RMB1,000 (approximately $150) per member. Pursuant to the agency agreements, the agents are authorized as agents to market Xin Platform APP in specific areas of China. Each agent is required to pay a Xin Platform APP usage fee of $750 and deposit $750 in financial products offered by China Minsheng Bank via Xin Platform APP. Each agent will receive $8 for each customer that applies for a credit card of China Minsheng Bank via Xin Platform APP.

On April 12, 2018, our board of directors and stockholders approved a one-for-three reverse stock split of our issued and outstanding shares of common stock, which became effective on May 1, 2018, decreasing the number of outstanding shares from 57,511,771 to 19,170,827. Subsequent to the split, the number of our outstanding shares increased from to 19,170,827 to 19,170,846 to accommodate certain shareholders’ positions due to rounding elections payable at the beneficial owner level. Unless otherwise stated, all shares and per share amounts in this prospectus have been retroactively adjusted to give effect to this stock split.

On August 22, 2018, our Board and majority stockholders adopted the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) under which we may award up to a maximum of 4,000,000 shares of common stock to attract and retain personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. No awards have been granted under the 2018 Plan as of the date of this Report, but our Board or a designated committee thereof will have the ability in its discretion from time to time to make awards under the 2018 Plan, including to our officers and directors.

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History

We were incorporated under the laws of the State of Nevada on September 26, 2014 under the name Rose Rock Inc. On May 27, 2015, we amended our articles of incorporation to change our name to Datasea Inc. Up until October 2015, our primary business activities were providing consulting services to various U.S. companies seeking to do business in China as well as Chinese companies looking to enter the U.S. markets. Nonetheless, we were considered a shell company as defined in Rule 12b-2 under the Securities Act, as we had no or nominal business operations, employees and/or assets.

On May 26, 2015, pursuant to the terms of a stock purchase agreement, Ms. Zhixin Liu purchased 20,000,000 shares*, or 57.14%, of the issued and outstanding shares of our common stock from Mr. Xingzhong Sun, who was our sole officer, director and majority shareholder at the time of the transaction. As part of the transaction, Zhixin Liu was appointed as the Chairman of our Board of Directors (the “Board”).

On October 29, 2015, we entered into a share exchange agreement (the “Exchange Agreement”) with Ms. Zhixin Liu and Mr. Fu Liu, the members (“Members”) of Shuhai Information Skill (HK) Limited (“Shuhai Skill (HK)”), a limited liability company incorporated under the laws of the Hong Kong Special Administrative Region of the PRC, whereby the Members transferred all of their membership interests of Shuhai Skill (HK) to us in exchange for the issuance of an aggregate of 20,000,000 shares* of our common stock (the transaction, hereinafter referred to as the “Share Exchange”). Upon consummation of the Share Exchange, Shuhai Skill (HK) and its consolidated subsidiaries, Tianjin Information Sea Information Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC (“Tianjin Information”), became our wholly-owned subsidiary, and Shuahi Information Technology Co., Ltd., also a limited liability company incorporated under the laws of the PRC (“Shuhai Beijing”), through its existing contractual relationship with Tianjin Information, became our variable interest entity (“VIE”). In addition, Xinzhong Sun resigned from the positions as our director, President, Secretary and Treasurer. Ms. Liu was appointed as our Chief Executive Officer, President, Interim Chief Financial Officer, Treasurer and Secretary and Mr. Liu was appointed as a director. Mr. Liu is the father of Ms. Liu.

As a result of the Share Exchange, we, through our consolidated subsidiaries, are engaged in the business of providing Internet security products, new media advertising, micro-marketing, data analysis services in the PRC. All business operations are conducted through our wholly-owned subsidiary, Tianjin Information, and through Shuhai Beijing, our VIE. Shuhai Beijing is considered to be a VIE because we do not have any direct ownership interest in it, but, as a result of a series of contractual agreements (the “VIE Contractual Agreements”) among Tianjin Information, Shuhai Beijing and its shareholders, we are able to exert effective control over Shuhai Beijing and receive 100% of the net profits or net losses derived from the business operations of Shuhai Beijing. The VIE Contractual Agreements are more fully described below.

VIE Agreements

Operation and Intellectual Property Service Agreement – The Operation and Intellectual Property Service Agreement, by and among Zhixin Liu, Fu Liu, Shuhai Beijing and Tianjin Information (the “Operation and Intellectual Property Service Agreement”), allows Tianjin Information to manage and operate Shuhai Beijing and collect 100% of their net profits. Under the terms of the Operation and Intellectual Property Service Agreement, Shuhai Beijing entrusts Tianjin Information to manage its operations, manage and control its assets and financial matters, and provide intellectual property services, purchasing management services, marketing management services and inventory management services to Shuhai Beijing. Shuhai Beijing and its shareholders shall not make any decisions nor direct the activities of Shuhai Beijing without Tianjin Information’s consent.

Shareholders’ Voting Rights Entrustment Agreement – Tianjin Information has entered into a shareholders’ voting rights entrustment agreement (the “Entrustment Agreement”) under which Zhixin Liu and Fu Liu (collectively, the “Shuhai Beijing Shareholders”) have vested their voting power in Shuhai Beijing to Tianjin Information or its designee(s). The Entrustment Agreement does not have an expiration date, but the parties can agree in writing to terminate the Entrustment Agreement.

* Without giving effect to our one-for-three reverse stock split that became effective on May 1, 2018.

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Equity Option Agreement – The Shuhai Beijing Shareholders and Tianjin Information entered into an equity option agreement (the “Option Agreement”), pursuant to which the Shuhai Beijing Shareholders have granted Tianjin Information or its designee(s) the irrevocable right and option to acquire all or a portion of Shuhai Beijing Shareholders’ equity interests in Shuhai Beijing for an option price of RMB0.001 for each capital contribution of RMB1.00. Pursuant to the terms of the Option Agreement, Tianjin Information and the Shuhai Beijing Shareholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information under the Option Agreement. Tianjin Information agreed to pay RMB1.00 annually to Shuhai Beijing Shareholders to maintain the option rights. Tianjin Information may terminate the Option Agreement upon prior written notice. The Option Agreement is valid for a period of 10 years from the effective date and renewable at Tianjin Information’s option.

Equity Pledge Agreement – Tianjin Information and the Shuhai Beijing Shareholders entered into an equity pledge agreement on October 27, 2015 (the “Equity Pledge Agreement”). The Equity Pledge Agreement serves to guarantee the performance by Shuhai Beijing of its obligations under the Operation and Intellectual Property Service Agreement and the Option Agreement. Pursuant to the Equity Pledge Agreement, Shuhai Beijing Shareholders have agreed to pledge all of their equity interests in Shuhai Beijing to Tianjin Information. Tianjin Information has the right to collect any and all dividends, bonuses and other forms of investment returns paid on the pledged equity interests during the pledge period. Pursuant to the terms of the Equity Pledge Agreement, the Shuhai Beijing Shareholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information. Upon an event of default or certain other agreed events under the Operation and Intellectual Property Service Agreement, the Option Agreement and the Equity Pledge Agreement, Tianjin Information may exercise the right to enforce the pledge.

Corporate Structure

The chart below depicts the corporate structure of the Company as of the date of this prospectus.

* Harbin Information Sea Information Technology Co., Ltd. has had no operations since its inception.

Competitive Strengths

We believe that our quality control and marketing teams have core management experience in technology programs such as IDC and ISP. Unlike most of the security systems provided by our competitors, our “Safe Campus” security system offers comprehensive logins and user friendly interfaces and allow communication between schools, teachers, parents and students. We believe that our “Smart Elevator” security and management system is in line with the Guidelines on Elevator Emergency Response Platform Development promulgated by the PRC General Administration of Quality Supervision, Inspection and Quarantine in April 2014.

Implications of Being an Emerging Growth Company

We are an “emerging growth company,” as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We have not made a decision whether to take advantage of any or all of these exemptions. If we do take advantage of any of these exemptions, we do not know if some investors will find our common stock less attractive as a result. The result may be a less active trading market for our common stock and the price of our common stock may be more volatile.

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In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933 (the “Securities Act”) for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to “opt out” of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We will remain an “emerging growth company” until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed US$1.07 billion, (ii) the last day of our fiscal year following the fifth anniversary of April 4, 2016, the date of the first sale of common equity securities pursuant to the registration statement that went effective on April 22, 2015.; (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934 (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iv) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Corporate Information

Our principal executive office is located at 1 Xinghuo Rd., Changning Building, 11th Floor, Fengtai District, Beijing, China, and our telephone number at that address is (86)10-56143568. Our website is http://www.shuhaixinxi.com. Information contained on our website does not constitute part of, and is not deemed incorporated by reference into, this prospectus.

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The Offering

Shares of common stock to be offered	1,450,000 shares of common stock

Offering price per share:	The purchase price for the common stock being sold in this offering will be $4.00 per share of common stock.

Shares of common stock outstanding after this offering (1)	20,704,846 shares (excludes shares of common stock underlying underwriters’ warrants and assumes no exercise of the underwriter’s over-allotment option)

NASDAQ Capital Market symbol	Our common stock has been approved to be listed on the NASDAQ Capital Market under the symbol “DTSS”.

Underwriter’s over-allotment option	We have granted the underwriters an option for 45 days from the date of this prospectus to purchase up to an additional 217,500 shares of our common stock at the public offering price, less the underwriting discounts and commissions, to cover over-allotments, if any.

Underwriter warrants

Upon the closing of this offering, we will issue to the representative of the underwriters warrants entitling the representative of the underwriters to purchase 7% of the aggregate number of shares of common stock sold in this offering. The warrants shall be exercisable for a period of five years from the effective date of the Registration Statement on Form S-1 of which this prospectus forms a part. For additional information, please refer to the “Underwriting” section beginning on page 64.

Use of proceeds

We estimate that we will receive net proceeds, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, of approximately $4.7 million from this offering assuming no exercise of the underwriter’s over-allotment option or the underwriter’s warrants and completion of the offering. The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. We intend to use the net proceeds of this offering as follows after we complete the remittance process:

•         Approximately 12.5% for product innovation and development;

•         Approximately 50% for product manufacturing;

•         Approximately 25% for marketing and expansion; and

•         Approximately 12.5% for general working capital.

See “Use of Proceeds” for further information.

Indemnification Escrow

Net proceeds of this offering in the amount of $1,000,000 shall be used to fund an escrow account for a period of 18 months following the closing date of this offering, or longer if there is evidence that may reasonably result in us having to indemnify the underwriters, but in no event shall the funds be held in escrow for longer than two years following the closing of the offering, which account shall be used in the event we have to indemnify the underwriters pursuant to the terms of an underwriting agreement with the underwriters. Except as described below, the funds in the escrow account that are not subject to an indemnification claim as of the 18 month anniversary of the closing, or longer if there is evidence that may reasonably result in us having to indemnify the underwriters, but in no event longer than the two year anniversary of the closing, will be returned to us in accordance with the terms of the indemnification escrow agreement provided, that $400,000 of such $1,000,000 amount shall be disbursed to us, upon joint written instruction from us and the representative of the underwriters, within five (5) business days after such representative has confirmed receipt of a written closing legal opinion (addressed to such representative) of DeHeng Law Offices, Chinese counsel to such representative, in form and substance reasonably satisfactory to such representative.

Lock-up

All of our directors and officers and certain shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exercisable or exchangeable for our common stock for a period of 180 days after the date of this prospectus. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Share Escrow Agreement	In connection with this offering, and as a condition to the closing of this offering, Zhixin Liu and Fu Liu have agreed to place a total of 14,250,000 shares of Common Stock into escrow with an escrow agent to be released back to Mr. Liu and Ms. Liu upon the Company satisfying certain milestones set forth in the Share Escrow Agreement.

Risk Factors	Investing in our common stock is highly speculative and involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section of this prospectus before deciding to invest in our common stock.

(1)	The number of common stock to be outstanding following this offering is based on 19,254,846 shares outstanding as of the date of this prospectus.

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Prospectus Conventions

Except where the context otherwise requires, “we”, “us”, “company”, “Company”, “our” and “Datasea” collectively refer to Datasea Inc., a Nevada corporation and its subsidiaries, including Shuhai Information Skill (HK) Limited, or Shuhai Skill (HK), a Hong Kong limited company, Tianjin Information Sea Information Technology Co. Ltd., or Tianjin Information, a PRC limited company and Shuhai Information Technology Co. Ltd., or Shuhai Beijing, a PRC limited liability company.

All references to “RMB” and “Renminbi” are to the legal currency of China, and all references to “USD,” “$,” and “U.S. dollars” are to the legal currency of the United States. This prospectus contains translations of certain RMB amounts into U.S. dollar amounts at a specified rate solely for the convenience of the reader. Unless otherwise noted, all translations made in this prospectus are based on a rate of RMB 6.6553 to $1.00, which was the exchange rate on June 30, 2018. Unless otherwise stated, we have translated balance sheet amounts, with the exception of equity, at June 30, 2018 at RMB 6.6553 to $1.00 as compared to RMB 6.7769 to $1.00 at June 30, 2017. We have stated equity accounts at their historical conversion rates. The average translation rates applied to the statements of operations amounts for the year ended June 30, 2018 and the year ended June 30, 2017 were RMB 6.6667 and RMB 6.8113, respectively. The translation rates applied to the balance sheet amounts as of September 30, 2018 and income statement amounts for the three months ended September 30, 2018 were RMB 6.8665 to $1.00 and RMB 6.8031 to $1.00, respectively. We make no representation that the RMB or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or RMB, as the case may be, at any particular rate or at all. On October 12, 2018, the Forex exchange rate was RMB 6.9220 to $1.00. See “Risk Factors – The fluctuation of the Renminbi may have a material adverse effect on your investment” for discussions of the effects of fluctuating exchange rates on the value of our common stock. Any discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

On May 1, 2018, we effectuated a one-for-three reverse stock split of our issued and outstanding shares of common stock, decreasing the number of outstanding shares from 57,511,771 to 19,170,827. Subsequent to the split, the number of our outstanding shares increased from to 19,170,827 to 19,170,846 to accommodate certain shareholders’ positions due to rounding elections payable at the beneficial owner level. Unless otherwise stated, all shares and per share amounts in this prospectus have been retroactively adjusted to give effect to this stock split.

For the sake of clarity, this prospectus follows the English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our President and Chief Executive Officer will be presented as “Zhixin Liu,” even though, in Chinese, her name would be presented as “Liu Zhixin.”

Unless the context specifically requires otherwise, any references in this prospectus to shares of common stock outstanding assumes no exercise of the underwriter’s over-allotment option.

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth, which have not been independently verified by us, the underwriters or any of their respective affiliates or advisers. We did not, directly or indirectly, sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable.

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Summary Consolidated Financial Information

In the table below, we provide you with summary consolidated financial data of our Company. This information is derived from our consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical summary consolidated financial data, it is important that you read it along with the historical statements and notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

(All amounts in U.S. dollars, except the amount of shares)

	For the Three months ended September 30,	For years ended June 30,
	2018	2018	2017
	(unaudited)
Consolidated Statements of Operations and Comprehensive Income Data:
Revenues	-	10,571	140,774
Gross(loss) profit	(7,434)	5,752	55,377
Operating expenses	366,221	1,667,179	1,308,967
Loss from operations	(373,655)	(1,661,427)	(1,253,590)
Other income (expense)	1,996	57,286	60,374
Provision for income taxes	-	—	-
Net loss	(371,659)	(1,604,141)	(1,193,216)
Other comprehensive loss:
Foreign currency translation gain (loss)	31,573	113,103	63,551
Comprehensive loss	(340,086)	(1,491,038)	(1,129,665)
Losses per share – basic and diluted	(0.02)	(0.08)	(0.06)
Weighted average number of shares - basic and diluted	19,171,759	19,130,098	18,596,678

	As of September 30,	As of June 30,
	2018	2018	2017
	(unaudited)
Consolidated Balance Sheet Data:
Cash	832,078	1,031,486	1,174,950
Total current assets	1,024,093	1,235,276	1,370,910
Total assets	1,168,776	1,376,965	1,443,979
Total current liabilities	78,076	190,844	885,345

Total liabilities	78,076	190,844	885,345
Total equity	1,090,700	1,186,121	558,634
Total liabilities and equity	1,168,776	1,376,965	1,443,979

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RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. You should carefully consider the following risk factors in evaluating our business before purchasing our securities. No purchase of our securities should be made by any person who is not in a position to lose the entire amount of his or her investment. The order of the following risk factors is presented arbitrarily. You should not conclude the significance of a risk factor because of the order of presentation. Our business and operations could be seriously harmed as a result of any of these risks.

Risks Relating to Our Business and Industry

We are an early stage company with a very limited operating history as a developer of Internet security solutions and products, new media advertising and data processing services. Our limited operating history may not provide an adequate basis to judge our future prospects and results of operations.

We have a very limited operating history. Our operating entity, Shuhai Beijing, was formed in February 2015 and has yet to generate material revenues and it may not generate material revenue or any profit for the foreseeable future. We are still in the process of developing, marketing and expansion of our business. We expect that our new media advertising, micro marketing and data processing services supported by our security solutions will be our core business and main revenue producing sectors in the future. We have limited experience and operating history in developing and marketing our products and services. In addition, the market for our products and services is highly competitive. If we fail to successfully develop and offer our products and services in an increasingly competitive market, we may not be able to capture the potential growth opportunities associated with our products and services or recover our development and marketing costs, and our future results of operations and growth strategies could be adversely affected. Our limited history may not provide a meaningful basis for investors to evaluate our business, financial performance and prospects.

Our independent registered Public Accounting firm’s auditors’ report includes an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

We are an early and development stage company and have limited financial resources. We had cash balances of $832,078, $1,031,486 and $1,174,950 as of September 30, 2018, June 30, 2018 and June 30, 2017, respectively. We did not generate any revenue during the three months ended September 30, 2018. We have generated revenues of $10,571 during the year ended June 30, 2018, and had a deficit of approximately $4,124,000 at June 30, 2018. We have generated revenues of $140,774 during the year ended June 30, 2017 and had a deficit of approximately $2,520,000 at June 30, 2017. Our independent registered public accounting firm included an explanatory paragraph in its audit opinion on our financial statements as of and for the years ended June 30, 2018 and 2017 that states that our losses from operations raise substantial doubt about our ability to continue as a going concern.

Our resources and source of funds have primarily consisted of loans and capital contributions from shareholders and funds raised from equity financing. We believe these are sufficient to keep our business operations functioning for the next twelve months. We have generated little revenues from our business, and our expenses will be accrued until sufficient financing is obtained or our shareholders loan us the necessary funds to pay for these expenses. No assurances can be given that we will be able to obtain funds from our shareholders or others to continue our operations. We may need to seek additional financing. The financing sought may be in the form of equity or debt financing or a combination of both from various sources as yet unidentified. No assurances can be given that we will generate sufficient revenue or obtain the necessary financing to continue as a going concern and the failure to do so could cause us to cease our operations.

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Supply chain issues that increase our costs or cause a delay in our ability to fulfill orders, could have an adverse impact on our business and operating results, and our failure to estimate customer demand properly may result in excess or obsolete component supply, which could adversely affect our gross margins.

Currently, we do not own or operate our manufacturing facilities but instead rely on third party contractors to manufacture our products, and we expect that we will continue to rely on existing and new contractual manufacturers for the foreseeable future. The following reliance issues could have an adverse impact on the supply of our products and on our business and operating results:

•	Any financial problems of our contract manufacturers or component suppliers could limit supply or increase costs;

•	Reservation of manufacturing capacity at our contract manufacturers by other companies, inside or outside of our industry, could limit supply or increase costs; and

•	Industry consolidation occurring within one or more component supplier markets could limit supply or increase costs.

In addition, the following supply chain-related issues could adversely affect our customer relationships, operating results and financial condition:

•	a reduction or interruption in supply of one or more components;

•	a significant increase in the price of one or more components;

•	a failure to adequately authorize procurement of inventory by our contract manufacturers; and

•	a failure to appropriately cancel, reschedule or adjust our requirements based on our business needs.

Over the long term, we intend to invest in engineering, sales, service and marketing activities, and these investments may achieve delayed, or lower than expected, benefits which could harm our operating results.

While we intend to focus on managing our costs and expenses, over the long term, we also intend to invest in personnel and other resources related to our engineering, sales, service and marketing functions as we realign and dedicate resources to key growth areas, such as Internet security, “Safe Campus” and “Smart Elevator” products and services. We are likely to recognize the costs and expenses associated with these investments earlier than some of the anticipated benefits, and the return on these investments may be lower, or may develop more slowly, than we expect. If we do not achieve the benefits anticipated from these investments, or if the achievement of these benefits is delayed, our operating results may be adversely affected.

Our business substantially depends upon the continued growth of the internet and internet-based systems, the decrease of which could have a negative impact on our business.

A substantial portion of our business and revenue depends on growth and evolution of the Internet in the PRC and globally, including the continued development and expansion of the Internet. To the extent that an economic slowdown or economic uncertainty and any related reductions in capital spending adversely affect spending on Internet infrastructure, we could experience material harm to our business, operating results and financial condition.

Because of the rapid introduction of new products and changing customer requirements related to matters such as cost-effectiveness and security, we believe that there could be performance problems with Internet communications in the future, which could receive a high degree of publicity and visibility. Because Internet security equipment and systems are our major products and resources, our business, operating results and financial condition may be materially adversely affected, regardless of whether or not these problems are due to the performance of our own products or services. Such an event could also result in a material adverse effect on the market price of our common stock independent of direct effects on our business.

9

Product quality problems could lead to reduced revenue, gross margins, and net income.

The Internet security equipment we provide is highly complex as the products incorporate both hardware and software technologies. Neither we nor our contract manufacturers have developed a sophisticated product testing program due to the limit of available technologies. There can be no assurance that the pre-shipment testing programs we develop in the future will be adequate to detect all defects, including defects in individual products or defects affecting numerous shipments. Such potential defects might interfere with customer satisfaction, reduce sales opportunities or affect gross margins. As an example, software typically contains bugs that can unexpectedly interfere with expected operations. From time to time, we will have to replace certain components and provide remediation in response to the discovery of defects or bugs in our products. There can be no assurance that such remediation, depending on the product involved, would not have a material adverse impact on our business. An inability to cure a product defect could result in the failure of a product line, temporary or permanent withdrawal from a product or market, damage to our reputation, additional inventory costs, or product reengineering expenses, any of which could have a material adverse impact on our revenue, margins and net income.

We will likely have to incur indebtedness or issue new equity securities to fund future growth. If we are not able to obtain additional capital, our ability to operate or expand our business may be impaired and our results of operations could be adversely affected.

Our business requires significant levels of capital to finance the research and development of new products and service platforms that meet the constantly evolving industry standards and consumer demands. As such, we expect that we will need additional capital to fund our future growth. We have primarily depended on loans and capital contributions from Ms. Zhixin Liu and Mr. Fu Liu, who currently serve as our only officers and directors. If cash from such sources is insufficient or unavailable, or if cash is used for unanticipated needs, we may require additional capital sooner than anticipated. Our ability to obtain additional capital on acceptable terms or at all is subject to a variety of uncertainties, including:

•	investors’ perceptions of, and demand for, companies operating in China;

•	conditions of the U.S. and other capital markets in which we may seek to raise funds;

•	our future results of operations, financial condition and cash flows;

•	governmental regulation of foreign investment in China;

•	economic, political and other conditions in the United States, China and other countries; and

•	governmental policies relating to foreign currency borrowings.

The sale of additional equity securities would result in dilution of our existing shareholders. In addition, the incurrence of indebtedness would result in increased debt service obligations and could result in operating and financial covenants that would restrict our operations. It is highly uncertain whether financing will be available in amounts or on terms acceptable to us, if at all. If we are not able to obtain additional capital, our ability to operate or expand our business may be impaired and our results of operations could be adversely affected.

Our success is dependent on retaining key personnel who would be difficult to replace.

Our success depends largely on the continued services of our key management and technical staff. In particular, our success depends on the continued efforts of Ms. Zhixin Liu, our Chairman of the Board of Directors, Chief Executive Officer, President, Interim Chief Financial Officer, Treasurer and Secretary, and Mr. Fu Liu, one of our directors and Ms. Liu’s father. Ms. Liu and Mr. Liu have been instrumental in developing our business model and are crucial to our business development. There can be no assurance that they will continue in their present capacities for any particular period of time. The loss of the services of Ms. Liu and/or Mr. Liu could materially and adversely affect our business development.

10

The various industries we are in are characterized by constant and rapid technological change and evolving standards. If we fail to anticipate and adapt to these changes and evolutions, our sales, gross margins and profitability will be adversely affected.

Technologies change rapidly in the security solution, new media advertising, micro marketing and data processing industries with frequent new products and service developments and evolving industry standards. Companies operating within these industries are continuously developing new products and services with heightened performance and functionality, putting pricing pressure on existing products. Accordingly, we believe that our future success will depend on our ability to continue to anticipate technological changes and to offer additional product and service opportunities that meet evolving standards on a timely and cost-effective basis. Our failure to accurately anticipate the introduction of new technologies or adapt to fluctuations in the industry could lead to our having significant amounts of obsolete inventory that can only be sold at substantially lower prices and profit margins than anticipated. In addition, if we are unable to develop planned new technologies, we may be unable to compete effectively due to our failure to offer products or services most demanded by the marketplace. Products and services that our competitors develop or introduce may also render our products and services noncompetitive or obsolete. If any of these failures occur, our business and results of operations would be adversely affected.

We may face heightened competition from existing mature competitors as well as new entrants into the security equipment and service industries in which we compete within the PRC. If we are unable to compete effectively, we may lose customers and our financial results will be negatively affected.

The security and marketing industries in the PRC are highly competitive. Currently, Shuhai Beijing’s primary competitors for security solutions and ISP connecting services, including our “Safe Elevator” products, are mature companies with longer operating histories, more engineering resources, relatively sophisticated distribution channels and existing customer bases. For our campus and elevator security solutions, we compete with others who also offer their own campus electronic management solutions and elevator emergency service systems. Further, there are new competitors entering our industries. As a result, we could experience difficulties in obtaining customers, capturing market share, and generating revenue from our major products and services.

We depend on contract manufacturers, and our production and products could be harmed if they are unable to meet our volume and quality requirements and alternative sources are not available.

We rely on third party contract manufacturers to provide manufacturing services for our products. If these services become unavailable, we would be required to identify and enter into new agreements with other contract manufacturer or take the manufacturing in-house. The loss of our contract manufacturers could significantly disrupt production as well as increase the cost of production. These changes could have a material adverse effect on our business and results of operations.

Our “Safe Campus” and “Smart Elevator” programs may not be accepted by the intended users of our products, which could harm our future financial performance.

There can be no assurance that our “Safe Campus” and “Smart Elevator” systems will achieve wide acceptance by our intended users. The degree of market acceptance for products and services based on our technology will also depend upon a number of factors, including the establishment and demonstration of the ability of our proposed solutions to provide an acceptable level of security in an efficient manner. Long-term market acceptance of our products and services will depend, in part, on the capabilities and operating features of our products and technologies as compared to those of other available products and services. As a result, there can be no assurance that currently available products, or products under development for commercialization, will be able to achieve market penetration, revenue growth or profitability, which would harm our future financial performance.

11

Changes to existing regulations may present technical, regulatory and economic barriers to the provision of our products and services, which may significantly increase our costs and adversely affect the results of our operations.

The cybersecurity industry in China is highly regulated by the PRC Ministry of Public Security. In particular, the Administrative Measures for Testing and Selling License of Special Products Used for the Security of Computer Information Systems (Ministry of Public Security Order No. 32) sets forth the technical standards for Internet security products as well as the procedures for applying for and maintaining licenses for selling such products. The PRC Ministry of Public Security might change the regulatory framework or impose higher technical standards in the future. As a result, we would have to incur extra costs in connection with engaging new technical staff, improving our existing products, and renewing our license.

The legal requirements associated with being a public company, including those contained in and issued under the Sarbanes-Oxley Act, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to maintain listing of our common stock.

We may be unable to attract and retain qualified officers and directors required to provide for our effective management because of the rules and regulations that govern publicly listed companies, including, but not limited to, certifications by principal executive officers. Currently, none of our officers or directors have experience in operating a U.S. public company. Moreover, the actual and perceived personal risks associated with compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and other public company requirements may deter qualified individuals from accepting roles as directors and executive officers. At present, we do not maintain an independent board and do not have any board members who would meet the independence requirements of the various exchanges. Further, the requirements for board or committee membership, particularly with respect to an individual’s independence and level of experience in finance and accounting matters, may make it difficult to attract and retain qualified board members going forward. If we are unable to attract and retain qualified officers and directors, the management of our business and our ability to retain the listing of our common stock on any stock exchange or quotation system could be adversely affected.

If we fail to establish and maintain an effective system of internal controls, we may not be able to report our financial results accurately or prevent fraud. Any inability to report and file our financial results accurately and timely could harm our business and adversely impact the trading and trading price of our common stock.

We are required to establish and maintain internal controls over financial reporting, disclosure controls and to comply with other requirements of the Sarbanes-Oxley Act and the rules promulgated by the U.S. Securities and Exchange Commission (or the SEC) thereunder. Our senior management, which currently consists solely of Ms. Zhixin Liu, cannot guarantee that our internal controls and disclosure controls will prevent all possible errors or all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. In addition, the design of a control system must reflect the fact that there are resource constraints and the benefit of controls must be relative to their costs. Because of the inherent limitations in all control systems, no system of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. These inherent limitations include the realities that judgments in decision-making can be faulty and that breakdowns can occur because of simple error or mistake. Further, controls can be circumvented by individual acts of some persons, by collusion of two or more persons, or by management’s override of the controls. The design of any system of controls is also based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions or the degree of compliance with policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur and may not be detected.

12

We have identified a material weakness in our internal control over financial reporting. If our remediation of this material weakness is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our Common Stock.

Our management has assessed the effectiveness of our internal control over financial reporting as of June 30, 2018. The management has identified the following material weaknesses and believes that, as of June 30, 2018, our internal control over financial reporting was not effective: (i) inadequate segregation of duties and effective risk assessment; (ii) lack of personnel adequately trained in generally accepted accounting principles of the United States (or U.S. GAAP); and (iii) insufficient written policies and procedures for accounting and financial reporting with respect to the requirements and application of both U.S. GAAP and SEC guidelines. Management anticipates that such disclosure controls and procedures will not be effective until the above material weaknesses are remediated. The remediation efforts set out above are largely dependent upon our securing additional financing to cover the costs of implementing the changes required. If we are unsuccessful in securing such funds, remediation efforts may be adversely affected in a material manner. On August 21, 2018, we entered into an employment agreement with Mr. Jijin Zhang, pursuant to which he started working with the Company on August 21, 2018 for a six-month probationary period and will serve as our Chief Financial Officer upon the closing of this offering. In addition, we have adopted internal control policies, including but not limited to a cash flow control policy, review of the accounting professional’s duties and responsibilities handbook, a travel allowance policy, a budget approval process, a reimbursement policy, a receivable policies, an asset control policy, an internal auditing policy and a cost accounting policy. There were no changes in our internal control over financial reporting during the quarter ended September 30, 2018 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

If our remediation of this material weakness is not effective, or if we experience additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls in the future, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

Our compliance with complicated U.S. regulations concerning corporate governance and public disclosure will result in additional expenses. Moreover, our ability to comply with all applicable laws, rules and regulations is uncertain given our management’s relative inexperience with operating U.S. public companies.

As a new public company, we will be faced with expensive, complicated and evolving disclosure, governance and compliance laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act and the Dodd–Frank Wall Street Reform and Consumer Protection Act. New or changing laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards of a U.S. public company are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, our executive officers have little experience in operating a U.S. public company, which makes our ability to comply with applicable laws, rules and regulations uncertain. Our failure to comply with all laws, rules and regulations applicable to U.S. public companies could subject us or our management to regulatory scrutiny or sanction, which could harm our reputation and stock price.

Failure to comply with the Foreign Corrupt Practices Act could adversely affect our business.

We are required to comply with the United States Foreign Corrupt Practices Act (or FCPA), which prohibits U.S. companies from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Foreign companies, including some of our competitors, are not subject to these prohibitions. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in mainland China. If our competitors engage in these practices, they may receive preferential treatment from personnel of other companies or government agencies, giving our competitors an advantage in securing business or from government officials who might give them priority in obtaining new licenses, which would put us at a disadvantage.

We have operations, agreements with third parties, and make sales in China. Companies with operations in China have been accused and found guilty of sales practices that involve unlawful activity, including violations of the FCPA. We believe to date we have complied in all material respects with the provisions of the FCPA. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants and/or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

We may be subject to liability if private information that we receive is not secure or if we violate privacy laws and regulations.

Because we store, process and use data, some of which contain personal information, we are subject to complex and evolving federal, state and foreign laws and regulations regarding privacy, data protection and other matters. Many of these laws and regulations are subject to constant evolvement and change and uncertain interpretation. Any violation of these laws could result in investigations, claims, changes to our business practices, increased cost of operations and declines in user growth, retention or engagement, any of which could materially adversely affect our business, results of operations and financial condition.

In November 2016, the Standing Committee of the National People’s Congress passed China’s first cybersecurity law, or CSL, which took effect in June 2017. The CSL systematically lays out cybersecurity and data protection regulatory requirements and subjects many previously under-regulated or unregulated activities in cyberspace and data management to government scrutiny. The costs of compliance with and other burdens imposed by CSL may limit the use and adoption of our products and services and could have an adverse impact on our business.

The European Union General Data Protection Regulation 2016/679 (“GDPR”), which came into effect on May 25, 2018, includes operational requirements for companies that receive or process personal data of residents of the European Economic Area. The GDPR establishes new requirements applicable to the processing of personal data (i.e., data which identifies an individual or from which an individual is identifiable), affords new data protection rights to individuals (e.g., the right to erasure of personal data) and imposes penalties for serious data breaches. Individuals also have a right to compensation under the GDPR for financial or non-financial losses. Although we do not conduct any business in the European Economic Area, in the event that residents of the European Economic Area access our website and input protected information, we may become subject to provisions of the GDPR. Compliance with the GDPR will impose additional responsibilities and liabilities in relation to our processing of personal data. The GDPR may require us to change our policies and procedures and, if we are not compliant, could materially adversely affect our business, results of operations and financial condition.

We are also subject to laws restricting disclosure of information relating to our employees. We strive to comply with all applicable laws, policies, legal obligations, and industry codes of conduct relating to privacy, data security, cybersecurity and data protection. However, given that the scope, interpretation, and application of these laws and regulations are often uncertain and may be conflicting, it is possible that these obligations may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another and may conflict with other rules or our practices. Any failure or perceived failure by us or our third-party service-providers to comply with our privacy or security policies or privacy-related legal obligations, or any compromise of security that results in the unauthorized release or transfer of personally identifiable information or other user data, may result in governmental enforcement actions, litigation, or negative publicity, and could have an adverse effect on our business and operating results.

13

Risks Relating to Our Corporate Structure

Our corporate structure, in particular, our Variable Interest Entities (or VIE), and their Agreements (or VIE Agreements), are subject to significant risks, as set forth in the following risk factors.

We depend upon the VIE Agreements in conducting our business in the PRC, which may not be as effective as direct ownership.

Our affiliation with Shuhai Beijing is managed through the VIE Agreements, which agreements may not be as effective in providing us with control over Shuhai Beijing as direct ownership. The VIE Agreements are governed by and would be interpreted in accordance with the PRC laws. They also provide for the resolution of disputes through arbitration pursuant to PRC laws. If Shuhai Beijing fails to perform the obligations under the VIE Agreements, we may have to rely on legal remedies under the PRC law, including seeking specific performance or injunctive relief, and claiming damages. There is a risk that we may be unable to obtain any of these remedies. The legal environment in China is not as developed as in other jurisdictions. As a result, uncertainties in the PRC legal system could limit our ability to enforce the VIE Agreements, or could effect the validity of the VIE Agreements.

We may not be able to consolidate the financial results of some of our affiliated companies or such consolidation could materially adversely affect our operating results and financial condition.

All of our business is conducted through Shuhai Beijing, which is considered a VIE for accounting purposes, and we are considered the primary beneficiary, thus enabling us to consolidate our financial results in our consolidated financial statements. In the event that in the future a company we hold as a VIE no longer meets the definition of a VIE under applicable accounting rules, or we are deemed not to be the primary beneficiary, we would not be able to consolidate line by line that entity’s financial results in our consolidated financial statements for reporting purposes. Also, if in the future an affiliate company becomes a VIE and we become the primary beneficiary, we would be required to consolidate that entity’s financial results in our consolidated financial statements for accounting purposes. If such entity’s financial results were negative, this would have a corresponding negative impact on our operating results for reporting purposes.

Because we rely on the Operation and Intellectual Property Service Agreement with Shuhai Beijing for our revenue, the termination of this agreement would severely and detrimentally affect our continuing business viability under our current corporate structure.

We are a holding company and all of our business operations are conducted through the VIE Agreements. As a result, our revenues rely on dividend payments from Tianjin Information after it receives payments from Shuhai Beijing pursuant to the Operation and Intellectual Property Service Agreement. Shuhai Beijing may terminate the Operation and Intellectual Property Service Agreement for any or no reason at all. Because neither we, nor our subsidiaries, own equity interests of Shuhai Beijing, the termination of the Operation and Intellectual Property Service Agreement would sever our ability to continue receiving payments from Shuhai Beijing under our current holding company structure. While we are currently not aware of any event or reason that may cause the Operation and Intellectual Property Service Agreement to terminate, we cannot assure you that such an event or reason will not occur in the future. In the event that the Operation and Intellectual Property Service Agreement is terminated, this would have a severe and detrimental effect on our continuing business viability under our current corporate structure, which, in turn, may affect the value of your investment.

14

Contractual arrangements entered into by our subsidiary and our PRC operating affiliate may be subject to scrutiny by the PRC tax authorities. Such scrutiny may lead to additional tax liability and fines, which would hinder our ability to achieve or maintain profitability.

Under PRC law, arrangements and transactions among related parties may be subject to audit or challenge by the PRC tax authorities. If any of the transactions entered into by our subsidiary and our PRC operating affiliate are found not to have been conducted on an arm’s-length basis or to result in an unreasonable reduction in tax under PRC law, the PRC tax authorities have the authority to disallow tax savings, adjust the profits and losses of our respective PRC entities and assess late payment interest and penalties.

We conduct our business through Shuhai Beijing by means of VIE Agreements. If the PRC courts or administrative authorities determine that these contractual arrangements do not comply with applicable regulations, we could be subject to severe penalties and our business could be adversely affected. In addition, changes in such PRC laws and regulations may materially and adversely affect our business.

There are uncertainties regarding the interpretation and application of PRC laws, rules and regulations, including but not limited to the laws, rules and regulations governing the validity and enforcement of the contractual arrangements between Tianjin Information and Shuhai Beijing. We have been advised by our PRC counsel, Jingtian & Gongcheng, based on their understanding of the current PRC laws, rules and regulations, that (i) the structure for operating our business in China (including our corporate structure and contractual arrangements with Shuhai Beijing and its shareholders) will not result in any violation of PRC laws or regulations currently in effect; and (ii) the contractual arrangements among Tianjin Information and Shuhai Beijing and its shareholders governed by PRC law are valid, binding and enforceable, and will not result in any violation of PRC laws or regulations currently in effect. However, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations concerning foreign investment in the PRC, and their application to and effect on the legality, binding effect and enforceability of the contractual arrangements. In particular, we cannot rule out the possibility that PRC regulatory authorities, courts or arbitral tribunals may in the future adopt a different or contrary interpretation or take a view that is inconsistent with the opinion of our PRC legal counsel.

If any of our PRC entities or their ownership structure or the contractual arrangements are determined to be in violation of any existing or future PRC laws, rules or regulations, or any of our PRC entities fail to obtain or maintain any of the required governmental permits or approvals, the relevant PRC regulatory authorities would have broad discretion in dealing with such violations, including:

•	revoking the business and operating licenses;

•	discontinuing or restricting the operations;

•	imposing conditions or requirements with which the PRC entities may not be able to comply;

•	requiring us and our PRC entities to restructure the relevant ownership structure or operations;

•	restricting or prohibiting our use of the proceeds from this offering to finance our business and operations in China; or

•	imposing fines.

The imposition of any of these penalties would severely disrupt our ability to conduct business and have a material adverse effect on our financial condition, results of operations and prospects.

15

The shareholders of our VIE may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

Ms. Zhixin Liu and Mr. Fu Liu are majority shareholders of our Company and the shareholders of our VIE, Shuhai Beijing. Ms. Liu is our Chairman, Chief Executive Officer, President, Interim-CFO, Secretary and Treasurer, while Mr. Liu is one of our directors. They may have potential conflicts of interest with us. These shareholders may breach, or cause our VIE to breach, or refuse to renew, the existing contractual arrangements we have with them and our VIE, which would have a material and adverse effect on our ability to effectively control our VIE and receive substantially all the economic benefits from it. For example, the shareholders may be able to cause our agreements with Shuhai Beijing to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor.

Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company. We rely on Ms. Liu and Mr. Liu to abide by the laws of the State of Nevada and China, which provide that directors owe a fiduciary duty to the company that requires them to act in good faith and in what they believe to be the best interests of the company and not to use their position for personal gains. If we cannot resolve any conflict of interest or dispute between us and the shareholders of Shuhai Beijing, we would have to rely on legal proceedings, which could result in disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

The draft Foreign Investment Law proposes sweeping changes to the PRC foreign investment legal regime and will likely to have a significant impact on businesses in China controlled by foreign invested enterprises primarily through contractual arrangements, such as our business.

On January 19, 2015, the PRC Ministry of Commerce (or MOFCOM) published a draft of the PRC Law on Foreign Investment (Draft for Comment), or the Foreign Investment Law, which was open for public comments until February 17, 2015. At the same time, MOFCOM published an accompanying explanatory note of the draft Foreign Investment Law (or the Explanatory Note), which contains important information about the draft Foreign Investment Law, including its drafting philosophy and principles, main content, plans to transition to the new legal regime and treatment of business in China controlled by foreign invested enterprises (or FIEs), primarily through contractual arrangements. The draft Foreign Investment Law is intended to replace the current foreign investment legal regime consisting of three laws: the Sino-Foreign Equity Joint Venture Enterprise Law, the Sino-Foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-Invested Enterprise Law, as well as their respective detailed implementing rules. The draft Foreign Investment Law, if enacted as proposed, may materially impact the viability of our current corporate structure, corporate governance and business operations in many aspects. The draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered a FIE. The draft Foreign Investment Law specifically provides that entities established in China but “controlled” by foreign investors will be treated as FIEs, whereas an entity set up in a foreign jurisdiction would nonetheless be, upon market entry clearance by the Ministry of Commerce, treated as a PRC domestic investor provided that the entity is “controlled” by PRC entities and/or citizens. Once an entity is determined to be a FIE, it will be subject to the foreign investment restrictions or prohibitions set forth in a “catalogue of special administrative measures for foreign investments,” which is classified into the “catalogue of prohibitions” and the “catalogue of restrictions”, to be separately issued by the State Council later. Foreign investors are not allowed to invest in any sector set forth in the catalogue of prohibitions. However, unless the underlying business of the FIE falls within the catalogue of restrictions, which calls for market entry clearance by the Ministry of Commerce, prior approval from governmental authorities as mandated by the existing foreign investment legal regime would no longer be required for establishment of the FIE.

The specifics of the draft Foreign Investment Law’s application to variable interest entity structures have yet to be proposed, but it is anticipated that the draft Foreign Investment Law will regulate variable interest entities. MOFCOM suggests both registration and approval as potential options for the regulation of variable entity structures, depending on whether they are “Chinese” or “foreign-controlled”. One of the core concepts of the draft Foreign Investment Law is “de facto control”, which emphasizes substance over form in determining whether an entity is “Chinese” or “foreign-controlled”. This determination requires considering the nature of the investors that exercise control over the entity. “Chinese investors” are natural persons who are Chinese nationals, Chinese government agencies and any domestic enterprise controlled by Chinese nationals or government agencies. “Foreign investors” are foreign citizens, foreign governments, international organizations and entities controlled by foreign citizens and entities. We are majority controlled by Mr. and Ms. Liu, both of whom are PRC nationals, therefore, it increases the likelihood that our company may be deemed “Chinese” controlled. In its current form, the draft Foreign Investment Law will make it difficult for foreign financial investors, including private equity and venture capital firms, to obtain a controlling interest of a Chinese enterprise in a foreign restricted industry. However, under the proposed new law, we may no longer need to hold interests in our operating affiliate through contractual arrangements and may be able to have control through direct equity ownership.

On April 17, 2018, the Standing Committee of the National People's Congress published its legislation work plan for 2018, according to which the draft Foreign Investment law will be deliberated by the Standing Committee of the National People's Congress in December 2018. However, there are still substantial uncertainties regarding the draft Foreign Investment Law, including, among others, what the actual content of the law will be as well as the adoption timeline or effective date of the final form of the law. While such uncertainties exist, we cannot determine whether the new foreign investment law, when it is adopted and becomes effective, will have a material positive or negative impact on our corporate structure and business.

If any of our affiliated entities becomes the subject of a bankruptcy or liquidation proceeding, we may lose the ability to use and enjoy assets held by such entity, which could materially and adversely affect our business, financial condition and results of operations.

We currently conduct our operations in China through contractual arrangements with our affiliated entities. As part of these arrangements, substantially all of our assets that are important to the operation of our business are held by our affiliated entities. If any of these entities goes bankrupt and all or part of their assets become subject to liens or rights of third-party creditors, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If any of our affiliated entities undergoes a voluntary or involuntary liquidation proceeding, its equity owner or unrelated third-party creditors may claim rights relating to some or all of these assets, which would hinder our ability to operate our business and could materially and adversely affect our business, our ability to generate revenue and the market price of our common stock.

We are a “controlled company” within the meaning of the NASDAQ Stock Market Rules and, as a result, may rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are a “controlled company” as defined under the NASDAQ Stock Market Rules because Mr. Liu and Ms. Liu hold more than 50% of our voting power. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and will rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

•	the requirement that our director nominees must be selected or recommended solely by independent directors; and

•	the requirement that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

As a result, you will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of the NASDAQ Stock Market.

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Risks Associated With Doing Business in China

Changes in the policies of the PRC government could have a significant impact upon the business we may be able to conduct in the PRC and the profitability of our business.

The PRC’s economy is in a transition from a planned economy to a market-oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions within the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, we believe that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While we believe that this trend will continue, there can be no assurance that this will be the case. A change in policies by the PRC government could adversely affect our interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC’s political, economic and social environment.

A slowdown or other adverse developments in the PRC economy may harm our customers and the demand for our services and our products.

All of our operations are conducted in the PRC. Although the PRC economy has grown significantly in recent years, there is no assurance that this growth will continue. A slowdown in overall economic growth, an economic downturn, a recession or other adverse economic developments in the PRC could significantly reduce the demand for our products and services.

If relations between the United States and China worsen, investors may be unwilling to hold or buy our stock and our stock price may decrease.

At various times during recent years, the United States and China have had significant disagreements over political and economic issues. Controversies may arise in the future between these two countries that may affect our economic outlook both in the United States and in China. Any political or trade controversies between the United States and China, whether or not directly related to our business, could reduce the price of our common stock.

We must remit the offering proceeds to China before they may be used to benefit our business in China, and we cannot assure that we can finish all necessary governmental registration processes in a timely manner.

The proceeds of this offering must be sent back to China, and the process for sending such proceeds back to China may take as long as six months after the closing of this offering. In utilizing the proceeds of this offering in the manner described in “Use of Proceeds,” as an offshore holding company of our PRC operating subsidiaries, we may make loans to our PRC subsidiaries, or we may make additional capital contributions to our PRC subsidiaries. Any shareholder loan or additional capital contribution are subject to PRC regulations. For example, loans by us or making additional capital contribution to our subsidiaries in China, which are foreign-invested enterprises, to finance their activities cannot exceed statutory limits, while the shareholder loan must be also registered with the SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of total investment as approved by the Ministry of Commerce or its local counterpart and the amount of registered capital of such foreign-invested company. There is no difference between the total amount of investment and the registered capital for Tianjin Information.

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To remit the proceeds of the offering, we must take the steps legally required under the PRC laws.

In light of the various requirements imposed by PRC regulations on loans to, and direct investment in, PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans by us to our PRC subsidiary or PRC consolidated VIE or with respect to future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity, our ability to fund and expand our business and our common stock.

Future inflation in China may inhibit the profitability of our business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and high rates of inflation. Rapid economic growth can lead to growth in the money supply and rising inflation. If prices for our services and products rise at a rate that is insufficient to compensate for the rise in the costs of supplies, it may have an adverse effect on profitability. These factors have led to the adoption by Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our services and products.

The fluctuation of the Renminbi may have a material adverse effect on your investment.

The change in value of the Renminbi against the U.S. dollar and other currencies is affected by, various factors, such as changes in China’s political and economic conditions. On July 21, 2005, the PRC government changed its decade-old policy of pegging the value of the Renminbi to the U.S. dollar. Under such policy, the Renminbi was permitted to fluctuate within a narrow and managed band against a basket of certain foreign currencies. Later on, the People’s Bank of China has decided to further implement the reform of the RMB exchange regime and to enhance the flexibility of RMB exchange rates. Such changes in policy have resulted in a significant appreciation of the Renminbi against the U.S. dollar since 2005. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in a further and more significant adjustment of the Renminbi against the U.S. dollar.

Any significant appreciation or revaluation of the Renminbi may have a material adverse effect on the value of, and any dividends payable on, shares of our common stock in foreign currency terms. More specifically, if we decide to convert our Renminbi into U.S. dollars, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount available to us. To the extent that we need to convert U.S. dollars we receive from this offering into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive from the conversion. In addition, appreciation or depreciation in the exchange rate of the Renminbi to the U.S. dollar could materially and adversely affect the price of shares of our common stock in U.S. dollars without giving effect to any underlying change in our business or results of operations.

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Restrictions on currency exchange may limit our ability to receive and use our revenue effectively.

Substantially all of our revenue is denominated in Renminbi. As a result, restrictions on currency exchange may limit our ability to use revenue generated in Renminbi to fund any business activities we may have outside China in the future or to make dividend payments to our shareholders in U.S. dollars. Under current PRC laws and regulations, Renminbi is freely convertible for current account items, such as trade and service-related foreign exchange transactions and dividend distributions. However, Renminbi is not freely convertible for direct investment or loans or investments in securities outside China, unless such use is approved by SAFE. For example, foreign exchange transactions under our subsidiary’s capital account, including principal payments in respect of foreign currency-denominated obligations, remain subject to significant foreign exchange controls and the approval requirement of SAFE. These limitations could affect our ability to convert Renminbi into foreign currency for capital expenditures.

Our subsidiaries and affiliated entities in China are subject to restrictions on making dividends and other payments to us.

We are a holding company and rely principally on dividends paid by our subsidiary in China for our cash needs, including paying dividends and other cash distributions to our shareholders to the extent we choose to do so, servicing any debt we may incur and paying our operating expenses. Tianjin Information’s income in turn depends on the service fees paid by our affiliated entities in China. Current PRC regulations permit our subsidiary in China to pay dividends to us only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations. Under the applicable requirements of PRC law, Tianjin Information may only distribute dividends after it has made allowances to fund certain statutory reserves. These reserves are not distributable as cash dividends. In addition, if our subsidiaries or our affiliated entities in China incur debt on their own behalf in the future, the instruments governing the debt may restrict their ability to pay dividends or make other payments to us. Any such restrictions may materially affect such entities’ ability to make dividends or make payments, in service fees or otherwise, to us, which may materially and adversely affect our business, financial condition and results of operations.

Uncertainties with respect to the PRC legal system could have a material adverse effect on us.

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions in a civil law system may be cited as reference but have limited precedential value. Since 1979, newly introduced PRC laws and regulations have significantly enhanced the protections of interest relating to foreign investments in China. However, since these laws and regulations are relatively new and the PRC legal system continues to evolve rapidly, the interpretations of such laws and regulations may not always be consistent, and enforcement of these laws and regulations involves significant uncertainties, any of which could limit the available legal protections.

In addition, the PRC administrative and judicial authorities have significant discretion in interpreting, implementing or enforcing statutory rules and contractual terms, and it may be more difficult to predict the outcome of administrative and judicial proceedings and the level of legal protection we may enjoy in the PRC than under some more developed legal systems. These uncertainties may affect our decisions on the policies and actions to be taken to comply with PRC laws and regulations, and may affect our ability to enforce our contractual or tort rights. In addition, the regulatory uncertainties may be exploited through unmerited legal actions or threats in an attempt to extract payments or benefits from us. Such uncertainties may therefore increase our operating expenses and costs, and materially and adversely affect our business and results of operations.

The PRC’s legal and judicial system may not adequately protect our business and operations and the rights of foreign investors.

The legal and judicial systems in the PRC are still rudimentary, and enforcement of existing laws is uncertain. As a result, it may be impossible to obtain swift and equitable enforcement of laws that do exist, or to obtain enforcement of the judgment of one court by a court of another jurisdiction. The PRC’s legal system is based on the civil law regime, that is, it is based on written statutes. A decision by one judge does not set a legal precedent that is required to be followed by judges in other cases. In addition, the interpretation of Chinese laws may be varied to reflect domestic political changes.

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The promulgation of new laws, changes to existing laws and the pre-emption of local regulations by national laws may adversely affect foreign investors. There can be no assurance that a change in leadership, social or political disruption, or unforeseen circumstances affecting the PRC’s political, economic or social life, will not affect the PRC government’s ability to continue to support and pursue these reforms. Such a shift could have a material adverse effect on our business and prospects.

Because our principal assets are located outside of the United States and all of our directors and officers reside outside the United States, it may be difficult for you to enforce your rights based on U.S. federal securities laws against us and our officers and directors in the U.S. or to enforce a U.S. court judgment against us or them in the PRC.

Our directors and officers reside outside the United States. In addition, our operating subsidiaries are located in the PRC and substantially all of their assets are located outside of the United States. It may therefore be difficult for investors in the United States to enforce their legal rights against us based on the civil liability provisions of the U.S. federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, it may be difficult to enforce such judgments in PRC courts.

We may be required to obtain prior approval of the China Securities Regulatory Commission (or CSRC) of the listing and trading of our common stock.

On August 8, 2006, six PRC regulatory authorities, including the MOFCOM, the State Assets Supervision and Administration Commission, the State Administration of Taxation, State Administration for Industry and Commerce of PRC (or SAIC), CSRC and SAFE, jointly issued the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was amended on June 22, 2009 (or the M&A Rules). The M&A Rules, among other things, require that the listing and trading on an overseas stock exchange of securities in an offshore special purpose vehicle formed for purposes of holding direct or indirect equity interests in PRC companies and controlled directly or indirectly by PRC companies or individuals be approved by the CSRC. On September 21, 2006, the CSRC published on its official website the procedures for such approval process. In particular, certain documents are required to be filed with the CSRC as part of the approval procedures and it could take several months to complete the approval process.

While the implementation and interpretation of the M&A Rules remains unclear, we believe, based on the advice of our PRC counsel, that approval by the CSRC is not required given that:

●	the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation;

●	we did not establish our PRC subsidiary, Tianjin Information, by means of merging with or acquisition of PRC domestic companies; and

●	no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to its regulation.

However, our PRC legal counsel has further advised us that there remains some uncertainty as to how the M&A Rules will be interpreted or implemented in the context of an overseas offering and its opinions summarized above are subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We cannot assure you that the relevant PRC regulatory authorities, including the CSRC, would reach the same conclusion as our PRC counsel. If the CSRC or other PRC regulatory authority subsequently determines that we need to obtain the CSRC’s approval for this registration, we may face sanctions by the CSRC or other PRC regulatory authorities. In such event, these regulatory authorities may, among other things, impose fines and penalties on or otherwise restrict our operations in the PRC or delay or restrict any remittance of the proceeds from this resale registration into the PRC. Any such or other actions taken could have a material adverse effect on our business, financial condition, results of operations, reputation and prospects, and the trading price of our common stock.

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Certain PRC regulations, including the M&A Rules and national security regulations, may require a complicated review and approval process which could make it more difficult for us to pursue growth through acquisitions in China.

The M&A Rules established additional procedures and requirements that could make merger and acquisition activities in China by foreign investors more time-consuming and complex. For example, the MOFCOM must be notified in the event a foreign investor takes control of a PRC domestic enterprise. In addition, certain acquisitions of domestic companies by offshore companies that are related to or affiliated with the same entities or individuals of the domestic companies, are subject to approval by the MOFCOM. In addition, the Implementing Rules Concerning Security Review on Mergers and Acquisitions by Foreign Investors of Domestic Enterprises, issued by the MOFCOM in August 2011, require that mergers and acquisitions by foreign investors in “any industry with national security concerns” be subject to national security review by the MOFCOM. In addition, any activities attempting to circumvent such review process, including structuring the transaction through a proxy or contractual control arrangement, are strictly prohibited.

There is significant uncertainty regarding the interpretation and implementation of these regulations relating to merger and acquisition activities in China. In addition, complying with these requirements could be time-consuming, and the required notification, review or approval process may materially delay or affect our ability to complete merger and acquisition transactions in China. As a result, our ability to seek growth through acquisitions may be materially and adversely affected.

In addition, if the MOFCOM determines that we should have obtained its approval for our entry into contractual arrangements with our affiliated entities, we may be required to file for remedial approvals. There is no assurance that we would be able to obtain such approval from the MOFCOM. We may also be subject to administrative fines or penalties by the MOFCOM that may require us to limit our business operations in the PRC, delay or restrict the conversion and remittance of our funds in foreign currencies into the PRC or take other actions that could have material and adverse effect on our business, financial condition and results of operations.

PRC regulation of loans and direct investment by offshore holding companies to PRC entities may delay or prevent us from making loans or additional capital contributions to our PRC subsidiary and affiliated entities, which could harm our liquidity and our ability to fund and expand our business.

As an offshore holding company of our PRC subsidiary, we may (i) make loans to our PRC subsidiary and affiliated entities, (ii) make additional capital contributions to our PRC subsidiary, (iii) establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, and (iv) acquire offshore entities with business operations in China in an offshore transaction. However, most of these uses are subject to PRC regulations and approvals. For example:

•	loans by us to our wholly-owned subsidiary in China, which is a foreign-invested enterprise, cannot exceed statutory limits and must be registered with the State Administration of Foreign Exchange of the PRC (or SAFE) or its local counterparts;

•	loans by us to our affiliated entities, which are domestic PRC entities, over a certain threshold must be approved by the relevant government authorities and must also be registered with SAFE or its local counterparts; and

•	capital contributions to our wholly-owned subsidiary must file a record with the MOFCOM or its local counterparts and shall also be limited to the difference between the registered capital and the total investment amount.

We cannot assure you that we will be able to obtain these government registrations or filings on a timely basis, or at all. If we fail to finish such registrations or filings, our ability to use the proceeds from this offering and to capitalize our PRC subsidiary’s operations may be adversely affected, which could adversely affect our liquidity and our ability to fund and expand our business.

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On March 30, 2015, the State Administration of Foreign Exchange (SAFE) promulgated a notice relating to the administration of foreign-invested company of its capital contribution in foreign currency into Renminbi (Hui Fa [2015]19) (or Circular 19). Although Circular 19 has fastened the administration relating to the settlement of exchange of foreign-investment, allows the foreign-invested company to settle the exchange on a voluntary basis, it still requires that the bank review the authenticity and compliance of a foreign-invested company’s settlement of exchange in previous time, and the settled in Renminbi converted from foreign currencies shall deposit on the foreign exchange settlement account, and shall not be used for several purposes as listed in the “negative list”. As a result, the notice may limit our ability to transfer funds to our operations in China through our PRC subsidiary, which may affect our ability to expand our business. Meanwhile, the foreign exchange policy is unpredictable in China, it shall be various with the nationwide economic pattern, the strict foreign exchange policy may have an adverse impact in our capital cash and may limit our business expansion.

Governmental control of the convertibility of Renminbi and restrictions on the transfer of cash into and out of China may constrain our liquidity and adversely affect our ability to use cash in our operation.

The PRC government also imposes controls on the convertibility of the Renminbi into foreign currencies. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from SAFE, by complying with certain procedural requirements. Approvals from appropriate government authorities is required where Renminbi is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may, at its discretion, impose any restriction on access of foreign currencies for current account transactions.

As an offshore holding company of our PRC subsidiary, the majority of our income is received in Renminbi. If the PRC government imposes restrictions on access of foreign currencies for current account transactions, we may not be able to pay dividends in foreign currencies to our shareholders.

A failure by the beneficial owners of our shares who are PRC residents to comply with certain PRC foreign exchange regulations could restrict our ability to distribute profits, restrict our overseas and cross-border investment activities and subject us to liability under PRC law.

SAFE has promulgated regulations, including the Notice on Relevant Issues Relating to Domestic Residents’ Investment and Financing and Round-Trip Investment through Special Purpose Vehicles (or SAFE Circular No. 37), effective on July 4, 2014, and its appendices, that require PRC residents, including PRC institutions and individuals, to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing, with such PRC residents’ legally owned assets or equity interests in domestic enterprises or offshore assets or interests, referred to in SAFE Circular No. 37 as a “special purpose vehicle.” SAFE Circular No. 37 further requires amendment to the registration in the event of any significant changes with respect to the special purpose vehicle, such as increase or decrease of capital contributed by PRC individuals, share transfer or exchange, merger, division or other material event. In the event that a PRC shareholder holding interests in a special purpose vehicle fails to fulfill the required SAFE registration, the PRC subsidiaries of that special purpose vehicle may be prohibited from making profit distributions to the offshore parent and from carrying out subsequent cross-border foreign exchange activities, and the special purpose vehicle may be restricted in its ability to contribute additional capital into its PRC subsidiary. Further, failure to comply with the various SAFE registration requirements described above could result in liability under PRC law for foreign exchange evasion.

These regulations apply to our direct and indirect shareholders who are PRC residents and may apply to any offshore acquisitions or share transfers that we make in the future if our shares are issued to PRC residents. However, in practice, different local SAFE branches may have different views and procedures on the application and implementation of SAFE regulations, and since SAFE Circular No. 37 was relatively new, there remains uncertainty with respect to its implementation. We have requested PRC residents who we know currently hold direct or indirect interests in our company to make the necessary applications, filings and amendments as required under SAFE Circular No. 37 and other related rules. However, we cannot assure you that these individuals or any other direct or indirect shareholders or beneficial owners of our company who are PRC residents will be able to successfully complete the registration or update the registration of their direct and indirect equity interest as required in the future. If they fail to make or update the registration, our shareholders could be subject to fines and legal penalties, and SAFE could restrict our cross-border investment activities and our foreign exchange activities, including restricting our PRC subsidiary’s ability to distribute dividends to, or obtain loans denominated in foreign currencies from, our company, or prevent us from paying dividends. As a result, our business operations and our ability to make distributions to you could be materially and adversely affected.

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We may be subject to fine due to our insufficient payment of the social insurance and housing fund of the employees.

Pursuant to the Social Insurance Law of China effective from July 1, 2011, and the Housing Provident Fund Regulation which was amended and became effective on March 24, 2002, employers in China shall register with relevant social insurance agency and relevant housing provident fund management center and open special housing provident fund accounts for each of their employees, and pay contributions to the social insurance plan and the housing provident fund for their employees, such contribution amount payable shall be calculated based on the employee’s actual salary in accordance with the relevant regulations. In case the employer failed to make sufficient payment of the social insurance, it may be subject to fine up to 3 times of the insufficient amount. If the employer failed to register with relevant housing provident fund management center or failed to open special housing provident fund accounts for the employees within the ordered time limit, a fine of not less than RMB10,000 nor more than RMB50,000 may be imposed. In addition, if the employer fails to pay sufficient contributions to housing provident fund as required, the housing provident fund management center shall order it to make the payment and deposit within a prescribed time limit; where the payment has not been made after the expiration of the time limit, the housing provident fund management center may request the people’s court for compulsory enforcement. On July 20, 2018, the General Office of the Communist Party of China and the General Office of the State Council jointly issued the Reform Plan on Tax Collection and Administration Systems for Local Offices of the State Administration of Taxation and Local Taxation Bureaus, according to which the collection and administration of social insurance will be transferred from the social insurance departments to competent tax authorities, and the supervision over the payment of social insurance will be significantly strengthened in the way that an enterprise must pay social insurance for its employees based on their overall salary at certain legally required rates. If we are fined due to insufficient payment of the social insurance and housing fund of the employees, our business operations could be materially and adversely affected.

You may face difficulties in protecting your interests and exercising your rights as a stockholder of ours since we conduct substantially all of our operations in China and all of our officers and directors reside in China.

We conduct substantially all of our operations in China through Shuhai Beijing, our consolidated VIE in China. All of our current officers and directors reside outside the United States and substantially all of the assets of those persons are located outside of the United States. Because of this factor, it may be difficult for you to conduct due diligence on our company, our executive officers or directors and attend stockholders meetings if the meetings are held in China. As a result, our public stockholders may have more difficulty in protecting their interests through actions against our management, directors or major stockholders than would stockholders of a corporation doing business entirely or predominantly within the United States.

You may experience difficulties in protecting your rights through the United States courts.

Currently, substantially all of our operations are conducted in China and substantially all of our assets are located in China. All of our officers are nationals or residents of the PRC and a substantial portion of their assets are located outside the United States. As a result, it may be difficult for a stockholder to effect service of process within the United States upon these persons, or to enforce judgments against us which are obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

In addition, it may be difficult or impossible for you to effect service of process within the United States upon us our directors and officers in the event that you believe that your rights have been violated under United States securities laws or otherwise. Even if you are successful in effecting service of process and bringing an action of this kind, the laws of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. There is no statutory recognition in the PRC of judgments obtained in the United States.

Increases in labor costs in the PRC may adversely affect our business and our profitability.

The economy of China has been experiencing significant growth, leading to inflation and increased labor costs. China’s overall economy and the average wage in the PRC are expected to continue to grow. Future increases in China’s inflation and material increases in the cost of labor may materially and adversely affect our profitability and results of operations.

To the extent that our independent registered public accounting firm’s audit documentation related to their audit reports for our company are located in China, the PCAOB may not be able inspect such audit documentation and, as such, you may be deprived of the benefits of such inspection.

Our independent registered public accounting firm issued an audit opinion on the financial statements included in this prospectus filed with the SEC and will issue audit reports related to our company in the future. As auditors of companies that are traded publicly in the United States and a firm registered with the PCAOB, our auditor is required by the laws of the United States to undergo regular inspections by the PCAOB. However, to the extent that our auditor’s work papers are or become located in China, such work papers will not be subject to inspection by the PCAOB because the PCAOB is currently unable to conduct inspections without the approval of the Chinese authorities. Inspections of certain other firms that the PCAOB has conducted outside of China have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct inspections of our auditors’ work papers in China would make it more difficult to evaluate the effectiveness of our auditor’s audit procedures or quality control procedures as compared to auditors outside of China that are subject to PCAOB inspections. Investors may consequently lose confidence in our reported financial information and procedures and the quality of our financial statements. As a result, our investors may be deprived of the benefits of PCAOB’s oversight of our auditors through such inspections.

We may be subject to intellectual property infringement claims, which may force us to incur substantial legal expenses and, if determined adversely to us, materially disrupt our business.

Internet and technology companies are frequently involved in litigation based on allegations of infringement of intellectual property rights, unfair competition, invasion of privacy, defamation and other violations of third-party rights. The validity, enforceability and scope of protection of intellectual property in Internet-related industries, particularly in China, are uncertain and still evolving. In addition, many parties are actively developing and seeking protection for Internet-related technologies, including seeking patent protection. There may be patents issued or pending that are held by others that cover significant aspects of our technologies, products, business methods or services. As we face increasing competition and as litigation becomes more common in China in resolving commercial disputes, we face a higher risk of being the subject of intellectual property infringement claims.

In particular, if we are found to have violated the intellectual property rights of others, we may be enjoined from using such intellectual property, may be ordered to pay damages or fines, and may incur licensing fees or be forced to develop alternatives. We may incur substantial expense in defending against third party infringement claims, regardless of their merit. Successful infringement claims against us may result in substantial monetary liability or may materially disrupt the conduct of our business by restricting or prohibiting our use of the intellectual property in question. Any intellectual property litigation could have a material adverse effect on our business, financial condition or results of operations.

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Risks Relating to This Offering and Our Common Stock

Our majority stockholders will control our Company for the foreseeable future, including the outcome of matters requiring shareholder approval.

Our officers and directors collectively hold approximately 78% beneficial ownership of our Company. Two directors are members of the same family. As a result, such individuals will have the ability, acting together, to control the election of our directors and the outcome of corporate actions requiring shareholder approval, such as: (i) a merger or a sale of our Company, (ii) a sale of all or substantially all of our assets, and (iii) amendments to our articles of incorporation and bylaws. This concentration of voting power and control could have a significant effect in delaying, deferring or preventing an action that might otherwise be beneficial to our other shareholders and be disadvantageous to our shareholders with interests different from those individuals. These individuals also have significant control over our business, policies and affairs as officers and directors of our Company. Therefore, you should not invest in reliance on your ability to have any control over our Company.

An active and visible trading market for our common stock may not develop.

We cannot predict whether an active market for our common stock will develop in the future. In the absence of an active trading market:

•	Investors may have difficulty buying and selling or obtaining market quotations;

•	Market visibility for our common stock may be limited; and

•	A lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

The trading price of our common stock is subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts’ earnings estimates, announcements of innovations by us or our competitors, general conditions in the industry in which we operate and other factors. These fluctuations, as well as general economic and market conditions, may have a material or adverse effect on the market price of our common stock.

The market price for our common stock may be volatile.

The market price for our common stock may be volatile and subject to wide fluctuations due to factors such as:

•	the perception of U.S. investors and regulators of U.S. listed Chinese companies;
•	actual or anticipated fluctuations in our quarterly operating results;
•	changes in financial estimates by securities research analysts;

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•	negative publicity, studies or reports;
•	conditions in Chinese and global cybersecurity product markets;
•	our capability to match and compete with technology innovations in the industry;
•	changes in the economic performance or market valuations of other companies in the same industry;
•	announcements by us or our competitors of acquisitions, strategic partnerships, joint ventures or capital commitments;
•	addition or departure of key personnel;
•	fluctuations of exchange rates between RMB and the U.S. dollar; and
•	general economic or political conditions in or impacting China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Our common stock is thinly traded and you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

Our common stock is “thinly-traded,” meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent. This situation may be attributable to a number of factors, including the fact that we are relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and might be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. Broad or active public trading market for our common stock may not develop or be sustained.

If you purchase our securities in this offering, you will incur immediate and substantial dilution in the net tangible book value of your investment.

The public offering price for this offering is substantially higher than the net tangible book value per share of our securities. Our net tangible book value attributable to shareholders at June 30, 2018 was $1,172,234, or approximately $0.06 per share. Investors purchasing shares of common stock in this offering will pay a price per share that substantially exceeds our net tangible book value. As a result, investors purchasing shares in this offering will incur immediate dilution of $3.72 per share, based on a public offering price of $4.00 per share.

Our common stock may be considered a “penny stock,” and thereby be subject to additional sale and trading regulations that may make it more difficult to sell.

Our common stock may be considered to be a “penny stock” if it does not qualify for one of the exemptions from the definition of “penny stock” under Section 3a51-1 of the Exchange Act, as amended. Our common stock may be a “penny stock” if it meets one or more of the following conditions: (i) the stock trades at a price less than $5.00 per share; (ii) it is NOT traded on a “recognized” national exchange; (iii) it is not quoted on the NASDAQ Capital Market, or even if so, has a price less than $5.00 per share; or (iv) is issued by a company that has been in business less than three years with net tangible assets less than $5 million. The principal result or effect of being designated a “penny stock” is that securities broker-dealers participating in sales of our common stock will be subject to the “penny stock” regulations set forth in Rules 15-2 through 15g-9 promulgated under the Exchange Act. For example, Rule 15g-2 requires broker-dealers dealing in penny stocks to provide potential investors with a document disclosing the risks of penny stocks and to obtain a manually signed and dated written receipt of the document at least two business days before effecting any transaction in a penny stock for the investor’s account. Moreover, Rule 15g-9 requires broker-dealers in penny stocks to approve the account of any investor for transactions in such stocks before selling any penny stock to that investor. This procedure requires the broker-dealer to: (i) obtain from the investor information concerning his or her financial situation, investment experience and investment objectives; (ii) reasonably determine, based on that information, that transactions in penny stocks are suitable for the investor and that the investor has sufficient knowledge and experience as to be reasonably capable of evaluating the risks of penny stock transactions; (iii) provide the investor with a written statement setting forth the basis on which the broker-dealer made the determination in (ii) above; and (iv) receive a signed and dated copy of such statement from the investor, confirming that it accurately reflects the investor’s financial situation, investment experience and investment objectives. Compliance with these requirements may make it more difficult and time consuming for holders of our common stock to resell their shares to third parties or to otherwise dispose of them in the market or otherwise.

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FINRA sales practice requirements may also limit your ability to buy and sell shares of our common stock, which could depress the price of shares of our common stock.

FINRA rules require broker-dealers to have reasonable grounds for believing that an investment is suitable for a customer before recommending that investment to the customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status and investment objectives, among other things. Under interpretations of these rules, FINRA believes that there is a high probability such speculative low-priced securities will not be suitable for at least some customers. Thus, FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell shares of our common stock, have an adverse effect on the market for shares of our common stock, and thereby depress price of our common stock.

You may face significant restrictions on the resale of your shares of our common stock due to state “blue sky” laws.

Each state has its own securities laws, often called “blue sky” laws, which (1) limit sales of securities to a state’s residents unless the securities are registered in that state or qualify for an exemption from registration, and (2) govern the reporting requirements for broker-dealers doing business directly or indirectly in the state. Before a security is sold in a state, there must be a registration in place to cover the transaction, or it must be exempt from registration. The applicable broker-dealer must also be registered in that state.

We do not know whether our securities will be registered or exempt from registration under the laws of any state. A determination regarding registration will be made by those broker-dealers, if any, who agree to serve as market makers for our common stock. We have not yet applied to have our securities registered in any state and will not do so until we receive expressions of interest from investors resident in specific states after they have viewed this prospectus. There may be significant state blue sky law restrictions on the ability of investors to sell, and on purchasers to buy, our securities. You should therefore consider the resale market for our common stock to be limited, as you may be unable to resell your shares without the significant expense of state registration or qualification.

Potential future sales under Rule 144 may depress the market price for our common stock.

In general, under Rule 144, a person who has satisfied a minimum holding period of between six months to one-year, as well as meeting any other applicable requirements of Rule 144, may thereafter sell such shares publicly. Therefore, the possible sale of unregistered shares may, in the future, have a depressive effect on the price of our common stock in the over-the-counter market.

Volatility in our common stock price may subject us to securities litigation.

The market for our common stock may have, when compared to seasoned issuers, significant price volatility and we expect that our share price may continue to be more volatile than that of a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

We are not likely to pay cash dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any cash dividends in the foreseeable future, but will review this policy as circumstances dictate. Should we determine to pay dividends in the future, our ability to do so will depend upon the receipt of dividends or other payments from Shuhai Beijing. Shuhai Beijing may, from time to time, be subject to restrictions on its ability to make distributions to us, including restrictions on the conversion of RMB into U.S. dollars or other hard currency and other regulatory restrictions.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. In addition, you are directed to factors discussed in the Business section and in the Management’s Discussion of Financial Condition and Results of Operations section and those discussed elsewhere in this prospectus. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include, without limitation:

●	our ability to establish our business model and generate revenue and profit;

●	our ability to expand our business model;

●	our ability to manage or expand operations and to fill customers’ orders on time;

●	our ability to maintain adequate control of our expenses as we seek to grow;

●	our ability to establish or protect our intellectual property;

●	the impact of significant government regulation in China;

●	our ability to implement marketing and sales strategies and adapt and modify them as needed; and

●	our implementation of required financial, accounting and disclosure controls and procedures and related corporate governance policies.

Although the forward-looking statements included herein, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including by the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

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USE OF PROCEEDS

After deducting the underwriting discounts and commissions and estimated expenses of this offering payable by us, we expect net proceeds from this offering of approximately $4.7 million based on a public offering price of $4.00 per share. If the underwriters fully exercise the over-allotment option, net proceeds from this offering of approximately $5.6 million. The net proceeds from this offering must be remitted to China before we will be able to use the funds to grow our business. The procedure to remit funds may take several months after completion of this offering, and we will be unable to use the offering proceeds in China until remittance is completed. See “Risk Factors – We must remit the offering proceeds to China before they may be used to benefit our business in China, and we cannot assure that we can finish all necessary governmental registration process in a timely manner.”

We intend to use the net proceeds of this offering as follows after we complete the remittance process:

•	Approximately 12.5% for product innovation and development;

•	Approximately 50% for product manufacturing;

•	Approximately 25% for marketing and expansion; and

•	Approximately 12.5% for general working capital.

The precise amounts and percentage of proceeds we devote to particular categories of activity, and their priority of use, will depend on prevailing market and business conditions as well as on the nature of particular opportunities that may arise from time to time. Accordingly, we reserve the right to change the use of proceeds that we presently anticipate and describe herein. Pending remitting the offering proceeds to China, we intend to invest our net proceeds in short-term, interest bearing, and investment-grade obligations.

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DIVIDEND POLICY

We do not anticipate paying dividends on our common stock at any time in the foreseeable future. Our Board of Directors currently plans to retain earnings for the development and expansion of our business. Any future determination as to the payment of dividends will be at the discretion of our Board of Directors and will depend on a number of factors including future earnings, capital requirements, financial conditions and such other factors as the Board may deem relevant.

In addition, due to various restrictions under PRC laws on the distribution of dividends by a Wholly Foreign-owned Enterprise, we may not be able to pay dividends to our shareholders. The Wholly Foreign-owned Enterprise Law (as amended in 2016), and the Wholly Foreign-owned Enterprise Law Implementing Rules (as amended in 2014), and the Company Law of the PRC (as amended in 2013 and in 2018, respectively), contain the principal regulations governing dividend distributions by wholly foreign owned enterprises. Under these regulations, wholly foreign owned enterprises may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. Additionally, such companies are required to set aside at least 10% of their accumulated profits each year, if any, to fund certain reserve funds until such time as the accumulated reserve funds reach and remain above 50% of the registered capital amount. These reserves are not distributable as cash dividends except in the event of liquidation and cannot be used for working capital purposes. Furthermore, if our subsidiaries and affiliates in China incur debt on their own in the future, the instruments governing the debt may restrict our ability to pay dividends or make other payments. If we or our subsidiaries and affiliates are unable to receive all of the revenues from our operations through the current contractual arrangements, we may be unable to pay dividends on our common stock.

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CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2018:

•	on an actual basis; and

•

a pro forma basis giving effect to the sale of 1,450,000 shares of common stock in this offering at a public offering price of $4.00 per share, after deducting the commissions and discounts payable to the underwriter and estimated offering expenses payable by us.

You should read this table in conjunction with our financial statements and related notes appearing elsewhere in this prospectus and the information under “Use of Proceeds” and “Description of Securities.” The translation rates applied to the balance sheet amounts as of September 30, 2018 and income statement amounts for the three months ended September 30, 2018 were RMB 6.8665 to $1.00 and RMB 6.8031 to $1.00, respectively. The translation rates applied to the balance sheet amounts as of June 30, 2017 and income statement accounts for the 12 months ended June 30, 2017 were RMB 6.7769 to $1.00 and RMB 6.8113 to $1.00, respectively. The translation rates applied to the balance sheet amounts as of June 30, 2018 and income statement accounts for the 12 months ended June 30, 2018 were RMB 6.6553 to $1.00 and RMB 6.6667 to $1.00, respectively.

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the offering price of our common stock and other terms of this offering determined at pricing. You should read this table in conjunction with our financial statements and notes thereto included in this prospectus, and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of September 30, 2018
	Actual	Pro Forma Adjusted for this Offering
Long-term debt	$-	$-
Share capital (19,254,846 shares of common stock issued and outstanding, actual; 20,704,846 shares of common stock issued and outstanding, as adjusted)	19,255	20,705
Additional Paid-in Capital(1)	5,365,683	10,061,407
Accumulated deficit	(4,496,606)	(4,496,606)
Accumulated Other Comprehensive Income	202,368	202,368
Total Shareholders’ Equity	1,090,700	5,787,874
Total Capitalization	$1,090,700	$5,787,874

(1)	If the underwriters’ over-allotment option to purchase additional shares of common stock from us was exercised in full, pro forma (i) common stock would be 20,922,346 shares, (ii) additional paid-in capital would be $10,931,189, (iii) total stockholders’ equity would be $6,657,874 and (iv) total capitalization would be $6,657,874.

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DILUTION

If you invest in our common stock, your interest will be diluted to the extent of the difference between the offering price per share of common stock and the pro forma net tangible book value per share of common stock after the offering. Dilution results from the fact that the common stock offering price per share is substantially in excess of the book value per share of common stock attributable to the existing shareholders for our presently outstanding common stock. Our net tangible book value attributable to shareholders at September 30, 2018 was $1,063,384, or approximately $0.06 per share. Net tangible book value per share of common stock as of September 30, 2018 represents the amount of total tangible assets less goodwill, acquired intangible assets and total liabilities, divided by the number of shares of common stock outstanding.

The dilution in net tangible book value per share to new investors, represents the difference between the amount per share paid by purchasers of shares in this offering and the pro forma net tangible book value per share immediately after completion of this offering. After giving effect to the sale of the 1,450,000 shares being sold pursuant to this offering at a public offering price of $4.00 per share and after deducting the underwriting discount and commission payable by us in the amount of $435,000 and estimated offering expenses in the amount of approximately $0.7 million, our pro forma net tangible book value would be approximately $5.8 million or $0.28 per share of common stock. This represents an immediate increase in net tangible book value of $0.22 per share to existing shareholders and an immediate and substantial dilution in net tangible book value of $3.72 per share to new investors purchasing shares in this offering.

The following table sets forth the estimated net tangible book value per share of common stock after the offering and the dilution to persons purchasing common stock based on the foregoing offering assumptions.

As of September 30, 2018
Public offering price per share	$4.00
Net tangible book value per share as of September 30, 2018	$0.06
Increase in pro forma net tangible book value per share attributable to price paid by new investors	$0.22
Pro forma net tangible book value per share after this offering	$0.28
Dilution in pro forma net tangible book value per share to new investors in this offering	$3.72

You will experience further dilution if the underwriters exercise their over-allotment option. If the underwriters exercise their over-allotment option in full, the pro forma net tangible book value per share would be $0.32 per share, and the dilution per share to new investors in this offering would be $3.68 per share.

The following table sets forth, on an as adjusted basis as of September 30, 2018, the difference between the number of common stock purchased from us, the total cash consideration paid, and the average price per share paid by our existing shareholders and by new public investors before deducting underwriting discounts and commissions and estimated offering expenses payable by us, using a public offering price of $4.00 per share:

	Shares Purchased		Total Cash Consideration
	Number	Percent	Amount		Percent	Average Price Per Share
Existing shareholders	19,254,846	93%	5,384,938	*	48%	0.28
New investors from public offering	1,450,000	7%	5,800,000		52%	4.00
Total	20,704,846	100%	11,184,938		100%	0.54

* Total consideration represents historical capital contribution attributable to controlling shareholders of the Company, our subsidiaries and VIEs.

After giving effect to the sale of common stock in this offering by us, if the underwriters exercise in full their over-allotment option, our existing shareholders would own 92% and purchasers of common stock in this offering would own 8% of the total number of shares of common stock outstanding upon completion of this offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF

OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read together with our consolidated financial statements and the notes thereto and other financial information, which are included elsewhere in this registration statement. Our financial statements have been prepared in accordance with U.S. generally accepted accounting principles.

This section contains forward-looking statements. These forward-looking statements are subject to various factors, risks and uncertainties that could cause actual results to differ materially from those reflected in these forward-looking statements. Further, as a result of these factors, risks and uncertainties, the forward-looking events may not occur. Relevant factors, risks and uncertainties include, but are not limited to, those discussed in “Business,” “Risk Factors” and elsewhere in this registration statement. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s beliefs and opinions as of the date of this registration statement. We are not obligated to publicly update or revise any forward looking statements, whether as a result of new information, future events or otherwise. See “Cautionary Note Regarding Forward-Looking Statements.”

Overview

We were incorporated in the State of Nevada on September 26, 2014 under the name Rose Rock Inc. (“Rose Rock”) and changed our name to Datasea Inc. on May 27, 2015 by amending our articles of incorporation.

On October 29, 2015, we entered into a share exchange agreement (the “Exchange Agreement”) with the shareholders (the “Shareholders”) of Shuhai Information Skill (HK) Limited (“Shuhai Skill (HK)”), a limited liability company incorporated on May 15, 2015 under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”). Pursuant to the terms of the Exchange Agreement, the Shareholders, who together own 100% of the ownership rights in Shuhai Skill (HK), transferred all of the issued and outstanding ordinary shares of Shuhai Skill (HK) to us in exchange for the issuance of an aggregate of 20,000,000 shares of Common Stock (giving effect to the Forward Split on November 12, 2015 but without giving effect to the reverse stock split that became effective on May 1, 2018) thereby causing Shuhai Skill (HK) and its wholly owned subsidiaries, Tianjin Information Sea Information Technology Co., Ltd. (“Tianjin Information”), a limited liability company incorporated under the laws of the PRC, and Harbin Information Sea Information Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC, to become our wholly-owned subsidiaries, and Shuhai Information Technology Co., Ltd., also a limited liability company incorporated under the laws of the PRC (“Shuhai Beijing”), to become our variable interest entity (“VIE”) through a series of contractual agreements between Shuhai Beijing and Tianjin Information. The transaction was accounted for as a reverse merger, with Shuhai Skill (HK) and its subsidiaries being the accounting survivor. Accordingly, the historical financial statements presented are those of Shuhai Skill (HK) and its consolidated subsidiaries.

On October 29, 2015, Rose Rock’s founder, Xingzhong Sun, sold his remaining 5,000,000 shares of common stock of Rose Rock to Zhixin Liu. Following the transaction, Zhixin Liu and her father, Fu Liu, beneficially owned approximately 81.82% of the outstanding shares of our common stock. As of October 29, 2015, there were 55,000,000 (giving effect to the Forward Split on November 12, 2015 but without giving effect to the reverse stock split that became effective on May 1, 2018) shares of common stock issued and outstanding, 45,000,000 of which were owned by Zhixin Liu and Fu Liu.

On November 12, 2015, we effected a five-for-one forward split (the “Forward Split”) of the common stock, pursuant to which each shareholder of our Company was issued five shares of common stock in exchange for each share of their then-issued common stock. In conjunction with the Forward Split, our authorized shares of common stock increased from 75,000,000 shares to 375,000,000 shares. Immediately following the Forward Split, we had a total of 55,000,000 issued and outstanding shares of common stock (giving effect to the Forward Split on November 12, 2015 but without giving effect to the reverse stock split that became effective on May 1, 2018).

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Following the reverse merger, our Company, through our consolidated subsidiaries, is in the business of providing Internet security products, new media advertising, micro-marketing, and data analysis services in the PRC.

We started to sell our products during the calendar year 2016. In January 2016, we secured a government procurement contract with the Bureau of Public Security of Daqing City in Heilongjiang Province, China. Pursuant to the contract, we installed wireless internet terminal collection equipment and 3G wireless network cards, as well as provided training services related to the use of the equipment for a total contract price of RMB1,050,000 (approximately $157,499). The project was accepted by the customer in the quarter ended December 31, 2016.

We recognized $9,034 and $131,757 of revenue in connection with the project during the years ended June 30, 2018 and 2017, respectively.

We believe that the increased demand for security equipment and related services in China, presents a great opportunity for our Company to establish and grow its business in the next twelve months.

Since 2017, we have focused on the development of its “Safe Campus” program that uses our Xin Platform to provide teachers, students and families with comprehensive campus information, student safety management and integrated education information. As of the date of this prospectus, we have signed agreements with 27 schools in six provinces, to use the “Safe Campus” program. Pursuant to these agreements, we provide equipment such as smart student ID cards, PC terminals, RFID devices and relevant applications and software to the schools for free. In return, we have the right to post advertisements, operate an online shopping space and collect the data stored on the equipment and the platform. All the equipment is allowed to be used solely for our designed purpose. The terms of the agreements vary from school to school. We have begun to implement the system as well as to further introduce this program to more schools. With the increase in user base, we hope to generate revenue from sales of advertisements via its program.

Recent Developments

On March 15, 2018, we entered into a banking service direct sales cooperation agreement with China Minsheng Bank. Pursuant to the Minsheng Agreement, we will establish a portal on our “Xin Platform” through which the platform users may purchase financial products offered by China Minsheng Bank. In consideration, China Minsheng Bank will pay us service fees calculated based on the amount of the financial products the platform users purchase and hold. For each specific product, the service fee will be calculated according to the following formula:

T-days service fee = annual rate (0.12%) × the amount of the financial products the platform users maintain as of day (T-1) × net value of the financial product ÷ 365

The Minsheng Agreement has a term of two years and will be automatically extended one more year if neither party terminates the Minsheng Agreement within the last month of the initial two-year term.

In March and April 2018, we entered into six membership service agreements with five entities and one individual, three of which are stockholders of our company, and eleven agency agreements with eleven individuals, nine of which are stockholders of our company. Pursuant to the membership service agreements, we offer member management services through our Xin Platform APP and charge the entering parties a service fee of RMB1,000 (approximately $150) per member. Pursuant to the agency agreements, the agents are authorized as agents to market Xin Platform APP in specific areas of China. Each agent is required to pay a Xin Platform APP usage fee of $750 and deposit $750 in financial products offered by China Minsheng Bank via Xin Platform APP. Each agent will receive $8 for each customer that applies for a credit card of China Minsheng Bank via Xin Platform APP.

On April 12, 2018, our board of directors and stockholders approved a one-for-three reverse stock split of our issued and outstanding shares of common stock, which became effective on May 1, 2018, decreasing the number of outstanding shares from 57,511,771 to 19,170,827. Subsequent to the split, the number of our outstanding shares increased from to 19,170,827 to 19,170,846 to accommodate certain shareholders’ positions due to rounding elections payable at the beneficial owner level. Unless otherwise stated, all shares and per share amounts in this prospectus have been retroactively adjusted to give effect to this stock split.

On August 22, 2018, our Board and majority stockholders adopted the Company’s 2018 Equity Incentive Plan under which we may award up to a maximum of 4,000,000 shares of common stock to attract and retain personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. No awards have been granted under the 2018 Plan as of the date of this Report, but our Board or a designated committee thereof will have the ability in its discretion from time to time to make awards under the 2018 Plan, including to our officers and directors.

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Results of Operations

Three Months Ended September 30, 2018 and 2017

Revenue

We did not generate any revenue during three months ended September 30, 2018, as compared to $8,994 of revenue from the services rendered to the Daqing project for the three months ended September 30, 2017. During 2017, we suspended our marketing efforts on the cybersecurity program in order to focus our resources on the “Safe Campus” and “Smart Elevator” programs. As such, until we decide to resume our marketing efforts for the cyber security program, it is unlikely we will secure additional government procurement contracts or generate additional revenues under this program.

Cost of Goods and Gross Profit

We recorded $7,434 and $21 of cost of goods sold for the three months ended September 30, 2018 and 2017, respectively.

We had gross deficit of $7,434 and gross profit of $8,973 for the three months ended September 30, 2018 and 2017, respectively.

Selling, General and Administrative Expenses:

Selling expenses were $76,879 and $34,379 for the three months ended September 30, 2018 and 2017, respectively. The increase in selling expense during three months ended September 30, 2018 was primarily due to an increase in salaries since the Company hired more employees to market the Company’s products.

For the three months ended September 30, 2018 and 2017, general and administrative expenses were $226,571 and $312,552. This increase was primarily due to an increase in salaries since the Company hired more employees to work on the “Safe Campus” and “Smart Elevator” programs during the three months ended September 30, 2017.

We incurred research and development expenses of $62,771 and $94,560 during three months ended September 30, 2018 and 2017, respectively to advance our “Safe Campus” and “Smart Elevator” programs.

Net Loss

As a result of the foregoing, we generated net losses of $371,659 and $408,537 for the three months ended September 30, 2018 and 2017, respectively.

Liquidity and Capital Resources

We have funded our operations to date primarily through the sale of our common stock and shareholder loans. Based on our current cash level and management’s forecast of operating cash flows, we expect to be able to fund our operations with our currently available resources until December 2018 and need to raise another RMB 50 to 80 million (approximately U.S. $8.5 million to U.S. $12 million) to fund our operations from January 2019 to June 2019.

Due to our negative cash flows from operating activities since inception, there is substantial doubt about our ability to continue as a going concern. Our management recognizes that we must generate sales and obtain additional financial resources to continue to develop our operations. Based on increased demand for internet services in China, including internet security and big data integration, we expect to generate revenue during the year ending June 30, 2019, which will be used to fund operations. In addition, we intend to raise additional funds through debt increases and/or equity financing or through other means that we deem necessary. However, there can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all.

As of September 30, 2018, we had a working capital of $946,017. Our current assets on September 30, 2018 were $1,024,093 primarily consisting of cash of $832,078, inventory of $73,575 and prepaid expenses and other current assets of $118,440. Our current liabilities were primarily composed of accounts payable of $13,089, accrued expenses and other payables of $64,987.

As of June 30, 2018, we had a working capital of $1,044,432. Our current assets on June 30, 2018 were $1,235,276 primarily consisting of cash of $1,031,486, inventory of $75,910 and prepaid expenses and other current assets of $127,880. Our current liabilities were primarily composed of accounts payable of $13,503, accrued expenses and other payables of $150,283 and loans payable to a shareholder of $27,058.

Cash Flow from Operating Activities

Net cash used in operating activities was $435,390 during the three months ended September 30, 2018, which consisted of our net loss of $371,659, offset by depreciation and amortization of $12,162, a change of prepaid expenses and other current assets of $5,556, and a change of accrued expenses and other payables of $81,449.

Net cash used in operating activities was $458,861 during the three months ended September 30, 2017, which consisted of our net loss of $408,537, offset by depreciation and amortization of $7,084, a change of accounts receivable of $225, a change of prepaid expenses and other current assets of $70,155, and a change of accrued expenses and other payables of $12,521.

Cash Flow from Investing Activities

Cash used in investing activities totaled $19,584 for the three months ended September 30, 2018, which primarily related to cash paid for the acquisition of office furniture, equipment and patent.

Net cash used in investing activities totaled $4,753 for the three months ended September 30, 2017, which primarily related to cash paid for the acquisition of intangible assets and office equipment.

Cash Flow from Financing Activities

Net cash provided by financing activities was $220,473 during the three months ended September 30, 2018, which primarily consisted of payment of a shareholder loan, net of $26,471, the net proceeds from issuance of the Company’s common stock of $246,944.

Net cash provided by financing activities was $1,434,799 during the three months ended September 30, 2017, which primarily consisted of proceeds of related party loans of $2,249, the proceeds from sales of the Company’s common stock of $2,118,525 and offset by advance for sale of common stock of $685,975 given in the previous period.

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Years Ended June 30, 2018 and 2017

Revenue

We recognized $10,571 of revenue during year ended June 30, 2018, as compared to $140,774 for the year ended June 30, 2017, of which $131,757 was from the government procurement contract with the Bureau of Public Security of Daqing City in Heilongjiang Province, China and $9,017 was from the service rendered to the Daqing project. During 2017, we suspended our marketing efforts on the cybersecurity program in order to focus our resources on the “Safe Campus” and “Smart Elevator” programs. As such, until we decide to resume our marketing efforts for the cyber security program, it is unlikely for us to secure additional government procurement contracts or generate additional revenues under this program.

Cost of Goods and Gross Profit

We recorded $4,819 and $85,397 of cost of goods sold for the years ended June 30, 2018 and 2017, respectively.

We had gross profit of $5,752 and $55,377 for the years ended June 30, 2018 and 2017, respectively.

Selling, General and Administrative Expenses:

Selling expenses were $172,029 and $151,600 for the years ended June 30, 2018 and 2017, respectively.

General and administrative expenses were $1,133,534 and $953,767 for the years ended June 30, 2018 and 2017, respectively. The increase was primarily due to an increase in salaries since the Company hired more employees to work on the “Safe Campus” and “Smart Elevator” programs.

We incurred research and development expenses of $361,616 and $203,600 during years ended June 30, 2018 and 2017, respectively to advance our “Safe Campus” and “Smart Elevator” programs.

Net Loss

As a result of the foregoing, we generated net losses of $1,604,141 and $1,193,216 for the years ended June 30, 2018 and 2017, respectively.

Liquidity and Capital Resources

We have funded our operations to date primarily through the sale of our common stock and shareholder loans. Based on our current cash level and management’s forecast of operating cash flows, we expect to be able to fund our operations with our currently available resources until December 2018 and need to raise another RMB 50 to 80 million (approximately U.S. $8.5 million to U.S. $12 million) to fund our operations from January 2019 to June 2019.

Due to our negative cash flow from operating activities since inception, there is substantial doubt about our ability to continue as a going concern. The Company’s management recognizes that we must generate sales and obtain additional financial resources to continue to develop operations. Based on increased demand for internet services in China, including internet security and data integration, the Company expects to generate revenue during the year ending June 30, 2019, which will be used to fund its operations. In addition, the Company intends to raise additional funds through debt increases and/or equity financing or through other means that it deems necessary. However, there can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all.

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As of June 30, 2018, we had a working capital of $1,044,432. Our current assets on June 30, 2018 were $1,235,276 primarily consisting of cash of $1,031,486, inventory of $75,910 and prepaid expenses and other current assets of $127,880. Our current liabilities were primarily composed of accounts payable of $13,503, accrued expenses and other payables of $150,283 and loans payable to a shareholder of $27,058. As of September 30, 2018, we have fully repaid the outstanding loans payable of $27,058.

Cash Flow from Operating Activities

Net cash used in operating activities was $1,484,730 during the year ended June 30, 2018, which consisted of our net loss of $1,604,141, offset by depreciation and amortization of $32,694, expenses paid by our president of $9,000, a change of accounts receivable of $225, a change of inventory of $27,195, a change of prepaid expenses and other current assets of $31,660, and a change of accrued expenses and other payables of $81,958.

Net cash used in operating activities was $1,061,538 during the year ended June 30, 2017, which consisted of our net loss of $1,193,216, offset by depreciation and amortization of $50,097, expenses paid by our president of $88,496, a change of accounts receivable of $221, a change in project in progress of $213,321, a change in inventory of $90,122, a change of prepaid expenses and other current assets of $1,479, a change of accrued expenses and other payables of $51,609, and a decrease of accounts payable of $180,023.

Cash Flow from Investing Activities

Cash used in investing activities totaled $27,454 for the year ended June 30, 2018, which primarily related to cash paid for the acquisition of office furniture, equipment and patent.

Net cash used in investing activities totaled $10,676 for the year ended June 30, 2017, which primarily related to cash paid for the acquisition of intangible assets and office equipment.

Cash Flow from Financing Activities

Net cash provided by financing activities was $1,235,870 during the year ended June 30, 2018, which primarily consisted of payment of a shareholder loan, net of $123,850, the net proceeds from issuance of the Company’s common stock of $2,118,525 offset by advance for issuance of common stock of $686,397 received in the previous period and deferred registration costs of $72,408.

Net cash provided by financing activities was $2,227,905 during the year ended June 30, 2017, which primarily consisted of payment of a shareholder loan, net of $131,660, the proceeds from issuance of the Company’s common stock of $1,687,740 and an advance received for issuance of common stock of $671,825.

Off-Balance Sheet Arrangements

There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Inflation

We do not believe our business and operations have been materially affected by inflation.

Critical Accounting Policies, Assumptions and Estimates

Please also refer to Note 3 to the Condensed Consolidated Financial Statements.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant areas requiring the use of management estimates include, but are not limited to, the estimated useful life and residual value of property and equipment, provision for staff benefits, recognition and measurement of deferred income taxes and the valuation allowance for deferred tax assets. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates and such differences may be material to our consolidated financial statements.

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that may be pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s consolidated financial statements.

If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits and short-term cash investments that are highly liquid in nature and have original maturities of three months or less.

Inventory

Inventory, principally purchased routers used in installations and electronic student cards, is valued at the lower of cost or net realizable value. The value of inventory is determined using the first-in, first-out method. The Company periodically estimates an inventory allowance for estimated unmarketable inventories when necessary. Inventory amounts are reported net of such allowances.

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BUSINESS

Overview

We are an emerging technology company in China engaged in the development of IT system and network security solutions. We primarily focus on IT system security and leverage our proprietary technologies, intellectual property, innovative products and market intelligence to provide comprehensive and optimized security solutions to our clients. We have been certified as one of the Zhongguancun High Tech Enterprises (issued by the Zhongguancun Science Park Administrative Committee) in recognition of our achievement in high technology products. Our cyber security engineers and experts create, design, build and run various security programs tailored to our clients’ needs. Through our professional team and strong expertise in the system security field, we offer our clients a broad portfolio of system security solutions or services, along with strategic advice and ongoing management of their security infrastructure.

While we have in the past sold and may in the future sell our security solutions as a stand-alone aspect of our business, our current primary business plan anticipates generating most of our revenues from online and offline marketing services, targeted at users of our security solutions in China. For example, users of our “Safe Campus” security system will receive advertisements through our mobile application installed on their smart phones. Advertisements may also be displayed on the hardware of our “Safe Campus” security system, including on the lanyards of our smart student ID cards. Utilizing our security systems and the data collected from users of our security systems and our online platform, we will seek to provide targeted, one stop marketing solutions to businesses.

We have generated very limited revenues to date, and as such we shifted our business focus over the past 12 months from cybersecurity to our “Safe Campus” and “Smart Elevator” security and related marketing solutions as described further below.

In order to provide efficient and targeted marketing services, we have independently developed the “Xin Platform,” an online platform that can identify potential customers and market products and services to targeted groups based on the data we collect through our security systems. The Xin Platform also serves as our O2O management platform, which can provide marketing services to traditional merchants such as supermarkets, hotels, shopping malls and restaurants. It also provides support for various other security programs that we develop and/or provide, including our “Safe Campus” security system and “Smart Elevator” security system.

Based on the Xin Platform, coupled with the IoT technology and cloud computing, we developed our “Safe Campus” system as an advanced and simple solution to campus security, which has been a rising concern in China. Our “Safe Campus” system consists of student ID card terminals, RFID readers, campus information management platform, partner management platform and cellphone application terminals, utilizing technologies such as RFID, GPS, LBS, and cloud based calculation.

In the elevator security space, our “Smart Elevator” security and management system provides a solution to lower the operating cost of elevators and promote the safety of passengers. The system will include an emergency and rescue terminal and a data collection system. Once installed, our terminals will collect data of the elevator operation, regular maintenance services, annual inspections and any malfunctions which enables faster and more efficient error detection and repairs.

We also hope to become a provider of data processing services in China. We are in the process of developing systems to analyze industry trends, market and customer data, supply chain, financial information, risk detection and management.

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Recent Developments

On March 15, 2018, we entered into a banking service direct sales cooperation agreement with China Minsheng Bank. Pursuant to the Minsheng Agreement, we will establish a portal on our “Xin Platform” through which the platform users may purchase financial products offered by China Minsheng Bank. In consideration, China Minsheng Bank will pay us service fees calculated based on the amount of the financial products the platform users purchase and hold. For each specific product, the service fee will be calculated according to the following formula:

T-days service fee = annual rate (0.12%) × the amount of the financial products the platform users maintain as of day (T-1) × net value of the financial product ÷ 365

The Minsheng Agreement has a term of two years and will be automatically extended one more year if neither party terminates the Minsheng Agreement within the last month of the initial two-year term.

In March and April 2018, we entered into six membership service agreements with five entities and one individual, three of which are stockholders of our company, and eleven agency agreements with eleven individuals, nine of which are stockholders of our company. Pursuant to the membership service agreements, we offer member management services through our Xin Platform APP and charge the entering parties a service fee of RMB1,000 (approximately $150) per member. Pursuant to the agency agreements, the agents are authorized as agents to market Xin Platform APP in specific areas of China. Each agent is required to pay a Xin Platform APP usage fee of $750 and deposit $750 in financial products offered by China Minsheng Bank via Xin Platform APP. Each agent will receive $8 for each customer that applies for a credit card of China Minsheng Bank via Xin Platform APP.

On April 12, 2018, our board of directors and stockholders approved a one-for-three reverse stock split of our issued and outstanding shares of common stock, which became effective on May 1, 2018, decreasing the number of outstanding shares from 57,511,771 to 19,170,827. Subsequent to the split, the number of our outstanding shares increased from to 19,170,827 to 19,170,846 to accommodate certain shareholders’ positions due to rounding elections payable at the beneficial owner level. Unless otherwise stated, all shares and per share amounts in this prospectus have been retroactively adjusted to give effect to this stock split.

On August 22, 2018, our Board and majority stockholders adopted the Company’s 2018 Equity Incentive Plan under which we may award up to a maximum of 4,000,000 shares of common stock to attract and retain personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. No awards have been granted under the 2018 Plan as of the date of this Report, but our Board or a designated committee thereof will have the ability in its discretion from time to time to make awards under the 2018 Plan, including to our officers and directors.

History

We were incorporated under the laws of the State of Nevada on September 26, 2014 under the name Rose Rock Inc. On May 27, 2015, we amended our articles of incorporation to change our name to Datasea Inc. Up until October 2015, our primary business activities were providing consulting services to various U.S. companies seeking to do business in China as well as Chinese companies looking to enter the U.S. markets. Nonetheless, we were considered a shell company as defined in Rule 12b-2 under the Securities Act, as we had no or nominal business operations, employees and/or assets.

On May 26, 2015, pursuant to the terms of a stock purchase agreement, Ms. Zhixin Liu purchased 20,000,000 shares*, or 57.14%, of the issued and outstanding shares of our common stock from Mr. Xingzhong Sun, who was our sole officer, director and majority shareholder at the time of the transaction. As part of the transaction, Zhixin Liu was appointed as the Chairman of our Board of Directors (the “Board”).

On October 29, 2015, we entered into a share exchange agreement (the “Exchange Agreement”) with Ms. Zhixin Liu and Mr. Fu Liu, the members (“Members”) of Shuhai Information Skill (HK) Limited (“Shuhai Skill (HK)”), a limited liability company incorporated under the laws of the Hong Kong Special Administrative Region of the PRC, whereby the Members transferred all of their membership interests of Shuhai Skill (HK) to us in exchange for the issuance of an aggregate of 20,000,000 shares* of our common stock (the transaction, hereinafter referred to as the “Share Exchange”). Upon consummation of the Share Exchange, Shuhai Skill (HK) and its consolidated subsidiaries, Tianjin Information Sea Information Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC (“Tianjin Information”), became our wholly-owned subsidiary, and Shuahi Information Technology Co., Ltd., also a limited liability company incorporated under the laws of the PRC (“Shuhai Beijing”), through its existing contractual relationship with Tianjin Information, became our variable interest entity (“VIE”). In addition, Xinzhong Sun resigned from the positions as our director, President, Secretary and Treasurer. Ms. Liu was appointed as our Chairman of the Board, Chief Executive Officer, President, Interim Chief Financial Officer, Treasurer and Secretary and Mr. Liu was appointed as a director. Mr. Liu is the father of Ms. Liu.

As a result of the Share Exchange, we, through our consolidated subsidiaries, are engaged in the business of providing Internet security products, new media advertising, micro-marketing, data analysis services in the PRC. All business operations are conducted through our wholly-owned subsidiary, Tianjin Information, and through Shuhai Beijing, our VIE. Shuhai Beijing is considered to be a VIE because we do not have any direct ownership interest in it, but, as a result of a series of contractual agreements (the “VIE Contractual Agreements”) among Tianjin Information, Shuhai Beijing and its shareholders, we are able to exert effective control over Shuhai Beijing and receive 100% of the net profits or net losses derived from the business operations of Shuhai Beijing. The VIE Contractual Agreements are more fully described below.

VIE Agreements

Operation and Intellectual Property Service Agreement – The Operation and Intellectual Property Service Agreement allows Tianjin Information to manage and operate Shuhai Beijing and collect 100% of their net profits. Under the terms of the Operation and Intellectual Property Service Agreement, Shuhai Beijing entrusts Tianjin Information to manage its operations, manage and control its assets and financial matters, and provide intellectual property services, purchasing management services, marketing management services and inventory management services to Shuhai Beijing. Shuhai Beijing and its shareholders shall not make any decisions nor direct the activities of Shuhai Beijing without Tianjin Information’s consent.

Shareholders’ Voting Rights Entrustment Agreement – Tianjin Information has entered into a shareholders’ voting rights entrustment agreement (the “Entrustment Agreement”) under which Zhixin Liu and Fu Liu (collectively the “Shuhai Beijing Shareholders”) have vested their voting power in Shuhai Beijing to Tianjin Information or its designee(s). The Entrustment Agreement does not have an expiration date, but the parties can agree in writing to terminate the Entrustment Agreement.

Equity Option Agreement – the Shuhai Beijing Shareholders and Tianjin Information entered into an equity option agreement (the “Option Agreement”), pursuant to which the Shuhai Beijing Shareholders have granted Tianjin Information or its designee(s) the irrevocable right and option to acquire all or a portion of Shuhai Beijing Shareholders’ equity interests in Shuhai Beijing for an option price of RMB0.001 for each capital contribution of RMB1.00. Pursuant to the terms of the Option Agreement, Tianjin Information and the Shuhai Beijing Shareholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information under the Option Agreement. Tianjin Information agreed to pay RMB1.00 annually to Shuhai Beijing Shareholders to maintain the option rights. Tianjin Information may terminate the Option Agreement upon prior written notice. The Option Agreement is valid for a period of 10 years from the effective date and renewable at Tianjin Information’s option.

* Without giving effect to our one-for-three reverse stock split that became effective on May 1, 2018.

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Equity Pledge Agreement – Tianjin Information and the Shuhai Beijing Shareholders entered into an equity pledge agreement on October 27, 2015 (the “Equity Pledge Agreement”). The Equity Pledge Agreement serves to guarantee the performance by Shuhai Beijing of its obligations under the Operation and Intellectual Property Service Agreement and the Option Agreement. Pursuant to the Equity Pledge Agreement, Shuhai Beijing Shareholders have agreed to pledge all of their equity interests in Shuhai Beijing to Tianjin Information. Tianjin Information has the right to collect any and all dividends, bonuses and other forms of investment returns paid on the pledged equity interests during the pledge period. Pursuant to the terms of the Equity Pledge Agreement, the Shuhai Beijing Shareholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information. Upon an event of default or certain other agreed events under the Operation and Intellectual Property Service Agreement, the Option Agreement and the Equity Pledge Agreement, Tianjin Information may exercise the right to enforce the pledge.

Corporate Structure

The chart below depicts the corporate structure of the Company as of the date of this prospectus.

* Harbin Information Sea Information Technology Co., Ltd. has had no operations since its inception.

“Safe Campus” Security System

We are currently focusing our efforts on the promotion of our Shuhai Smart Campus Safety Management System, or “Safe Campus” security system, which provides a comprehensive campus information platform that is accessible online or via a smartphone application for teachers, students and their families to enhance the communications between them. Our “Safe Campus” users to date have included mostly elementary and middle schools, which are our target markets.

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The Safe Campus system consists of both hardware products and service platform, including student ID card terminals, RFID readers, campus information management platform, partner management platform and mobile applications on teachers’ and parents’ cellphones, utilizing technologies such as RFID, GPS, LBS, and cloud based calculation. Through our smart student ID cards, schools can manage the profiles of all teachers and students and send campus-wide notifications. They are also able to grant and manage authority of teachers on the school platform. Through our platform, teachers are able to communicate with students via messages and calls; communicate with parents regarding their children; review daily and weekly class schedules; send out assignments and homework to students; notify parents of any class activities; receive notifications from school and any other school activities; and publish online education videos.

Through our platform, parents are able to communicate with teachers, locate and track the movement of their children; review class schedules and check-in record of their children; notify teachers/schools of any absence of their children; and review school news and online education videos. Parents can also block unauthorized numbers from reaching their children on their ID cards and set access limits for their children using our smart student ID cards. Our student ID cards automatically alarm parents in the event that their children enter any limited areas or take off their student ID cards. Through the parent terminals, parents can also purchase stationary, toys and food for their children in our online student shopping mall. Students are able to check in and out of school using their ID cards as well as send alarms in case of emergency.

Our student ID cards are intended to be worn by students every day. Our “Safe Campus” system is expected to generate revenue through advertisement display on student ID cards, computer terminals and WeChat platform, and rotating banner spots reserved for advertisement publishers in our cellphone application. Other than advertisement placement, we also plan to generate revenue through (i) fee arrangements with O2O merchants selling through our online platform to our users; (ii) paid online education services for student users; and (iii) arrangements with financial institutions to offer financial services through our mobile application and terminals.

As of June 30, 2018, there have been approximately 480,000 people who downloaded our mobile application. We plan to continue marketing our products primarily in key schools in big cities and engaging in negotiations with O2O product and service providers.

Campus Security Background and Potential Market

We believe on-campus security and the safety of children in general is of great importance and has been increasingly gaining attention in the PRC in recent years. According to the data from the National Bureau of Statistics in 2017, the population aged 0-15 in China reached 244 million in 2016. In 2016, the Education Committee of the State Council issued the “Notice on Carrying out the Special Remediation on Campus Bullying.” The “Opinions on Strengthening the Prevention and Control System of Child Safety Risk in Primary and Secondary Schools” issued by the General Office of the State Council in 2017 and the No. 168 Document on Printing and Distributing the Guidelines for the Work of Safety Precautions of Primary and Secondary Schools (for Trial Implementation) jointly issued by the Ministry of Public Security and the General Office of the Ministry of Education, call for further strengthening the safety management of primary and secondary schools and kindergartens. At the PRC State Conference held on April 12, 2017, the Prime Minister of China emphasized that the measures should be taken to further ensure the security and risk control system on campus, including installation of on campus security systems.

According to the Report of Market Prospective and Investment Strategy Planning on China Security Industry (2018-2023) published by Forward Intelligence Co., Ltd., Shenzhen, the market size for the security industry in China reached RMB620 billion (approximately US$90 billion) in 2017, representing an annual growth of 14.8%. The report estimated that the market size would reach RMB1,436.5 billion (approximately US$200 billion) by 2023.

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Our “Safe Campus” security system targets elementary and middle schools where students are typically more vulnerable. Our current distribution model prioritizes elementary schools and schools in the urban areas.

We have completed the development of three software systems and put a small amount of the hardware into production for testing. As of the date of this prospectus, the “Safe Campus” security system is still in its trial period and has not generated any revenues. We expect our “Safe Campus” security system to generate revenues through advertisements placed on the terminals as well as advertisements displayed on the online platform. We also expect to generate revenues through the O2O shopping mall, other O2O business (including student meal and online education program providers). We are currently in negotiation with several O2O product and service providers for our platform.

“Smart Elevator” Security and Management System

With our “Smart Elevator” security and management system, we are aiming to provide a solution to lower the operation cost of elevators and promote the safety of passengers. With the real estate market boom in China, the security and management system of elevators has changed dramatically over the last few years. We believe people want faster and safer service. We believe elevator service companies are trying to keep pace with the hectic growth of the industry while at the same time trying to increase revenue from maintenance and repair, eliminate fines, increase up-time, and provide better service to their customers.

Our “Smart Elevator” system will include an emergency and rescue terminal and a data collection system. Once installed, our terminals will collect data of the elevator’s operation, regular maintenance services, annual inspections and any malfunctions which enables faster and more efficient error detection and repairs. If any irregular data is detected on a particular elevator by the black box in our terminal, the distant surveillance system will automatically alarm the building and other responsible parties as a means of preventing major accidents. In case of sudden power loss, our system will immediately start the backup power and alarm the maintenance team. Our system can also enable passengers to alarm the building management in case of any emergency and facilitate their communication throughout the entire rescue process.

Through our Xin Platform, our “Smart Elevator” system also has the ability to locate the nearest maintenance crew and notify him/her of the emergency through text messages.

We plan to launch our “Smart Elevator” system once we complete our testing. We expect to complete testing by the end of 2018 and enter the market in 2019. Once launched, we expect to generate revenue through advertisements displayed on our system on the elevators as well as targeted marketing of elevator maintenance services once any potential safety concern is detected.

Data Processing Services

We also hope to become a provider of data processing services in China’s education industry. Currently, we are in the process of developing systems to analyze industry trends, market and customer data, supply chain, financial information, risk detection and management. We believe such processing services will be of use to businesses in a wide range of industries. In order to have the technical capacity to provide such services, our research and development process has two phases: data collection and data analysis. Through our “Safe Campus” platform, we obtain raw data on students, parents, teachers and schools. Since 2017, we have focused on collecting data from these platform end users to establish our database. We completed screening and cleaning the data by storing them into various categories based on marketplace needs in June 2018. We are in the process of analyzing the data by using mathematical formulas or algorithms to identify relationships among the variables, such as correlation or causation, and in particular, to investigate the behavioral tendencies of the students, parents, teachers and school administrations. Our goal is by the end of 2018 to have a clean and robust database structure on data of students, parents, teachers and schools and to have a deeper plan of collection and application in connection with our “Safe Campus” products. As of the date of this prospectus, we are in the data collection phase.

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Cybersecurity System and Equipment

We offer cybersecurity solutions based on our Xin Platform to provide cybersecurity and online surveillance services by recording activities of the terminal users, including application/software usages and access to certain individualized websites and software. It can also limit access to software and websites of the terminal users. We believe that our cybersecurity system meets the technical standards prescribed by the Ministry of Public Security of PRC and also aims to satisfy market demands for commercial cybersecurity products. We have developed three types of indoor equipment designed for facilities of different sizes and one type of outdoor equipment primarily for use by local branches of the Ministry of Public Security. In January 2016, we secured a government procurement contract with the Bureau of Public Security of Daqing City in Heilongjiang Province, pursuant to which we installed wireless internet terminal collection equipment and 3G wireless network cards, as well as provided training services related to the use of the equipment. The project was completed and accepted by the customer in the quarter ended December 31, 2016, generating $140,774 of revenue during year ended June 30, 2017. Because of the relatively low profit margin of our cybersecurity program, our business focus has shifted over the past 12 months from cybersecurity systems to our “Safe Campus “and “Smart Elevator” and related marketing programs. Our management has decided not to actively promote or internally advance our cybersecurity project for the time being. However, we are still maintaining our developed market and our products and may resume marketing activities for our cybersecurity system if management decides that market conditions are favorable.

Internet Service Provider Connecting Service

We have the technical capacity to provide ISP connecting service and also obtained the Value-Added Telecommunication Business Operating License in August 2015 from the PRC government to provide ISP connecting service. The major target consumers of ISP connecting services are merchants and public institutions that are users of Internet security equipment.

Competitive Strengths

We believe that our quality control and marketing teams have core management experience in technology programs such as IDC and ISP. Unlike most of the security systems provided by our competitors, our “Safe Campus” security system offers comprehensive logins and user friendly interfaces and allow communication between schools, teachers, parents and students. We believe that our “Smart Elevator” security and management system is in line with the Guidelines on Elevator Emergency Response Platform Development promulgated by the PRC General Administration of Quality Supervision, Inspection and Quarantine in April 2014.

Growth Strategy

We plan to vigorously market our “Safe Campus” system and “Smart Elevator” systems through different channels such as charities, industry conferences and forums, online platforms and social media such as Weibo and free trials. Our plan anticipates that with the increase in user base of our security solutions, we will generate revenues from advertising placements on our platforms and hardware as well as revenue sharing with other product and service providers utilizing our platforms.

Additionally, we hope to become a provider of data processing services in the PRC. To this end, we are developing systems to analyze industry trends, market and customer data, supply chain, financial information, risk detection and management. Such processing services can be used by businesses in a wide range of industries. In order to have the technical capacity to provide such services, our research and development process has two phases: data collection and data analysis. As the user base of our security solutions increase, we will have access to more data to support the development of our data processing service.

Research and Development

Our research and development effort is focused on developing new hardware and software and on enhancing and improving our existing products and services. Our engineering team has deep networking and security expertise and works closely with end-customers to identify their current and future needs. We believe that innovation and timely development of new features and products is essential to meeting the needs of our end-customer and improving our competitive position. We test our products thoroughly to certify and ensure their quality and interoperability with third-party hardware and software products.

For the fiscal years ended June 30, 2018 and 2017, our research and development expenses were approximately $361,616 and $203,600, respectively. For the three months ended September 30, 2018 and 2017, the Company incurred research and development expenses of $62,771 and $94,560, respectively. We plan to continue to invest in resources to conduct our research and development efforts.

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Product Manufacturing

For cost savings purposes, we have outsourced the manufacture of hardware for our “Safe Campus” program to Shenzhen Yanze Technology Co., Ltd. (“Yanze”), a third party located in Guangdong Province. We have entered into three product purchase agreements – one dated September 6, 2016 and two dated April 1, 2017, respectively (collectively the “Yanze Agreement”). Pursuant to the Yanze Agreement, we agreed to purchase 4s electronic student cards, attendance machine and point-of-sale machines. We also agreed to pay 30% of the total price upon the execution of such agreement and another 70% within 10 days upon Yanze’s request when the products are ready. Yanze has the obligation to deliver the product within 30 days upon the receipt of first payment and meet the technical standards set forth by us and offers a warranty of 13 months.

Historically, we outsourced the production of Internet security equipment to Shenzhen Shunxin Technology Co., Ltd. (“Shunxin”), a third-party entity in Guangdong Province, China. We entered into a framework agreement dated October 12, 2015, pursuant to which we authorized Shunxin to use our trademark and logo on its Internet security equipment that meets both the standard issued by the PRC Public Security Bureau and requirements set by us. If the demand for our products increases in the future, we would need to negotiate agreements with new manufacturing contractors or build our own manufacturing facilities to meet increasing customer demands for our equipment. There has been no further substantive action taken by Shunxin or us under such framework agreement.

We are exploring corporative opportunities with other manufacturers and may change our suppliers from time to time.

Marketing

We currently focus on the marketing of our “Safe Campus” security program. We promote our products and services through both traditional and new media marketing channels. We are partnering with various organizations, including China Council for the Promotion of National Trade, the Next Generation Foundation and other charitable foundations focused on the welfare of children to promote our “Safe Campus” system. We are in the process of establishing a nationwide distribution network consisting of agents in different regions for our “Safe Campus” security system and also plan to utilize social media, online commercials, industry forums and trade conferences to market the “Safe Campus” system. As of the date of this prospectus, we have signed agreements with 27 schools in six provinces to use our “Safe Campus” program.

In addition, we maintain 12 full-time employees who focus on sales and marketing efforts relating to the promotion of our products and services. The marketing employees arrange for advertising events and prepare corporate literature for distribution to promote our products and services. By leveraging our technological expertise in new media marketing, we also target our potential customers through the social media application WeChat and our own Xin Platform.

Suppliers

Substantially all of our hardware products are currently manufactured and supplied by outsourcing partners. Shenzhen Yanze Technology Co., Ltd. is our hardware manufacturer and supplier for our “Safe Campus” program. Historically we also had Shunxin as the manufacturer and supplier of our Internet security equipment.

Customers

During the years ended June 30, 2018 and 2017, 85.1% and 100% of our revenue was generated through our historical cybersecurity business under a government procurement contract with the Bureau of Public Security of Daqing City in Heilongjiang Province, China, respectively.

Competition

For our campus security solutions, we compete with Guozeweiye Technology and Culture Co., Ltd. and Jiangsu Yuanpan technology Co., Ltd., which offer their own campus electronic management solutions.

The cybersecurity industry in the PRC is highly competitive. With the rapid development of the Internet over the past two decades, new cybersecurity technology has been continuously developing and new cybersecurity products have been continuously entering the market. We have several competitors in both the cybersecurity equipment and new media advertising markets. In this area, our three largest competitors in China are Zhangqi Hangyuan Technology Co. Ltd. and Zhongyun Data Technology Co., Ltd. Our competitors in the ISP connecting service market are primarily China Telecom and China Unicom.

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We also generally compete with Dalian Aoyuan Electronic Co., Ltd. which offers cloud based calculation and related services as well as Zhongyuan Intelligence Technology Co., Ltd., which offers life recognition, internet, data, smart office and security system.

Intellectual Property

We currently hold a broad collection of intellectual property rights relating to certain aspects of our software and services. This includes patents, software copyrights and trademarks in China. Although we believe the ownership of such intellectual property rights is an important factor in our business and that our success does depend in part on such ownership, we rely primarily on the innovative skills, technical competence and marketing abilities of our personnel.

As of the date of this prospectus, we have obtained 20 copyright registrations in China for our software, including Shuhai Information Platform Internet Behavior Auditing Security Management System, Shuhai Information Micro Mall System, Shuhai Information Platform Micro Marketing System, Shuhai Media Advertising System, Shuhai Information Platform 3G Web Content Management System, Shuhai Information Platform SMS Platform System, Shuhai Information Platform Wireless Terminal Characteristic Collection Management System, Shuhai Safe Campus Security Management System v2.0, Shuhai Safe Campus Terminal – Security Management System v2.0, Shuhai Xin Platform Smart Elevator Detection Terminal Control System v2.0, Shuhai Xin Platform Smart Elevator Detect and Alarm Management Platform v2.0, Shuhai Xin Platform Smart Elevator Real Time Surveillance and Alarm Management Platform v2.0, Shuhai Xin Platform Smart Elevator Display Equipment Control System v2.0, Shuhai Xin Platform Intelligent Advertisement Placement System v.2.0, Shuhai Information Smart Safe Campus Management System v1.0, Shuhai Information Platform Security Management System (IOS Version) v2.2.1, Shuhai Information Platform Security Management System (Android Version) v2.2.1, Shuhai Information College Big-data Innovative Laboratory Platform v1.0, Shuhai Information Administrative Affairs Big-data Smart Decision-making Platform v1.0, and Shuhai Information Smart Campus Information Management Platform v1.0.

In addition, we have also obtained 3 patents in China. These patents relate to mobile device configuration based on different conditions, and a smart photo-taking assistance system on mobile devices.

We own the Chinese registered trademark for our Xin Platform.

Readers are advised that there may be patents issued or pending that are held by others and cover significant parts of our products or services, which may hinder our ability to obtain intellectual property protection for some of our products and services.

Government Regulation; Licenses

Our operations are subject to and affected by PRC laws and regulations. The primary governmental regulation regulating the Internet security equipment industry in the PRC is the Cyber Security Law, which governs entities providing “critical information infrastructure”. This statute provides basic protections for Internet users, such as not selling individual’s data to other companies without the user’s permission and not knowingly distributing malware. This law is in effect as of June 1, 2017. Major PRC regulations applicable to our products and services and the Internet security industry include Administrative Measures for Testing and Selling License of Special Products Used for the Security of Computer Information Systems (Ministry of Public Security Order No. 32) (“Order 32”) and the Provisions on the Technical Measures for the Protection of the Security of the Internet (Ministry of Public Security Order No. 82) (“Order 82”). Order 32 sets forth the license requirement for Internet security products providers and related approval procedures of license applications. Order 82 specifies certain security measures Internet service providers shall take to ensure Internet security. Providers of ISP connecting service and Internet-based data processing service are within the scope of Order 82.

The primary governmental regulations applicable to our “Safe Campus” system are (i) Security Management Regulations on Kindergartens, Elementary Schools, Middle Schools and High Schools promulgated by the Ministry of Education which requires the school management to comply with its specific requirements; (ii) The Twelfth Five Year Plan of National Education XI promulgated by the Ministry of Education in 2012 urging schools to increase investment in key areas and weak links, and constantly improve school information, modernization, and enhance the development of education system; (iii) “Notice from the Ministry of Education and Other Nine Ministries and Commissions on Accelerating the Advancement of Educational Information on a Number of Key Work” (Teaching [2012]); (iv) Ministry of Public Security, General Office of the Ministry of Public Security (2015) No. 168 “On the Issuance of Security Regulations of Kindergartens, Elementary Schools, Middle Schools and High Schools (Trial) Notice” which allows the installation of electronic surveillance systems on campus; (v) Office of the State Council Education Steering Committee (National Education Supervision letter [2016] No. 22) “On the Implementation of the Campus Bullying Prevention Governance;” and (vi) “Opinions of the General Office of the State Council on Strengthening the Construction of Safety Risk Prevention and Control System for Kindergartens, Elementary Schools, Middle Schools and High Schools (Trial) Notice” (Guo Ban Fa [2017] No. 35).

The primary governmental regulations applicable to our “Smart Elevator” system is the “AQSIQ on the Promotion of Elevator Emergency Service Platform Construction Guidance” (State Quality Inspection [2014] No. 433) which requires the establishment of elevator emergency service platform.

Shuhai Beijing currently maintains the following licenses issued by the PRC government:

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•	Business License issued by Beijing Municipal Industry and Commerce Administration;

•	High Tech Enterprises Certificate jointly issued by the Beijing Science and Technology Commission, Beijing Finance Bureau, Beijing State Taxation Bureau and Beijing Local Taxation Bureau;

•	Zhongguancun High Tech Enterprises Certificate issued by Zhongguancun Science Park Administrative Committee;

•	Value-Added Telecommunications Business Operating License issued by Ministry of Industry and Information Technology;

•	Two Sales Permits in relation to the security products in computer information system issued by Ministry of Public Security;

•	China Compulsory Certification issued by China Quality Certification Centre; and

•	Radio Transmission Equipment Type Approval Certificate issued by the Ministry of Industry and Information Technology.

Employees

As of the date of this prospectus, we have a total of 49 full-time employees. The following table sets forth the number of our employees categorized by function as of that date:

Function	Total Number of Employees
Management	3
Marketing and Sales	12
Research & Development	12
Human Resource	2
Finance & Accounting	5
Operations	4
Administrative	5
Legal	1
Investment and Financing	3
Business Development	1
Media Center	1
Total	49

Facilities

Our headquarters is located at 1 Xinghuo Rd. Changning Building, 11th Floor, Fengtai District, Beijing, China, in a facility that we lease, encompassing approximately 890 square meters of space. The lease for this facility expires on February 28, 2019. We pay annual rent of approximately $5,167 for this space. We also lease a small office at Room 18, 32/F Building C14, Fudan Street, West Harbin Nangangha Street for our Harbin branch office under a lease that expires on April 30, 2019, as amended on May 1, 2018. We pay an annual rent of approximately $3,112 for this space. We believe the rented space is sufficient for our current operations. We believe our facilities are sufficient for our current needs.

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PRC Regulations

This section sets forth a summary of the most significant laws, rules and regulations that affect our business and operations in China.

Regulations Relating to Foreign Investment

Laws of Wholly Foreign-owned Enterprise

The establishment procedures, examination and approval procedures, registered capital requirement, foreign exchange restriction, accounting practices, taxation and labor matters of a wholly foreign-owned enterprise are governed by the Wholly Foreign-owned Enterprise Law of China, or the Whole Foreign-owned Enterprise Law, which was promulgated by the Standing Committee of the National People’s Congress, or NPCSC, and became effective on April 12, 1986, amended on October 31, 2000 and September 3,2016 and the Implementation Rules for the Wholly Foreign-owned Enterprise Law, which was promulgated by the Ministry of Foreign Economic Relations and Trade on December 12,1990 and amended on April 12,2001 and February 19, 2014 by the State Council. According to the Wholly Foreign-owned Enterprise Law and its Implementation Rules, the establishment of wholly foreign-owned enterprises shall be subject to the examination and approval by the Ministry of Commerce, or MOFCOM, or the Chinese Government level of province, autonomous region, municipality directly under the central Chinese Government, municipality separately listed on the State plan or special economic zone, as authorized by the State Council, which will issue a certificate of approval in respect thereof. Where the establishment of wholly foreign-owned enterprises does not involve the implementation of special access administrative measures prescribed by the State, the establishment of wholly foreign-owned enterprises are subject to record-filing management. Profits, other legal rights and interests obtained by foreign investors in China shall be protected by Chinese laws, and legitimate profits, other lawful income and post-liquidation funds received by foreign investors from the wholly foreign-owned enterprises may be remitted abroad.

The Guidance Catalog of Industries for Foreign Investment

Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, which was jointly promulgated by the National Development and Reform Commission and the MOFCOM issued on June 28, 2017 and came into effect on July 28, 2017. The Catalogue was revised by the Special Management Measures (Negative List) for the Access of Foreign Investment (2018), or the Negative List, on June 28, 2018, which came into effect on July 28, 2018. The Catalogue divides industries into three categories: encouraged, restricted and prohibited, while other industries not listed in the Catalogue are generally open to foreign investment unless specifically restricted by other PRC regulations. Establishment of wholly foreign-owned enterprises is generally allowed in encouraged and permitted industries. Some restricted industries are limited to equity or contractual joint ventures, while Chinese partners are required to hold the majority interests in such joint ventures on a case-by-case basis. Investment activities within the restricted category are subject to higher-level government approval. Foreign investors are not allowed to invest in industries in the prohibited category. According to the Negative List, the provision of value-added telecommunications services falls within the restricted category and the percentage of foreign ownership shall not exceed 50%, with a few exceptions.

The M&A Rules

The Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, or the M&A Rules, was jointly promulgated by MOFCOM, China Securities Regulatory Commission, or CSRC, the State-owned Assets Supervision and Administration Commission of the State Council, State Administration of Taxation, State Administration of Industry and Commerce and State Administration of Foreign Exchange, or SAFE, on August 8, 2006 and became effective as of September 8, 2006, and were later amended on June 22, 2009. This M&A Rules governs among other things, the purchase and subscription by foreign investors of equity interests in a domestic enterprise, and the purchase and operation by foreign investors of the assets and business of a domestic enterprise. An offshore special purpose vehicle, or SPV, is defined under the M&A Rules as an offshore entity directly or indirectly controlled by Chinese individuals or enterprises for the purpose of an overseas listing, and the main assets of which are the rights and interests in affiliated domestic enterprises. Under the M&A Rules, if a SPV intends to merge with or acquire any domestic enterprise affiliated from the Chinese individuals or enterprises that control the SPV, such proposed merger or acquisition shall be submitted to the MOFCOM for approval. The M&A Rules also require that a SPV shall obtain an approval from the CSRC prior to the listing and trading of its securities on an overseas stock exchange.

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Interim Administrative Measures for the Record-filing of the Incorporation and Change of Foreign-invested Enterprises

In order to provide more guidance for foreign-invested Enterprises, the Ministry of Commerce promulgated the Interim Administrative Measures for the Record-filing of the Incorporation and Change of Foreign-invested Enterprises (Revised in 2018), or the Measures, on June 29, 2018 and became effective on June 30, 2018. The Measures provided detail instructions for foreign-invested enterprise to carry out record filing in terms of the incorporation and change of a foreign-invested enterprise that does not involve the implementation of special access administrative measures prescribed in China.

The Draft PRC Foreign Investment Law

The draft Foreign Investment Law specifically provides that entities established in China but "controlled" by foreign investors, such as via contracts or trust, will be treated as Foreign-invested enterprises, or FIEs, whereas foreign investment in China in the foreign investment restricted industries by a foreign investor may nonetheless apply for being, when approving market entry clearance by the foreign investment administration authority, treated as a PRC domestic investment if the foreign investor is determined by the foreign investment administration authority as being "controlled" by PRC entities and/or citizens. In this connection, "actual control" is broadly defined in the draft Foreign Investment Law to cover the following summarized categories: (i) holding 50% of more of the voting rights of the subject entity; (ii) holding less than 50% of the voting rights of the subject entity but having the power to secure at least 50% of the seats on the board or other equivalent decision making bodies, or having the voting power to materially influence the board, the shareholders’ meeting or other equivalent decision making bodies; or (iii) having the power to exert decisive influence, via contractual or trust arrangements, over the subject entity’s operations, financial matters or other key aspects of business operations. According to the draft Foreign Investment Law, VIEs would also be deemed as FIEs, if they are ultimately "controlled" by foreign investors, and be subject to restrictions on foreign investments. However, the draft Foreign Investment Law has not taken a position on what actions will be taken with respect to the existing companies with the "variable interest entity" structure, whether or not these companies are controlled by Chinese parties.

On April 17, 2018, the Standing Committee of the National People's Congress published its legislation work plan for 2018, according to which the draft Foreign Investment law will be deliberated by the Standing Committee of the National People's Congress in December 2018. However, it is still uncertain when the draft would be signed into law and whether the final version would have any substantial changes from this draft.

Regulation Relating to Value-added Telecommunications Services

Licenses for Value-Added Telecommunications Services

The State Council issued the Regulations on Telecommunications of China, or the Telecommunications Regulations, on September 25, 2000 which was amended on July 29, 2014 and February 6, 2016, respectively, to regulate telecommunications activities in China. The Telecommunications Regulations divide the telecommunications services into two categories, namely "infrastructure telecommunications services" and "value-added telecommunications services." According to the Telecommunications Regulations, operators of value-added telecommunications services must first obtain a Value-added Telecommunications Business Operating License, or VAT License, from the Ministry of Industry and Information Technology, or MIIT, or its provincial level counterparts. On July 3, 2017, the MIIT promulgated the Administrative Measures for the Licensing of Telecommunications Business, effective as of September 1, 2017, which sets forth more specific regulations regarding the types of licenses required to operate value-added telecommunications services, the qualifications and procedures for obtaining such licenses and the administration and supervision of such licenses.

According to the Catalog of Classification of Telecommunications Businesses effective from April 1, 2003, internet information services, also called internet content services, or ICP services, are regarded as a type of value-added telecommunications services. On December 28, 2015, the MIIT published a revised Catalog of Classification of Telecommunication Business, (2015 Version) or the 2015 MIIT Catalog, which took effect on March 1, 2016. Pursuant to the 2015 MIIT Catalog, internet information services, which include information release and delivery services, information search and query services, information community platform services, information real-times interactive services, and information protection and processing services, continues to be classified as a category of value-added telecommunication services. The Administrative Measures on Internet Information Services, or ICP Measures, also promulgated by the PRC State Council on September 25, 2000 and amended on January 8, 2011, provided more specific rules on the provision of ICP services. According to ICP Measures, any company that engages in the provision of commercial ICP services shall obtain a sub-category VAT License for Internet Information Services, or ICP License, from the competent government authorities before providing any commercial internet content services within the PRC, and for the ICP services involve areas of news, publication, education, medical treatment, health, pharmaceuticals and medical equipment, and if required by law or relevant regulations, specific approval from the respective regulatory authorities must be obtained prior to applying for the ICP License from the MIIT or its provincial level counterpart. Pursuant to the above mentioned regulations, "commercial ICP services" generally refers to provision of specific information content, online advertising, web page construction and other online application services through internet for profit making purpose.

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Foreign Investment in Value-Added Telecommunication Services

The Regulations on Administration of Foreign-Invested Telecommunications Enterprises, or the FITE Regulations, which took effect on January 1, 2002 and amended on September 10, 2008 and February 6, 2016, are the dominant regulations that regulate foreign direct investment in telecommunications companies in China. The FITE Regulations stipulate that the foreign investor of a telecommunications enterprise is prohibited from holding more than 50% of the equity interest in a foreign-invested enterprise that offers value-added telecommunications services. Moreover, for a foreign investor to acquire any equity interest in a business providing value-added telecommunications services in China, it must demonstrate a positive track record and experience in providing such services.

Regulation on Internet Service Provider

The Circular of the Ministry of Industry and Information Technology of the People’s Republic of China on Further Standardizing the Market-Access related Work for Businesses Concerning Internet Data Centers and Internet Service Providers, or the Circular, was promulgated by the Ministry of Industry and Information Technology, or MIIT, on December 1, 2012. According to the Circular, Telecom enterprises who attempt to carry out ISP businesses may apply to competent telecom authorities for the business license according to the Implementing Rules on Further Standardizing the Market-Access related Work for Businesses Concerning Internet Data Centers and Internet Service Providers and other relevant regulations as of December 1, 2012. The competent authorities are responsible for acceptance of such applications and shall verify whether the applicants satisfy relevant conditions and decide on whether to approve the applications or not. The Circular also provided that competent authorities shall establish a mechanism for evaluating the ISP-related corporate reputation on the market from time to time.

Law of Cyber Security

For the purpose of ensuring cyber security, safeguarding cyberspace sovereignty, national security and public interests, the Standing Committee of the National People’s Congress promulgated the Cyber Security Law of the People’s Republic of China, or Cyber Security Law, on November 7, 2016 and became effective on June 1, 2017. According to the Cyber Security Law, the national cyberspace administration authority is responsible for the overall planning and coordination of cyber security work and relevant supervision and administration work. Network operators, while carrying out business and service activities, shall abide by laws and administrative regulations. Also, any individual and organization using the network shall comply with the constitution and the laws, follow the public order and respect social moralities, and shall neither endanger cyber security, nor engage in activities by making use of the network that endanger the national security. Network product and services shall comply with the compulsory requirements of the relevant national standards, provide security maintenance for their products and services. Where network products and services have the function of collecting users’ information, the provider shall clearly notify their users and obtain their consent.

Network operators or providers of cyber products and service, who fail to perform relevant obligation of protecting cyber security or in violation of relevant provision and infringe the right that personal information shall be protected in accordance with the law, they shall be ordered to effect rectification, subject to warning or a fine.

Measure for Protecting Security on the Internet

In order to regulate the technical prevention for the sake of Internet security and guarantee the network security and information security of the Internet, the Ministry of Public Security promulgated the Provisions on the Technical Measures for the Protection of the Security of the Internet, or Order 82, on January 13, 2006 and became effective as of March 1, 2006. According to Order 82, the provider of the Internet services and entity user of the network shall not make public or divulge the registered information of the users without the approval of the users, unless otherwise provided for by any law or regulation. In addition, the providers of the Internet services and entity users of the network shall provide technical measures for the protection of the Internet security, find and terminate the transmission of any illegal information in the public information services and keep relevant records. Moreover, the provider shall not unlawfully interfere with the execution of the technical facility, or intentionally destroy the technical facility for the protection of the Internet security.

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Pursuant to Order 82, the term “providers of the Internet services” is defined as entities that provide to users Internet access services, Internet data center services, Internet information services, and Internet surfing services. “Entity users of the network” refers to the entities that are connected to and use the network to meet the application requirements of the said entity.

License for Selling Computer Information System Security Product

The Ministry of Public Security promulgated the Administrative Measures for Testing and Selling License of Special Products Used for the Security of Computer Information Systems, or Administrative Measures, on December 12, 1997 for the purposes of strengthening the management of special products used for the security of computer information systems. The term “special products used for the security of computer information systems” is defined by the Administrative Measures as the special hardware and software used to protect the security of computer information systems. According to the Administrative Measures, the producers of the special security products shall, before their products come into the market, apply for and obtain a selling license. In order to pass the criteria and obtain such license, the security function of the product shall be tested and recognized by the computer management and supervision department of the Ministry of Public Security. Pursuant to the Administrative Measures, the selling license shall only apply to the special security products for which the sale applications have been made. A new application for selling license shall be made where the functions of the special security product are changed.

Where any harmful data contained in the special security products so that the security of computer information systems will be endangered, punishment shall be imposed. If it constitutes a crime, criminal liability shall be imposed according to the laws.

Regulations Relating to Privacy Protection

The PRC Constitution states that PRC law protects the freedom and privacy of communications of citizens and prohibits infringement of these rights. In recent years, PRC government authorities have enacted laws and regulations on internet use to protect personal information from any unauthorized disclosure. Pursuant to the Decision on Strengthening the Protection of Online Information issued by the NPCSC on December 28, 2012 and the Provisions on Protection of Personal Information of Telecommunication and Internet Users issued by the MIIT on July 16, 2013, any collection and use of user personal information must obtain the prior consent from the user, abide by the principles of legality, rationality and necessity and be within the specified purposes, methods and scopes. "Personal information" is defined in these regulations as information that identifies a user, the time or location for his or her use of telecommunication and internet services, or involves privacy of the user such as name, the date of birth, ID card number, and address. An ICP services provider must also keep information collected strictly confidential, and is further prohibited from divulging, tampering or destroying of any such information, or selling or providing such information to other parties. Any violation of the above decision or provisions may subject the ICP service provider to warnings, fines, confiscation of illegal gains, revocation of licenses, cancellation of filings, closedown of websites or even criminal liabilities.

Regulations Relating to Intellectual Property Rights

Copyright and Software Registration

The NPCSC adopted the Copyright Law in 1990 and amended it in 2001 and 2010, respectively. The amended Copyright Law extends copyright protection to cover Internet activities, products disseminated over the Internet and software products. In addition, there is a voluntary registration system administered by the China Copyright Protection Center. The amended Copyright Law also requires registration of a copyright pledge. To address the problem of copyright infringement regarding the content posted or transmitted over the Internet, the National Copyright Administration and the MIIT jointly promulgated the Measures for Administrative Protection of Internet Copyright on April 29, 2005, which became effective on May 30, 2005.

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The Computer Software Protection Regulations was promulgated by the State Council on December 20, 2001 and amended on January 30, 2013 which stipulates that Chinese citizens, legal entities or other organizations enjoy, in accordance with these Regulations, copyright in the software which they have developed, whether published or not. In order to further implement the Computer Software Protection Regulations, the National Copyright Administration issued the Computer Software Copyright Registration Procedures on February 20, 2002, which apply to software copyright registration, license contract registration and transfer contract registration.

Patents

The NPCSC adopted the Patent Law of the PRC in 1984 and amended it in 1992, 2000 and 2008, respectively. A patentable invention, utility model or design must meet three conditions: novelty, inventiveness and practical applicability. Patents cannot be granted for scientific discoveries, rules and methods for intellectual activities, methods used to diagnose or treat diseases, animal and plant breeds or substances obtained by means of nuclear transformation. The Patent Office under the State Intellectual Property Office is responsible for receiving, examining and approving patent applications. A patent is valid for a twenty-year term for an invention and a ten-year term for a utility model or design, starting from the application date. Except under certain specific circumstances provided by law, any third party user must obtain consent or a proper license from the patent owner to use the patent, otherwise the use will constitute an infringement of the rights of the patent holder.

Domain Name

On November 5, 2004, the MIIT promulgated the Measures for Administration of Domain Names for the Chinese Internet, or the Domain Name Measures 2004. According to the Domain Name Measures 2004, “domain name” shall refer to the character identifier for identifying and locating the hierarchical structure of a computer on the Internet, which corresponds to the Internet protocol (IP) address of the computer concerned. A domain name registration service shall observe the principle of “first apply, first register”. Where the domain name is completed, the applicant for the domain name registration shall be the holder of the domain name. The holder of the domain name shall pay operation fees for a registered domain name on a regular basis. If the domain name holder fails to pay the corresponding operation fees as required, the original domain name registry shall write it off and notify the holder of the domain name in written form.

On August 24, 2017, the MIIT promulgated the Administrative Measures for Internet Domain Names, or the Domain Name Measures 2017. The Domain Name Measures 2017 repealed the Domain Name Measures 2004 and became effective on November 1, 2017. According to the Domain Name Measures 2017, the internet domain name system of China shall be announced by the MIIT. The MIIT may introduce adjustments to the internet domain name system of China, depending on actualities on the development of domain names. A domain Name shall refer to the character mark of hierarchical structure, which identifies and locates a computer on the Internet and corresponds to the IP address of such computer. Domain name registration services are subject to the principle of “first apply, first register.”

Trademark

Trademarks are protected by the PRC Trademark Law which was adopted in 1982 and subsequently amended in 1993, 2001 and 2013 as well as the Implementation Regulations of the PRC Trademark Law adopted by the State Council in 2002 and amended in 2014. The Trademark Office under the SAIC handles trademark registrations and grants a term of ten years to registered trademarks which may be renewed for consecutive ten-year periods upon request by the trademark owner. Trademark license agreements are required to file with the Trademark Office for record. The PRC Trademark Law has adopted a "first-to-file" principle regarding the trademark registration. Where a trademark for which a registration has been made is identical or similar to another trademark which has already been registered or been subject to a preliminary examination and approval for use on the same kind of or similar commodities or services, the application for registration of such trademark may be rejected. Any person applying for the registration of a trademark may not prejudice the existing right first obtained by others, nor may any person register in advance a trademark that has already been used by another party and has already gained a "sufficient degree of reputation" through such party's use.

Regulations on Foreign Exchange

Foreign Exchange Settlement

The Circular of the State Administration of Foreign Exchange on Reforming the Management Approach regarding the Settlement of Foreign Exchange Capital of Foreign-invested Enterprises, which was promulgated by the SAFE on March 30, 2015 and became effective as of June 1, 2015, adopts the approach of discretional foreign exchange settlement, under which the foreign exchange capital in the capital account of a foreign-invested enterprise for which the foreign-invested enterprise has obtained confirmation by the local SAFE branches regarding the rights and interests of monetary contribution (or the book-entry registration of monetary contribution by the banks) can be settled at the banks based on the actual operation needs of such foreign-invested enterprise. The capital in Renminbi obtained by the foreign-invested enterprise from the discretionary settlement of foreign exchange capital shall be managed under the account pending for foreign exchange settlement payment. The proportion of discretionary settlement of foreign exchange capital is temporarily determined as 100%, subject to the adjustment of the SAFE.

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Regulations Relating to Foreign Exchange Registration of Overseas Investment by PRC Residents

SAFE Circular on Relevant Issues Relating to Domestic Residents’ Investment and Financing and Round-Trip Investment through Special Purpose Vehicles, or Circular 37, issued by SAFE and became effective on July 4, 2014, regulates foreign exchange matters in relation to the use of special purpose vehicles, or SPVs, by PRC residents or entities seeking to obtain offshore investment and financing and conduct round-trip investment in China. Under Circular 37, a SPV is defined as an offshore entity established or controlled, directly or indirectly, by PRC residents or entities for the purpose of seeking offshore financing or making offshore investment, using legitimate domestic or offshore assets or interests, while "round-trip investment" refers to the direct investment in China by PRC residents or entities through SPVs, namely, establishing foreign-invested enterprises to obtain the ownership, control rights and management rights. Circular 37 provided that, before making contribution into an SPV, PRC residents or entities are required to complete foreign exchange registration with the SAFE or its local branch. SAFE Circular 37 further provides that option or share-based incentive tool holders of a non-listed SPV can exercise the options or share incentive tools to become a shareholder of such non-listed SPV, subject to registration with SAFE or its local branch.

PRC residents or entities who have contributed legitimate domestic or offshore interests or assets to SPVs but have yet to obtain SAFE registration before the implementation of the Circular 37 shall register their ownership interests or control in such SPVs with SAFE or its local branch. An amendment to the registration is required for any material change in the SPV registered, such as any change of basic information (including change of such PRC residents, name and operation term), increases or decreases in investment amount, transfers or exchanges of shares, or mergers or divisions. Failure to comply with the registration procedures set forth in Circular 37, or making misrepresentation on or failure to disclose controllers of foreign-invested enterprise that is established through round-trip investment, may result in restrictions on the foreign exchange activities of the relevant foreign-invested enterprises, including payment of dividends and other distributions, such as proceeds from any reduction in capital, share transfer or liquidation, to its offshore parent or affiliate, and the capital inflow from the offshore parent, and may also subject relevant PRC residents or entities to penalties under PRC foreign exchange administration regulations.

NDRC promulgated the Administrative Measures for the Offshore Investment of Enterprises, or Circular 11, on December 26, 2017 which took effect on March 1, 2018. According to Circular 11, to make offshore investment, an enterprise located within the territory of the PRC (“investor”) shall go through the formalities to have a proposed overseas investment project approved or filed on the record, report relevant information, and cooperate with supervision and inspection. Projects subject to approval administration shall be sensitive projects carried out by investors either directly or through overseas enterprises under their control. The authority in charge of examining and approving such projects shall be the NDRC. Projects subject to record-filing administration shall be non-sensitive projects carried out directly by investors, in other words, non-sensitive projects carried out by investors to make direct investment with assets and equities or provide financing or a guarantee. For projects subject to record-filing administration, the authority in charge of record-filing shall be: (1) the NDRC, if the investor is an enterprise under the administration of the Central Government (including financing institutions under the administration of the Central Government and enterprises under the direct administration of the State Council or its subordinate organs, the same below); (2) the NDRC, if the investor is a local enterprise but the amount of investment made by the Chinese investor amounts to USD300 million or above; and (3) the development and reform authority under the provincial government at the place where the investor is registered if the investor is a local enterprise and the amount of investment made by the Chinese investor is less than USD300 million. Where natural persons within the territory of China make investments abroad through overseas enterprises under their control or through enterprises located in Hong Kong, Macao and Taiwan, the above mentioned approval or record filing measures shall apply mutatis mutandis.

Regulations Relating to Foreign Debts

Considering that certain foreign debts may be generated during the oversea or domestic investment from PRC residents, the State Administration of Foreign Exchange promulgated the Administrative Measures for Registration of Foreign Debts, or the Measures, on April 28, 2013 and became effective on May 13, 2013. This Measures require the entity to complete several regulatory procedures in terms of foreign debts. For example, after borrowing the foreign debts, debtors shall carry out registration on local SAFE in relation to the execution of the contract, the drawdown, the prepayment or the foreign exchange settlement and sales within a specific period. For any change of the foreign debts contract, an amendment registration shall be carried out with the local SAFE.

Regulations Relating to Employment and Social Insurance

Pursuant to the PRC Labor Law effective as of January 1, 1995 (as amended on August 27, 2009), and the PRC Labor Contract Law effective as of January 1, 2008 (as amended on December 28, 2012), a written labor contract shall be executed by employer and an employee when the employment relationship is established, and an employer is under an obligation to sign an unlimited-term labor contract with any employee who has worked for the employer for ten consecutive years. In addition, if an employee requests or agrees to renew a fixed-term labor contract that has already been entered into twice consecutively, the resulting contract must include an unlimited term, with certain exceptions. All employers are required to establish a system for labor safety and sanitation, strictly abide by state rules and standards and provide employees with appropriate workplace safety training. Moreover, all PRC enterprises are generally required to implement a standard working time system of eight hours a day and no more than forty-four hours a week, and if the implementation of such standard working time system is not appropriate due to the nature of the job or the characteristics of business operation, the enterprise may implement a flexible working time system or comprehensive working time system after obtaining approvals from the relevant authorities.

According to the Social Insurance Law of China effective from July 1, 2011, and the Housing Provident Fund Regulation which was amended and became effective on March 24, 2002, employers in China shall register with relevant social insurance agency and relevant housing provident fund management center and open special housing provident fund accounts for each of their employees, and pay contributions to the social insurance plan and the housing provident fund for their employees, and such contribution amount payable shall be calculated based on the employee’s actual salary in accordance with the relevant regulations. On July 20, 2018, the General Office of the Communist Party of China and the General Office of the State Council jointly issued the Reform Plan on Tax Collection and Administration Systems for Local Offices of the State Administration of Taxation and Local Taxation Bureaus, according to which the collection and administration of social insurance will be transferred from the social insurance departments to competent tax authorities, and the supervision over the payment of social insurance will be significantly strengthened in the way that an enterprise must pay social insurance for its employees based on their overall salary at certain legally required rates.

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Regulations on Tax

PRC Enterprise Income Tax Law

In January 2008, the PRC Enterprise Income Tax Law, or the EIT Law, took effect (revised and took effect on February 24, 2017). The EIT Law applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, except where tax incentives are granted to special industries and projects. An enterprise established outside China with "de facto management bodies" within China is considered a "resident enterprise" for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. According to the EIT Law and its implementation regulations, certain high and new technology enterprises which have proprietary intellectual property rights and simultaneously meet the prescribed requirements as stipulated in the implementation regulations of the EIT Law and other relevant regulations are permitted to enjoy a reduced EIT rate of 15%.

Under the EIT Law and its implementation regulations, dividends generated from the business of a PRC subsidiary after January 1, 2008 and payable to its foreign investor may be subject to a withholding tax rate of 10% if the PRC tax authorities determine that the foreign investor is a non-resident enterprise, except where a tax treaty with China that provides for a preferential withholding tax rate. Distributions of earnings generated before January 1, 2008 are exempt from PRC withholding tax.

Under the PRC Enterprise Income Tax Law, an enterprise established outside China with "de facto management bodies" within China is considered a "resident enterprise" for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The implementing regulations of the EIT Law define the term “de facto management bodies” as a management body which substantially manages, or has control over the business, personnel, finance and assets of an enterprise. On April 22, 2009, the State Administration of Taxation, or SAT issued the Circular on Issues Concerning the Identification of Chinese-Controlled Overseas Registered Enterprises as Resident Enterprises in Accordance With the Actual Standards of Organizational Management, or Circular 82, which set forth certain specific criteria for determining whether the “de facto management bodies” of a PRC-controlled enterprise that is incorporated offshore is located in China. However, there are no further detailed rules or precedents governing the procedures and specific criteria for determining “de facto management body.”

PRC Value-added Tax Law

Pursuant to the Interim Regulations on Value-added Tax of China, or VAT Regulations which was promulgated by the State Council on December 13, 1993 and became effective as of January 1, 1994 and further amended on November 10, 2008, February 6, 2016 and November 19, 2017, and the last amendment of which became effective on November 19, 2017, all units and individuals engaging in the sale of goods, provision of processing, repair and fitting services, and importation of goods within the territory of China are taxpayers of value-added tax (or VAT), and shall pay VAT in accordance with the VAT Regulations. According to the VAT Regulations, a VAT tax rate at 17% applies to the Chinese enterprises unless otherwise exempted or reduced according to the VAT Regulations and other relevant regulations. On March 28, 2018, the executive meeting of the State Council decided to reduce the current applied 17% VAT to 16% from May 1, 2018.

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MANAGEMENT

The following table sets forth the name, age, and position of our officers and directors as of the date of this prospectus.   Each director holds his office until his successor is elected and qualified or his earlier resignation or removal. Each executive officer holds his office until he resigns, is removed by the Board, or his successor is elected and qualified.

Name	Age	Position	Director or Officer Since
Zhixin Liu	32	Chairman of the Board, CEO, President, Interim Chief Financial Officer, Secretary and Treasurer	October 2015
Jijin Zhang	49	Chief Financial Officer	Candidate*
Fu Liu	53	Director	October 2015
Tongjun Si	77	Independent Director	Director nominee*
Stephen (Chun Kwok) Wong	36	Independent Director	Director nominee*
Ling Wang	62	Independent Director	Director nominee*

* The appointment of the three independent director nominees to our board of directors and the election of our new Chief Financial Officer will be effective upon the closing of this offering.

Biographical Information

Ms. Zhixin Liu. Ms. Liu currently serves as our Chairman of the Board, Chief Executive Officer, President, Interim-Chief Financial Officer, Secretary and Treasurer. Ms. Liu will resign as Interim Chief Financial Officer upon closing of this offering. Prior to founding Shuhai Beijing in February of 2015, from February 2012 to January 2015, Ms. Liu also worked as the General Manager of Harbin Jinfenglvyuan Bio-Technology Co., Ltd. where she was responsible for implementing the company’s annual work plan, financial budget report, profit distribution, utilization plan, conducting the daily management of the company, and signing agreements on behalf of the company. From January 2011 to February 2012, Ms. Liu worked as a board director in Beijing Jinyajianguo Refrigeration Plants Manufacturing Co., Ltd., a private company. Ms. Liu studied IT Management at Employee University directly under Heilongjiang Provincial Governmental Departments. She also had business administration courses at China Agricultural University. As our President and Chief Executive Officer, Ms. Liu brings to the Board an intimate understanding of the industry and our operations. We believe Ms. Liu’s experience qualifies her to serve on our board of directors.

Mr. Jijin Zhang. Mr. Zhang will serve as our Chief Financial Officer upon closing of this offering. Prior to joining our company, Mr. Zhang was the member of the Board of Supervisors of Beijing Tongfang Shenhuo Co., Ltd. overseeing its internal accounting practice, and the Chief Financial Officer of Hebei Tsinghua Tongfang Electronics Co., Ltd. from 2005 to August 2018. He served as Chief Financial Officer of Beijing Hede Group Co., Ltd. from 1995 to 2005. Mr. Zhang received his Bachelor’s degree in accounting from North China University of Technology in 1995.

Mr. Fu Liu. Mr. Liu currently serves as a member of our Board of Directors. Mr. Liu has served as the chairman of the board of directors of Shuhai Beijing since February 2015. Prior to his service on the board of Shuhai Beijing, from February 2012 to January 2015, Mr. Liu served as the Chairman of Board of Directors of Harbin Jinfenglvyuan Bio-Technology Co. Ltd. From January 2011 to January 2015, he served as a director of Beijing Jinyajianguo Refrigeration Equipment Co., Ltd. Prior to that, Mr. Liu was the director of Kedong County Rural Economic Management Office in Qiqihar City in Heilongjiang Province from January 2005 to January 2012. Mr. Liu studied accounting at Heilongjiang Institute of Finance and Economics in June 1987 and completed legal studies at the CPC Party School Heilongjiang Provincial Committee in 1989. Among other qualifications, Mr. Liu brings to the Board extensive knowledge of our business, relevant executive officer experience as well as governmental and political expertise. We believe Mr. Liu’s experience qualifies him to serve on our board of directors.

Mr. Stephen (Chun Kwok) Wong. Mr. Wong will serve as a member of our Board of Directors upon closing of this offering. Mr. Wong currently serves as the chief executive officer of Splendid Holding Limited, an interior design company incorporated in Hong Kong. Mr. Wong served as the group financial controller for Fitness World (Group) Limited and MJ Medical Beauty Limited from February 2017 to August 2018. He was a senior associate at Pricewaterhouse Coopers Limited (PwC) from January 2016 to January 2017. He worked at Moore Stephens Associates Limited (Hong Kong) as a senior associate from October 2010 to December 2015. He was a supervisor at KLC Kennic Lui & Co. from July 2009 to August 2010 and an auditor at KLC CPA Limited from October 2005 to June 2008.  Mr. Wong studied accounting and received his Bachelor of Commerce degree in Accounting from Macquarie University in Sydney, Australia in 2005. We believe Mr. Wong’s experience qualifies him to serve on our board of directors.

Mr. Tongjun Si. Mr. Si will serve as a member of our Board of Directors upon closing of this offering. Since January 1998, Mr. Si served as the commissioner of 12th precinct, the chief of the technology bureau and the director of the Police Association of China of the Ministry of Public Security. After retiring in 2002, he has been serving as the vice chairman of China Security & protection Industry Association. Mr. Si graduated from Xi’an Military Telecommunication Engineering Institute (now Xidian University) in 1960. We believe Mr. Si’s experience qualifies him to serve on our board of directors.

Ms. Ling Wang. Ms. Ling Wang will serve as a member of our Board of Directors upon closing of this offering. Ms. Wang served as the Secretary of Party Committee at University of International Business and Economics from 2004 to 2016. She also worked at Consulate General of the People's Republic of China in San Francisco from 1999 to 2003. From 1987 to 1999, she served various positions at the Ministry of Education of the People's Republic of China. Ms. Wang received a Master’s degree in law from Renmin University of China in 1983. We believe Ms. Wang’s experience qualifies her to serve on our board of directors.

Employment Agreements

We had entered into an employment agreement with Ms. Zhixin Liu on February 11, 2018, pursuant to which she serves as our Chief Executive Officer until February 10, 2021 and receives a base monthly salary of RMB 20,000 (approximately $3,011). Ms. Liu is also eligible to receive bonuses, transport allowances and housing allowances. The entire package for Ms. Liu is an annual compensation of RMB 600,000 (approximately $90,340). The employment agreement and its amendment may be terminated in accordance with the provisions of PRC Labor Law. The employment agreement also contains other customary terms under PRC law.

On August 21, 2018, we entered into an employment agreement with Mr. Jijin Zhang, pursuant to which he started working with the Company on August 21, 2018 for a six-month probationary period and will serve as our Chief Financial Officer upon the closing of this offering. The probationary period allows for Mr. Zhang to familiarize with our business and operations. During the probationary period and before the closing of this offering, Mr. Zhang does not assume any responsibilities of the Chief Financial Officer. Mr. Zhang is paid RMB 12,800 (approximately $1,880) during the probationary period and will get a package of RMB 16,000 (approximately $2,350) upon his service as our Chief Financial Officer after the closing of this offering. The employment agreement may be terminated in accordance with the provisions of PRC Labor Law and contains other customary terms under PRC law.

In connection with the closing of this offering, we intend to enter into agreements with all director nominees upon the closing of this offering. Pursuant to the offer letter, each director nominee will agree to attend and participate in such number of meetings of the Board and of the committees of which he or she may become a member as regularly or specially called, and will agree to serve as a director for a year and be up for re-election each year at our annual shareholder meeting. The directors’ services will be compensated by cash under the offer letter, in an amount to be determined by the Board.

Family Relationship

Mr. Liu, one of our directors, is the father of Ms. Liu, our Chairman of the Board, Chief Executive Officer, President, interim Chief Financial Officer, Secretary and Treasurer.

Other than disclosed above, there are no family relationships, or other arrangements or understandings between or among any of the directors, executive officers or other person pursuant to which such person was selected to serve as a director or officer.

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Controlled Company

Upon completion of this offering, Mr. Liu and Ms. Liu will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” for purposes of the NASDAQ Stock Market Rules. As a controlled company, we are permitted to elect to rely, and will rely, on certain exemptions from the obligation to comply with certain corporate governance requirements, including:

•	the requirement that our director nominees be selected or recommended solely by independent directors; and

•	the requirement that we have a corporate governance and nomination committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

We intend to utilize these exemptions. As a result, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NASDAQ Stock Market.

Board Committees

Upon the closing of this offering, our Board of Directors will have an Audit Committee, Compensation Committee, and Nomination and Corporate Governance Committee. The Audit Committee will be composed of Stephen Wong, Tongjun Si and Ling Wang. The Compensation Committee will be composed of Ling Wang, Stephen Wong and Tongjun Si. The Nomination and Corporate Governance Committee will be composed of Tongjun Si, Ling Wang and Stephen Wong.

Our Audit Committee, Compensation Committee, and Nomination and Corporate Governance Committee will each comply with the listing requirements of the Nasdaq Marketplace Rules. At least one member of the Audit Committee will be an “audit committee financial expert,” as that term is defined in Item 407(d)(5)(ii) of Regulation S-K, and each member will be “independent” as that term is defined in Rule 5605(a) of the Nasdaq Marketplace Rules. Our Board of Directors has determined that Stephen Wong will meet those requirements.

Audit Committee

Stephen Wong, Tongjun Si and Ling Wang will be the members of our Audit Committee and Stephen Wong shall serve as the chairperson. All proposed members of our Audit Committee will satisfy the independence standards promulgated by the SEC and by NASDAQ as such standards apply specifically to members of audit committees.

We intend to adopt and approve a charter for the Audit Committee prior to consummation of this offering. In accordance with our Audit Committee Charter, our Audit Committee shall perform several functions, including:

•	evaluate the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor;

•	approve the plan and fees for the annual audit, quarterly reviews, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor;

•	monitor the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law;

•	review the financial statements to be included in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and reviews with management and the independent auditors the results of the annual audit and reviews of our quarterly financial statements;

•	oversee all aspects our systems of internal accounting control and corporate governance functions on behalf of the board;

•	review and approves in advance any proposed related-party transactions and report to the full board of directors on any approved transactions; and

•	provide oversight assistance in connection with legal, ethical and risk management compliance programs established by management and the board of directors, including Sarbanes-Oxley Act implementation, and makes recommendations to the board of directors regarding corporate governance issues and policy decisions.

It is determined that Stephen Wong possesses accounting or related financial management experience that qualifies him as an "audit committee financial expert" as defined by the rules and regulations of the SEC.

Compensation Committee

Ling Wang, Stephen Wong and Tongjun Si will be the members of our Compensation Committee and Ling Wang shall be the chairperson. All members of our Compensation Committee will be qualified as independent under the current definition promulgated by NASDAQ. We intend to adopt a charter for the Compensation Committee prior to consummation of this offering. In accordance with the Compensation Committee’s Charter, the Compensation Committee shall be responsible for overseeing and making recommendations to the board of directors regarding the salaries and other compensation of our executive officers and general employees and providing assistance and recommendations with respect to our compensation policies and practices.

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Nomination and Corporate Governance Committee

Tongjun Si, Ling Wang and Stephen Wong will be the members of our Nomination and Corporate Governance Committee and Tongjun Si shall serve as the chairperson. All members of our Nomination and Corporate Governance Committee will be qualified as independent under the current definition promulgated by NASDAQ. The board of directors intends to adopt and approve a charter for the Nomination and Corporate Governance Committee prior to consummation of this offering. In accordance with the Nomination and Corporate Governance Committee’s Charter, the Nomination and Corporate Governance Committee shall be responsible to identity and propose new potential director nominees to the board of directors for consideration and review our corporate governance policies.

Code of Ethics

We have adopted a written code of ethics  that applies to all of our directors, officers and employees in accordance with the rules of the NASDAQ Stock Market and the SEC. We have filed a copy of our code of ethics as an exhibit to the registration statement of which this prospectus is a part. You will be able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a Current Report on Form 8-K.

Involvement in Certain Legal Proceedings

None of our directors and executive officers have been involved in any of the following events during the past ten years:

1.       any bankruptcy petition filed by or against such person or any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.       any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.       being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from or otherwise limiting his involvement in any type of business, securities or banking activities or to be associated with any person practicing in banking or securities activities;

4.       being found by a court of competent jurisdiction in a civil action, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

5.       being subject of, or a party to, any federal or state judicial or administrative order, judgment decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

6.       being subject of or party to any sanction or order, not subsequently reversed, suspended, or vacated, of any self-regulatory organization, any registered entity or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of our Company. None of our officers and directors currently serves, or in the past year has served, as a member of the compensation committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

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EXECUTIVE COMPENSATION

Summary Compensation Table

The following table provides disclosure concerning all compensation paid for services to our company in all capacities for our fiscal years ended June 30, 2018 and 2017 for (i) each person serving as our principal executive officer (“PEO”), (ii) each person serving as our principal financial officer (“PFO”) and (iii) our two most highly compensated executive officers other than our PEO and PFO whose total compensation exceeded $100,000 (collectively with the PEO, referred to as the “named executive officers” in this Executive Compensation section).

Summary Compensation Table

Name and	Fiscal	Salary		Bonus	Stock Awards	Option Awards	Other Compensation	Total
Principal Position	Year	($)		($)	($)	($)	($)	($)

Ms. Zhixin Liu	2018	$27,642	(1)	—	—	—	—	$27,642
Chairman, CEO, President, Interim-CFO, Secretary and Treasurer	2017	$27,642	(1)	—	—	—	—	$27,642

(1)	Since January 1, 2017, the actual monthly salary Ms. Liu received was approximately RMB 16,000 net of taxes and fringe benefits (approximately $2,300). According to the amendment to the employment agreement, Ms. Liu is entitled to a monthly salary of RMB 20,000 (approximately $3,011) plus any bonuses, transport allowances and housing allowances. Ms. Liu waived her rights of receiving any allowances or bonuses that have not been paid in fiscal year 2018 and 2017.

Equity Compensation Plan Information

On August 22, 2018, our Board of Directors and majority stockholders adopted a 2018 Equity Incentive Plan, or the 2018 Plan, for our company to award up to a maximum of 4,000,000 shares of our common stock, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. No awards have been granted under the 2018 Plan as of the date of this prospectus, but our Board of Directors or a designated committee thereof will have the ability in its discretion from time to time to make awards under the 2018 Plan, including to our officers and directors.

The following paragraphs describe the principal terms of the 2018 Plan.

Types of Awards. The 2018 Plan permits the awards of options, stock appreciation rights, restricted stock, restricted stock units, stock bonus awards and/or performance compensation awards.

Plan Administration. Our Board of Directors or a committee appointed by our Board of Directors will administer the 2018 Plan. Such plan administrator will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each grant.

Award Agreement. Awards granted under the 2018 Plan are evidenced by an award agreement that sets forth the terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event of the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility. We may grant awards to our employees, directors and consultants or prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from our company or our affiliates.

Exercise of Options. The plan administrator determines the expiration date of each award. However, the term of any award may not exceed ten years from the date of a grant. If any such award is not exercised prior to expiration, the award will be deemed forfeited.

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Transfer Restrictions. Awards may not be transferred in any manner by the recipient other than by will or the laws of descent and distribution, except as otherwise provided by the plan administrator.

Amendment and Termination of the 2018 Plan.  Our Board of Directors has the authority to amend, alter, suspend, discontinue, or terminate the plan. However, no such action may adversely affect in any material way any awards previously granted unless agreed by the recipient.

Director Compensation

We did not compensate our directors for their services as members of our board of directors during the year ended June 30, 2018. Directors are generally reimbursed for their reasonable out-of-pocket expenses incurred when attending board or committee meetings. We do not currently have an established plan or policy with regard to compensation of members of our board of directors.

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On May 26, 2015, pursuant to the terms of a stock purchase agreement, Zhixin Liu, our President and Chief Executive Officer, purchased 20,000,000 shares (giving effect to the Forward Split on November 12, 2015 but without giving effect to the reverse stock split that became effective on May 1, 2018), or 57.14%, of our issued and outstanding common stock from Xingzhong Sun, who was our sole officer, director and majority shareholder at the time of the transaction. As part of the transaction, Ms. Liu was appointed as our Chairman of the Board.

Ms. Liu has paid certain operating expenses on behalf of us for product research and development, market expansion and general operation. As of June 30, 2018 and 2017, the amounts due to the President were $27,058 and $129,874, respectively. These amounts are not evidenced by a formal agreement, are interest-free, unsecured and due on demand. As of September 30, 2018, we have fully repaid the outstanding loans.

On January 1, 2016, the Company’s President entered into a car rental agreement with the Company. Pursuant to the agreement, the Company rents a car from the President for a monthly rent of approximately $750. The agreement expired on December 31, 2016. The agreement was renewed and the term was extended to December 31, 2018. The rent paid under this agreement was $9,000 and $8,808 for the years ended June 30, 2018 and 2017, respectively. The rent paid under this agreement was $2,205 and $2,253 for the three months ended September 30, 2018 and 2017 respectively.

On November 11, 2017, we bought a used car for $3,054 from Harbin Jinfenglvyuan Biotechnology Co., Ltd, a related entity owned by Mr. Fu Liu.

In April 2017, Ms. Liu entered into an apartment rental agreement with the Company. Pursuant to the agreement, the Company rents an apartment from Ms. Liu with an annual rent of approximately $2,940. The agreement was renewed and the term was extended to April 30, 2019.

In March and April 2018, we entered into six membership service agreements with five entities and one individual, three of which are stockholders of our company, and eleven agency agreements with eleven individuals, nine of which are stockholders of our company. Pursuant to the membership service agreements, we offer member management services through our Xin Platform APP and charge the entering parties a service fee of RMB1,000 (approximately $150) per member. Pursuant to the agency agreements, the agents are authorized as agents to market Xin Platform APP in specific areas of China. Each agent is required to pay a Xin Platform APP usage fee of $750 and deposit $750 in financial products offered by China Minsheng Bank via Xin Platform APP. Each agent will receive $8 for each customer that applies for a credit card of China Minsheng Bank via Xin Platform APP.

Mr. Liu, our director, is the father of Ms. Liu, our Chairman, Chief Executive Officer, President, interim Chief Financial Officer, Treasurer and Secretary.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of the date of this prospectus, there are 19,254,846 shares of common stock outstanding. The following table sets forth certain information known to us with respect to the beneficial ownership of common stock as of that date by (i) each of our directors and director nominees, (ii) each of our executive officers, (iii) all of our directors, director nominees and executive officers as a group, and (iv) each person, or group of affiliated persons, whom we know to beneficially own more than 5% of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC, which generally define beneficial ownership to include any shares over which a person exercises sole or shared voting or investment power. Such determination is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated, we believe, based on the information furnished to us, that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. None of the stockholders listed in the table are a broker-dealer or an affiliate of a broker dealer. None of the stockholders listed in the table are located in the United States and none of the shares held by them are located in the United States. Applicable percentage ownership prior to the offering is based on 19,254,846 shares of common stock outstanding as of the date of this prospectus. The table also lists the percentage ownership after this offering based on 20,620,846 shares of common stock outstanding immediately after the completion of this offering, assuming no exercise of the underwriters’ over-allotment option to purchase additional shares of common stock from us in this offering.

	Prior to Offering			After Offering
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Approximate Percentage of Outstanding Shares(2)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Outstanding Shares(3)
Zhixin Liu Chairman of the Board, CEO, President, Interim-CFO, Secretary and Treasurer	9,583,335	(4)	49.8%	9,583,335	46.3%
Fu Liu Director	5,416,668	(5)	28.1%	5,416,668	26.2%
Tongjun Si Director Nominee	-		-	-	-
Stephen (Chun Kwok) Wong Director Nominee	-		-	-	-
Ling Wang Director Nominee	-		-	-	-
All officers, directors and director nominees as a group (five individuals)	15,000,003		77.9%	15,000,003	72.4%

(1)	Unless otherwise indicated, the business address of each of the individuals is 1 Xinghuo Rd. Changning Building, 11th Floor, Fengtai District, Beijing, People’s Republic of China.
(2)	Based on 19,254,846 shares issued and outstanding prior to this offering.
(3)	Based on 20,704,846 shares issued and outstanding immediately after this offering.
(4)	Pursuant to the Share Escrow Agreement that will be entered into in connection with this offering, Ms. Liu has agreed to place a total of 9,104,167 shares of common stock into escrow that may be cancelled in the event we do not meet the performance thresholds for the following 5 fiscal years set forth in the Share Escrow Agreement.
(5)	Pursuant to the Share Escrow Agreement that will be entered into in connection with this offering, Mr. Liu has agreed to place a total of 5,145,833 shares of common stock into escrow that may be cancelled in the event we do not meet the performance thresholds for the following 5 fiscal years set forth in the Share Escrow Agreement.

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DESCRIPTION OF SECURITIES

As of the date of this prospectus, we are authorized to issue 375,000,000 shares of common stock, par value $0.001 per share. As of the date of this prospectus, 19,254,846 shares of common stock were issued and outstanding and no shares of preferred stock were issued and outstanding. At the completion of this offering, there will be 20,704,846 shares of common stock issued and outstanding. If the underwriters exercise in full their over-allotment option to purchase additional shares of common stock from us, at the completion of this offering, there would be 20,922,346 common shares issued and outstanding.

Common Stock

Each share of our common stock is entitled to one vote on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law, the holders of common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy. Holders of common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  Our Articles of Incorporation do not provide for cumulative voting in the election of directors. Holders of common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights; meaning that the holders of 50.1% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, and, in such event, the holders of the remaining shares will not be able to elect any of our directors.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our Board and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Transfer Agent and Registrar

The transfer agent for our common stock is West Coast Stock Transfer, Inc. located at 721 N. Vulcan Ave. Ste. 205, Encinitas, CA 92024, telephone number 619-664-4780 and facsimile are 619-664-4780 and 760-452-4423.

Listing

Our common stock has been approved to be listed on the NASDAQ Capital Market under the trading symbol “DTSS”.

Indemnification of Officers and Directors

Pursuant to our Articles of Incorporation as amended, and Amended and Restated Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interest, provided, however, that (i) we will not indemnify such person against expenses incurred in connection with an action if he is threatened but does not become a party unless the incurring of such expenses was authorized by the Board of Directors and (ii) we will not indemnify against any amount paid in settlement unless our Board of Directors has consented to such settlement.

An officer or director is not entitled to indemnification against costs or expenses incurred in connection with any action, commenced by such person against us or any person who is or was a director, officer, fiduciary, employee or agent of our company unless and to the extent that the officer or directors is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or directors is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

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MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been approved to be listed on the NASDAQ Capital Market under the trading symbol “DTSS.”

Holders

As of the date of this prospectus, there are 427 holders of record of our common stock.

Dividends

We do not expect to pay cash dividends or make any other distributions in the foreseeable future.

Securities Authorized for Issuance under Equity Compensation Plans

Our Board of Directors and our stockholders have adopted the 2018 Plan and reserve an aggregate of 4,000,000 shares of common stock for issuance under the 2018 Plan. The 2018 Plan permits the grant of options, stock appreciation rights, restricted stock, restricted stock units, stock bonus awards and/or performance compensation awards. As of the date of this prospectus, there are no outstanding awards under the 2018 Plan.

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SHARES ELIGIBLE FOR FUTURE SALE

Our common stock has been approved to be listed on the NASDAQ Capital Market under the trading symbol “DTSS.” We make no prediction as to the effect, if any, that market sales of our common stock or the availability of our common stock for sale will have on the market price of common stock prevailing from time to time. Nevertheless, sales of substantial amounts of our common stock in the public market, or the perception that such sales could occur, could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of equity securities.

Upon the completion of this offering, we will have an aggregate of 20,704,846 shares of common stock outstanding. All of the  shares of common stock sold in this offering, including any shares sold upon exercise of the underwriters’ over-allotment option, will be freely tradable, except that any common stock purchased by “affiliates” (as that term is defined in Rule 144 under the Securities Act), may only be sold in compliance with the limitations described below. After this offering, 18,217,569 shares of common stock (excluding any shares issuable upon exercise of outstanding options) will be deemed “restricted securities” as defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or Rule 701, promulgated under the Securities Act, which rules are summarized below.

As a result of the contractual restrictions described below and the provisions of Rule 144 and Rule 701, the restricted shares will be available for sale in the public market as follows: 750,003 shares of common stock will be eligible for sale upon the expiration of the lock-up agreements, described below, beginning 180 days after the completion of the offering subject to extension in certain circumstances. Another 14,250,000 shares of common stock placed in escrow with an escrow agent will be released back to Mr. Liu and Ms. Liu upon the Company satisfying certain milestones pursuant to certain Share Escrow Agreement, and these shares will be eligible for sale upon the expiration of the lock-up agreements.

Lock-up Agreements

We and our directors, executive officers and certain other shareholders holding in the aggregate 77.9% of our outstanding common stock have agreed, subject to some exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock, or any securities convertible into or exchangeable or exercisable for our common stock, for a period of 180 days after the completion of the offering. After the expiration of the 180-day period, our common stock held by our directors, executive officers or our other existing shareholders may be sold subject to the restrictions under Rule 144 under the Securities Act or other exemptions from registration with the SEC or by means of SEC-registered public offerings.

Rule 144

In general, under Rule 144 as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell upon expiration of the lock-up agreements described above, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common stock then outstanding, which will equal approximately 2,062,085 shares immediately after this offering; or

•	the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

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Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

Rule 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering are entitled to resell such shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period requirements or other restrictions contained in Rule 701.

The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirement.

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UNDERWRITING

We have entered into an underwriting agreement with ViewTrade Securities, Inc. to act as representative for the underwriters named below. Subject to the terms and conditions of the underwriting agreement, the underwriters named below have agreed to purchase, and we have agreed to sell to them, the number of our common stock at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this prospectus and as indicated below:

Underwriter	Number of Shares
ViewTrade Securities, Inc.	1,450,000
Total	1,450,000

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the shares of the common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to other conditions. The underwriters are obligated to take and pay for all of the common stock offered by this prospectus if any such shares are taken.

We have granted an option to the underwriter, exercisable for 45 days after the date of the date of this prospectus, to purchase up to 217,500 additional shares of common stock at the public offering price, less the underwriting discounts and commissions.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters will initially offer the shares to be sold in this offering directly to the public at the public offering price set forth on the cover of this prospectus and to selected dealers at the public offering price less a selling concession not in excess of $0.16 per share. After the offering, the underwriters may change the offering price and other selling terms. No change in those terms will change the amount of proceeds to be received by us as set forth on the cover of this prospectus.

Our common stock has been approved to be listed on the NASDAQ Capital Market under the symbol “DTSS”.

The following table shows the per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us (assuming both no exercise and full exercise of the underwriter’s over-allotment option):

		Total
	Per Share	Without Over- Allotment	With Over- Allotment
Public offering price	$4.00	$5,800,000	$6,670,000
Underwriting discounts and commissions(1)	$0.30	$435,000	$500,250
Proceeds to us, before expenses	$3.70	$5,365,000	$6,619,750

(1)	Selling concession (4%); Underwriting Fee (1.5%); Management Fee (2%). Does not include other expenses described below.

In addition, we have agreed to pay up to $175,000 for certain costs and expenses incurred by the underwriters in connection with the offering, as provided in the underwriting agreement, to the underwriters.

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We shall also be responsible for all expenses relating to the offering, including, without limitation, (a) all filing fees and communication and printing expenses relating to the registration of the shares to be sold in the offering with the SEC and the filing of the offering materials with the Financial Industry Regulatory Authority, Inc., or FINRA; (b) costs of preparing, printing and delivering exhibits to the registration statement; (c) fees of our counsel and accountants, including fees associated with “blue sky” filings; (d) fees to translate documents for due diligence purposes; and (e) reasonable costs for road show meetings, including the cost of informational meetings.

In addition, we have agreed to issue warrants to the representative of the underwriters to purchase a number of shares of common stock equal to 7% of the total number of shares of common stock sold in this offering at an exercise price equal to 150% of the offering price of the common stock sold in this offering. These warrants may be purchased in cash or via cashless exercise, will be exercisable for five years from the effective date of the Registration Statement on Form S-1 of which this prospectus forms a part and will terminate on the fifth anniversary of the effective date of the Registration Statement on Form S-1 of which this prospectus forms a part. The warrants and the underlying shares will be deemed compensation by FINRA, and therefore will be subject to FINRA Rule 5110(g)(1). In accordance with FINRA Rule 5110(g)(1), neither the underwriter warrants nor any of our shares issued upon exercise of the underwriter warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the effective date of the registration statement of which this prospectus is a part, subject to certain exceptions.

We estimate that the total expenses of the offering payable by us, excluding the underwriting discounts and commissions, will be approximately $696,826.

Indemnification Escrow Agreement

We have agreed with the underwriters in this offering to establish an escrow account in the United States and to fund such account with $1,000,000 from this offering that may be utilized by the underwriters to fund any bona fide indemnification claims of the underwriters arising during an 18-month period following the offering, or longer if there is evidence that may reasonably result in us having to indemnify the underwriters, but in no event shall the funds be held in escrow for longer than two years following the offering. The escrow account will not be interest bearing, and we will be free to invest the assets in securities. All funds that are not subject to an indemnification claim will be returned to us after the applicable period expires; provided, that $400,000 of such $1,000,000 amount shall be disbursed to us, upon joint written instruction from us and the representative of the underwriters, within five (5) business days after such representative has confirmed receipt of a written closing legal opinion (addressed to such representative) of DeHeng Law Offices, Chinese counsel to such representative, in form and substance reasonably satisfactory to such representative.

No Sales of Similar Securities

We have agreed not to offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any common stock or any securities convertible into or exercisable or exchangeable for common stock or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such transaction is to be settled by delivery of common stock or such other securities, in cash or otherwise, without the prior written consent of the representative, for a period of 180 days from the effective date of the registration statement of which this prospectus is a part.

In addition, our directors, executive officers and holders of more than 5% of our common stock have entered into lock-up agreements with the representative pursuant to which each of these persons or entities, for a period of 180 days from the effective date of the registration statement of which this prospectus is a part, have agreed not to: (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive common stock (including common stock which may be deemed to be beneficially owned by such person in accordance with the rules and regulations of the SEC and securities which may be issued upon exercise of a stock option or warrant) whether now owned or hereafter acquired; (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the foregoing securities, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of common stock or such other securities, in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any common stock or any security convertible into or exercisable or exchangeable for common stock; or (4) publicly disclose the intention to do any of the foregoing.

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The lock-up restrictions described in the immediately preceding paragraph do not apply with respect to any transfer:

(i)	as a bona fide gift or gifts,

(ii)	to any trust for the direct or indirect benefit of the holder or the immediate family of the holder,

(iii)	if the holder is a corporation, partnership, limited liability company, trust or other business entity (1) transfers to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate of the holder or (2) distributions of our common stock or any security convertible into or exercisable for our common stock to limited partners, limited liability company members or stockholders of the holder,

(iv)	if the holder is a trust, transfers to the beneficiary of such trust,

(v)	by testate succession or intestate succession; or

(vi)	pursuant to the underwriting agreement;

provided, in the case of clauses (i)-(v), that (x) such transfer will not involve a disposition for value, (y) the transferee agrees in writing with the representative to be bound by the terms of a lock-up agreement, and (z) no filing by any party under Section 16(a) of the Exchange Act will be required or will be made voluntarily in connection with such transfer. Furthermore, notwithstanding the foregoing, the holder may transfer common stock in a transaction not involving a public offering or public resale; provided that (x) the transferee agrees in writing with the representative to be bound by the terms of a lock-up agreement, and (y) no filing by any party under Section 16(a) of the Exchange Act is required or is made voluntarily in connection with such transfer.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriters or selling group members, if any, participating in this offering and the underwriters may distribute prospectuses electronically. The underwriters may agree to allocate a number of common stock to selling group members for sale to their online brokerage account holders. The common stock to be sold pursuant to Internet distributions will be allocated on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or the underwriters, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under option to purchase additional shares. The underwriters can close out a covered short sale by exercising the over-allotment option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under the option to purchase additional shares. The underwriters may also sell shares in excess of the option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

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The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing our common stock in this offering because the underwriters repurchase those shares in stabilizing or short covering transactions.

Finally, the underwriters may bid for, and purchase, our common stock in market making transactions, including “passive” market making transactions as described below.

These activities may stabilize or maintain the market price of our common stock at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities, and may discontinue any of these activities at any time without notice. These transactions may be effected on the NASDAQ Capital Market, in the over-the-counter market, or otherwise.

Passive Market Making

In connection with this offering, the underwriters may engage in passive market making transactions in our common stock on the NASDAQ Capital Market in accordance with Rule 103 of Regulation M under the Exchange Act, during a period before the commencement of offers or sales of the shares and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, then that bid must then be lowered when specified purchase limits are exceeded.

Potential Conflicts of Interest

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

The underwriters are expected to make offers and sales both in and outside the United States through their respective selling agents. Any offers and sales in the United States will be conducted by broker-dealers registered with the SEC.

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Hong Kong

The common stock may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 622, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

People’s Republic of China

This prospectus has not been and will not be circulated or distributed in China, and common stock may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of China except pursuant to applicable laws and regulations of China. For the purpose of this paragraph, China does not include Taiwan, and the special administrative regions of Hong Kong and Macau.

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LEGAL MATTERS

Ellenoff Grossman & Schole LLP, New York, New York, will pass upon the validity of the issuance of the shares of our common stock offered by this prospectus as our counsel. K&L Gates LLP is acting as counsel to the underwriters in connection with this offering.

EXPERTS

The consolidated balance sheets of our Company and its subsidiaries as of June 30, 2017 and 2018, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity and cash flow for the years then ended appearing in this registration statement of which this prospectus forms a part have been so included in reliance on the report of Wei, Wei & Co. LLP, an independent registered public accounting firm, appearing elsewhere in this prospectus, given the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On August 30, 2017, we dismissed our independent registered public accounting firm, Anton & Chia, LLP. The decision to change the independent registered public accounting firm was recommended and approved by our Board of Directors. Anton & Chia, LLP’s report on our financial statements for the year ended June 30, 2016 did not contain any adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles, except that the audit report contained an uncertainty about our ability to continue as a going concern. In connection with the audit of the year ended June 30, 2016 and through August 30, 2017, there were (1) no disagreements with Anton & Chia, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of Anton & Chia, LLP would have caused Anton & Chia, LLP to make reference to the subject matter of the disagreement(s) in connection with its reports, and (2) no reportable events as such term is defined in Item 304(a)(1)(v) of Regulation S-K. A copy of Anton & Chia, LLP’s letter addressed to the SEC is filed as Exhibit 16.1 to the current report on Form 8-K filed with the SEC on August 31, 2017.

On August 30, 2017, we, upon the approval of our Board of Directors, engaged Wei, Wei & Co., LLP as our new independent registered public accounting firm to audit and review our financial statements. During the years ended June 30, 2016 and 2017 and the subsequent interim period through August 30, 2017, we (or any person on our behalf) did not consult with Wei, Wei & Co., LLP regarding any of the matters described in Items 304(a)(2)(i) or 304(a)(2)(ii) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to our common stock offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and in each instance that a copy of such contract, agreement or document has been filed as an exhibit to the registration statement, we refer you to the copy that we have filed as an exhibit.

We will file annual, quarterly and special reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at http://www.sec.gov. The information we file with the SEC or contained on or accessible through our corporate web site or any other web site that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

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DATASEA INC.

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders of Datasea, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Datasea, Inc. and subsidiaries (the “Company”) as of June 30, 2018 and 2017, and the related statements of operations, change in stockholders’ equity, and cash flows for the year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2018 and 2017, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Emphasis of Matter – Going Concern

The accompanying financial statements have been prepared assuming that Datasea, Inc. and subsidiaries will continue as a going concern. As more fully described in Note 2, the Company has reported net losses of approximately $1,604,000 and $1,193,000 for the years ended June 30, 2018 and 2017 respectively. At June 30, 2018, the Company has deficit of $4,124,947. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Wei, Wei & Co., LLP

We have served as the Company’s auditor since 2017.

Flushing, New York

September 13, 2018

F-2

DATASEA INC.

CONSOLIDATED BALANCE SHEETS

	June 30,	June 30,
	2018	2017

ASSETS
Current Assets
Cash	$1,031,486	$1,174,950
Accounts receivable	—	221
Inventory	75,910	101,300
Prepaid expenses and other current assets	127,880	94,439
Total Current Assets	1,235,276	1,370,910

Property and equipment, net	55,270	59,286
Intangible assets, net	13,887	13,783
Deferred registration costs	72,532	—
Total Assets	$1,376,965	$1,443,979

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$13,503	$13,261
Accrued expenses and other payables	150,283	66,975
Advance for sale of common stock	—	675,235
Loan payable-shareholder	27,058	129,874
Total Current Liabilities	190,844	885,345

Stockholders’ Equity

Common stock, $0.001 par value, 375,000,000 shares authorized, 19,170,846 and 18,870,346 shares issued and outstanding at June 30, 2018 and 2017, respectively	19,171	18,870
Additional paid-in capital	5,121,102	3,002,878
Accumulated comprehensive income	170,795	57,692
Deficit	(4,124,947)	(2,520,806)
Total Stockholders’ Equity	1,186,121	558,634

Total Liabilities and Stockholders’ Equity	$1,376,965	$1,443,979

See accompanying notes to the consolidated financial statements

F-3

DATASEA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Years Ended
	June 30, 2018	June 30, 2017

Revenues	$10,571	$140,774
Cost of goods sold	4,819	85,397
Gross profit	5,752	55,377

Operating expenses
Selling expenses	172,029	151,600
General and administrative expenses	1,133,534	953,767
Research and development expenses	361,616	203,600
Total operating expenses	1,667,179	1,308,967

Loss from operations	(1,661,427)	(1,253,590)

Other income
Other income, net	57,560	59,368
Interest expense	(274)	1,006
Total other income(expense)	57,286	60,374

Net loss	(1,604,141)	(1,193,216)
Other comprehensive loss
Foreign currency translation adjustment	113,103	63,551
Total comprehensive loss	$(1,491,038)	$(1,129,665)

Net loss per share
Basic and diluted	$(0.08)	$(0.06)

Weighted average shares outstanding
Basic and diluted	19,130,098	18,596,678

See accompanying notes to the consolidated financial statements

F-4

DATASEA INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

	Common Shares	Par Value	Additional Paid in Capital	Deficit	Accumulated Other Comprehensive (Loss)Income	Total Stockholders’ Equity
Balance at June 30, 2016	18,462,680	$18,462	$1,315,546	$(1,327,590)	$(5,859)	$559
Issuance of common stock	407,666	408	1,687,332	—	—	1,687,740
Net loss	—	—	—	(1,193,216)	—	(1,193,216)
Foreign currency translation gain	—	—	—	—	63,551	63,551
Balance at June 30, 2017	18,870,346	18,870	3,002,878	(2,520,806)	57,692	558,634
Issuance of common stock	300,500	301	2,118,224			2,118,525
Net loss	—	—	—	(1,604,141)	—	(1,604,141)
Foreign currency translation gain	—	—	—	—	113,103	113,103
Balance at June 30, 2018	19,170,846	$19,171	$5,121,102	$(4,124,947)	$170,795	$1,186,121

See accompanying notes to the consolidated financial statements

F-5

DATASEA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended
	June 30, 2018	June 30, 2017

Cash flows from operating activities:
Net loss	$(1,604,141)	$(1,193,216)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	32,694	50,097
Expenses paid by president	9,000	88,496
Changes in current assets and current liabilities:
Accounts receivable	225	(221)
Project in progress	—	213,321
Inventory	27,195	(90,122)
Prepaid expenses and other current assets	(31,660)	(1,479)
Accounts payable	—	(180,023)
Accrued expenses and other payables	81,958	51,609
Net cash (used in) operating activities	(1,484,730)	(1,061,538)

Cash flows from investing activities:
Acquisition of office equipment and intangible assets	(27,454)	(10,676)
Net cash (used in) investing activities	(27,454)	(10,676)

Cash flows from financing activities:
(Payment) of loan payable - shareholder, net	(123,850)	(131,660)
Net proceeds from issuance of common stock	1,432,128	1,687,740
(Payment) deferred registration costs	(72,408)	—
Advances for issuance of common stock	—	671,825
Net cash provided by financing activities	1,235,870	2,227,905

Effect of exchange rate changes on cash	132,850	7,457

Net (decrease) increase in cash	(143,464)	1,163,148

Cash – beginning of year	1,174,950	11,802

Cash – ending of year	$1,031,486	$1,174,950

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Non-cash financing activity:
Expenses paid by president	$9,000	$88,496

See accompanying notes to the consolidated financial statements

F-6

DATASEA INC.

Notes to Consolidated Financial Statements

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Datasea Inc. (the “Company”) was incorporated in the State of Nevada on September 26, 2014 under the name Rose Rock Inc. and changed its name to Datasea Inc. on May 27, 2015 by amending its articles of incorporation. On May 26, 2015, the Company’s founder, Xingzhong Sun, sold 20,000,000 shares (giving effect to the Forward Split on November 12, 2015 but without giving effect to the reverse stock split that became effective on May 1, 2018) of his common stock of the Company (the “Common Stock”) to Zhixin Liu, one of the owners of Shuhai Skill (HK) as defined below. On October 29, 2015, Mr. Sun sold his remaining 5,000,000 shares of Common Stock of the Company to Ms. Liu.

On October 29, 2015, the Company entered into a share exchange agreement (the “Exchange Agreement”) with the shareholders (the “Shareholders”) of Shuhai Information Skill (HK) Limited (“Shuhai Skill (HK)”), a limited liability company incorporated on May 15, 2015 under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”). Pursuant to the terms of the Exchange Agreement, the Shareholders, who together own 100% of the ownership rights in Shuhai Skill (HK), transferred all of the issued and outstanding ordinary shares of Shuhai Skill (HK) to the Company in exchange for the issuance of an aggregate of 20,000,000 shares (giving effect to the Forward Split on November 12, 2015 but without giving effect to the reverse stock split that became effective on May 1, 2018) of Common Stock, thereby causing Shuhai Skill (HK) and its wholly owned subsidiaries, Tianjin Information Sea Information Technology Co., Ltd. (“Tianjin Information”), a limited liability company incorporated under the laws of the PRC, and Harbin Information Sea Information Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC, to become wholly-owned subsidiaries of the Company, and Shuhai Information Technology Co., Ltd., also a limited liability company incorporated under the laws of the PRC (“Shuhai Beijing”), to become a variable interest entity (“VIE”) of the Company through a series of contractual agreements between Shuhai Beijing and Tianjin Information. The transaction was accounted for as a reverse merger, with Shuhai Skill (HK) and its subsidiaries being the accounting survivor. Accordingly, the historical financial statements presented are those of Shuhai Skill (HK) and its consolidated subsidiaries.

Following the Share Exchange, the Shareholders, being Zhixin Liu and her father, Fu Liu, owned approximately 81.82% of the outstanding shares of Common Stock. As of October 29, 2015, there were 55,000,000 shares (giving effect to the Forward Split on November 12, 2015 but without giving effect to the reverse stock split that became effective on May 1, 2018) of Common Stock issued and outstanding, 45,000,000 of which were beneficially owned by Zhixin Liu and Fu Liu.

On May 1, 2018, the Company had a 1 of 3 reverse stock split decreasing the shares outstanding from 57,511,711 to 19,170,827. The consolidated financial statements have been retroactively adjusted to reflect the reverse split.

After the Share Exchange, the Company, through its consolidated subsidiaries and VIE is engaged in the business of providing Internet security products, new media advertising, micro-marketing, and data analysis services in the PRC.

NOTE 2 – GOING CONCERN

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying consolidated financial statements, the Company has generated losses of ($1,604,141) and ($1,193,216) during the years ended June 30, 2018 and 2017, has a deficit of approximately ($4,124,000) and ($2,521,000) at June 30, 2018 and 2017, and continues to incur significant losses since inception. These circumstances, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company’s management recognizes that the Company must generate sales and additional resources to enable it to continue to develop its operations. Based on increased demand for internet services in China, including internet security and data integration, the Company’s management team expects healthy growth in its business. The Company’s management intends to raise additional financing through debt and/or equity financing or through other means that it deems necessary, with a view to moving forward and sustaining prolonged growth in its initial phases. However, no assurance can be given that the Company will be successful in raising additional capital or obtaining financing on acceptable terms and ultimately achieving profitable operations to sustain the Company.

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include the financial statements of the Company and its 100% owned subsidiaries of Shuhai Skill (HK), Tianjin Information and its VIE, Shuhai Beijing.

F-7

DATASEA INC.

Notes to Consolidated Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

VARIABLE INTEREST ENTITY

Pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Section 810, “Consolidation” (“ASC 810”), the Company is required to include in its consolidated financial statements, the financial statements of its variable interest entity (“VIE”). ASC 810 requires a VIE to be consolidated if the company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. A VIE is an entity in which a company, through contractual arrangements, bears the risk of, and enjoys the rewards normally associated with ownership of the entity, and therefore the company is the primary beneficiary of the entity.

Under ASC 810, a reporting entity has a controlling financial interest in a VIE, and must consolidate that VIE, if the reporting entity has both of the following characteristics: (a) the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance; and (b) the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. The reporting entity’s determination of whether it has this power is not affected by the existence of kick-out rights or participating rights, unless a single enterprise, including its related parties and de - facto agents, have the unilateral ability to exercise those rights. Shuhai Beijing’s actual stockholders do not hold any kick-out rights that affect the consolidation determination.

Through the VIE agreements, the Company is deemed the primary beneficiary of Shuhai Beijing. Accordingly, the results of Shuhai Beijing have been included in the accompanying consolidated financial statements. Shuhai Beijing has no assets that are collateral for or restricted solely to settle their obligations. The creditors of Shuhai Beijing do not have recourse to the Company’s general credit.

VIE Agreements

Operation and Intellectual Property Service Agreement – This agreement allows Tianjin Information to manage and operate Shuhai Beijing and collect 100% of their net profits. Under the terms of the Operation and Intellectual Property Service Agreement, Shuhai Beijing entrusts Tianjin Information to manage its operations, manage and control its assets and financial matters, and provide intellectual property services, purchasing management services, marketing management services and inventory management services to Shuhai Beijing. Shuhai Beijing and its shareholders shall not make any decisions nor direct the activities of Shuhai Beijing without Tianjin Information’s consent.

Shareholders’ Voting Rights Entrustment Agreement – Tianjin Information has entered into a shareholders’ voting rights entrustment agreement (the “Entrustment Agreement”) under which Zhixin Liu and Fu Liu (collectively the “Shuhai Beijing Shareholders”) have vested their voting power in Shuhai Beijing to Tianjin Information or its designee(s).  The Entrustment Agreement does not have an expiration date.

Equity Option Agreement –the Shuhai Beijing Shareholders and Tianjin Information entered into an equity option agreement (the “Option Agreement”), pursuant to which the Shuhai Beijing Shareholders have granted Tianjin Information or its designee(s) the irrevocable right and option to acquire all or a portion of Shuhai Beijing Shareholders’ equity interests in Shuhai Beijing for an option price of RMB0.001 for each capital contribution of RMB1.00. Pursuant to the terms of the Option Agreement, Tianjin Information and the Shuhai Beijing Shareholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information under the Option Agreement. Tianjin Information agreed to pay RMB1.00 annually to Shuhai Beijing Shareholders to maintain the option rights. Tianjin Information may terminate the Option Agreement upon prior written notice. The Option Agreement is valid for a period of 10 years from the effective date and renewable at Tianjin Information’s option.

F-8

DATASEA INC.

Notes to Consolidated Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Equity Pledge Agreement – Tianjin Information and the Shuhai Beijing Shareholders entered into an equity pledge agreement on October 27, 2015 (the “Equity Pledge Agreement”). The Equity Pledge Agreement serves to guarantee the performance by Shuhai Beijing of its obligations under the Operation and Intellectual Property Service Agreement and the Option Agreement. Pursuant to the Equity Pledge Agreement, Shuhai Beijing Shareholders have agreed to pledge all of their equity interests in Shuhai Beijing to Tianjin Information. Tianjin Information has the right to collect any and all dividends, bonuses and other forms of investment returns paid on the pledged equity interests during the pledge period. Pursuant to the terms of the Equity Pledge Agreement, the Shuhai Beijing Shareholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information. Upon an event of default or certain other agreed events under the Operation and Intellectual Property Service Agreement, the Option Agreement and the Equity Pledge Agreement, Tianjin Information may exercise the right to enforce the pledge.

USE OF ESTIMATES

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant areas requiring the use of management estimates include, but are not limited to, the estimated useful life and residual value of property and equipment, provision for staff benefits, recognition and measurement of deferred income taxes and the valuation allowance for deferred tax assets. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates and such differences may be material to our consolidated financial statements.

Contingencies

Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that may be pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s consolidated financial statements.

If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. As of June 30, 2018 and 2017, the Company has no contingencies.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits and short-term cash investments that are highly liquid in nature and have original maturities of three months or less. The Company has no cash equivalents as of June 30, 2018 and 2017.

Inventory

Inventory, principally purchased routers used in installations and electronic student cards, is valued at the lower of cost or net realizable value. The value of inventory is determined using the first-in, first-out method. The Company periodically estimates an inventory allowance for estimated unmarketable inventories when necessary. Inventory amounts are reported net of such allowances. There were no allowances for inventory as of June 30, 2018 and 2017.

F-9

DATASEA INC.

Notes to Consolidated Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Deferred REGISTRATION Costs

The Company defers certain legal, accounting and other third-party fees that are directly associated with in-process equity financings as deferred registration costs until such financings are consummated. After consummation of the equity financing, these costs are recorded in stockholders’ equity as a reduction of additional paid-in capital generated as a result of the offering. Should the equity financing for which those costs relate no longer be considered probable of being consummated, all deferred registration costs will be charged to operating expenses in the statement of operations at such time. The Company had deferred registration costs of $72,532 as of June 30, 2018.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Major repairs and improvements that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method over estimated useful lives as follows:

Furniture and fixtures	5-10 years
Office equipment	3-5 years

INTANGIBLE ASSETS

Intangible assets with finite lives are amortized using the straight-line method over their estimated period of benefit. Evaluation of the recoverability of intangible assets is made to take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization. No impairment of intangible assets has been identified as of the balance sheet dates.

Intangible assets include licenses and certificates and are amortized over their useful life of ten years.

FAIR VALUE MEASUREMENTS AND DISCLOSURES

FASB ASC Topic 820, “Fair Value Measurements,” defines fair value, and establishes a three-level valuation hierarchy for disclosures that enhances disclosure requirements for fair value measures. The three levels are defined as follows:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The carrying value of cash, accounts receivable, inventory, prepaid expenses and other current assets, accounts payable, accrued expenses and other payables, advances for issuance of common stock and loan payable-shareholder, approximate their fair values due to their short maturities.

As of June 30, 2018, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value on a recurring basis.

F-10

DATASEA INC.

Notes to Consolidated Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with FASB ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets such as property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, or it is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. During the reporting periods there was no impairment loss recognized on long-lived assets.

Revenue Recognition

The Company recognizes revenues from professional services contracts. Customers are billed, according to individual agreements. Revenues from professional services are recognized on a completed-contract basis, in accordance with ASC Topic 605, Under the completed-contract basis, contract costs are recorded to projects in process and billings and/or cash received are recorded to a deferred revenue liability account during the periods of construction. Costs include direct material, direct labor and subcontract labor. All revenues, costs, and profits are recognized in operations upon completion of the contract. A contract is considered completed when all costs except insignificant items have been incurred and final acceptance has been received from the customer. Corporate general and administrative expenses are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as incurred. For uncompleted contracts, the deferred asset (accumulated contract costs) in excess of the deferred liability (billings and/or cash received) is classified under current assets as costs in excess of billings on uncompleted contracts. The deferred liability (billings and/or cash received) in excess of the deferred asset (accumulated contract costs) is classified under current liabilities as billings in excess of costs on uncompleted contracts. Contract retentions are included in accounts receivable.

During the years ended June 30, 2018 and 2017, one customer accounted for 85.1% and 100% of the Company’s total sales, respectively.

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company has no material uncertain tax positions for any of the reporting years.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses are expensed in the period when they are incurred. For the years ended June 30, 2018 and 2017, the Company incurred research and development expenses of $361,616 and $203,600, respectively.

F-11

DATASEA INC.

Notes to Consolidated Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

CONCENTRATION OF CREDIT RISK

The Company maintains cash in accounts with state-owned banks within the PRC. Cash in state-owned banks is not covered by insurance. Should any of these institutions holding the Company’s cash become insolvent, or if the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit with that institution. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in these bank accounts.

FOREIGN CURRENCY TRANSLATION AND COMPREHENSIVE INCOME (LOSS)

The accounts of the Company’s Chinese entities are maintained in RMB and the accounts of the U.S. parent company are maintained in United States dollars (“USD”) The accounts of the Chinese entities were translated into USD in accordance with FASB ASC Topic 830 “Foreign Currency Matters.” All assets and liabilities were translated at the exchange rate on the balance sheet date; stockholders’ equity is translated at historical rates and the statements of operations and cash flows are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported in other comprehensive income in accordance with FASB ASC Topic 220, “Comprehensive Income.” Gains and losses resulting from the foreign currency transactions are reflected in the statements of operations.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02 Amendments to ASC 842 Leases. This update requires a lessee to recognize the assets and liability (the lease liability) arising from operating leases on the balance sheet for the lease term. When measuring assets and liabilities arising from a lease, a lessee (and a lessor) should include payments to be made in optional periods only if the lessee is reasonably certain to exercise an option to extend the lease or not to exercise an option to terminate the lease. Within a twelve months or less lease term, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. If a lessee makes this election, it should recognize lease expense on a straight-line basis over the lease term. In transition, this update will be effective for public entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company does not currently expect the adoption of ASU 2016-02 to have a material impact on the Company’s financial statements unless it enters into a new long-term lease.

In September 2017, the FASB issued ASU 2017-13, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842). The main objective of this pronouncement is to clarify the effective date of the adoption of ASC Topic 606 and ASC Topic 842 and the definition of public business entity as stipulated in ASU 2014-09 and ASU 2016-02. ASU 2014-09 provides that a public business entity and certain other specified entities adopt ASC Topic 606 for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. All other entities are required to adopt ASC Topic 606 for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. ASU 2016-12 requires that “a public business entity and certain other specified entities adopt ASC Topic 842 for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. All other entities are required to adopt ASC Topic 842 for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020”. ASU 2017-13 clarifies that the SEC would not object to certain public business entities electing to use the non-public business entities effective dates for applying ASC 606 and ASC 842. ASU 2017-13, however, limits such election to certain public business entities that “otherwise would not meet the definition of a public business entity except for a requirement to include or inclusion of its financial statements or financial information in another entity’s filings with the SEC”.

F-12

DATASEA INC.

Notes to Consolidated Financial Statements

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. The amendments in this ASU clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. Basically, these amendments provide a screen to determine when a set is not a business. If the screen is not met, the amendments in this ASU first, require that to be considered a business, a set must include, at a minimum, an input and a substantive process that together significantly contribute to the ability to create output and second, remove the evaluation of whether a market participant could replace missing elements. These amendments take effect for public businesses for fiscal years beginning after December 15, 2017 and interim periods within those periods, and all other entities should apply these amendments for fiscal years beginning after December 15, 2018, and interim periods within annual periods beginning after December 15, 2019.

In January 2017, the FASB issued ASU 2017-01, Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The Company does not expect the adoption of the amendment in this ASU to have a significant impact on the Company’s consolidated financial statements.

In November 2016, the FASB issued ASU 2016-18, Restricted Cash. The amendments in this update address diversity in practice that exists in the classification and presentation of changes in restricted cash and require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. ASU 2016-18 is effective for the Company beginning January 1, 2018 and is required to be applied using a retrospective transition method to each period presented. The Company does not expect the adoption of the amendment in this ASU to have a significant impact on the Company’s consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying consolidated financial statements.

Note 4 – deferred financing costs

The Company incurred and deferred registration costs of $72,532 as of June 30, 2018. Such costs consist of professional fees associated with the Company’s proposed public offering of Common Stock.

Note 5 – PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

	June 30, 2018	June 30, 2017
Office furniture and fixtures	$71,027	$58,064
Office equipment	55,041	40,248
Subtotal	126,068	98,312
Less: Accumulated depreciation	70,798	39,026
Total	$55,270	$59,286

Depreciation expense for the years ended June 30, 2018 and 2017 were $31,007 and $48,626, respectively.

NOTE 6 –intangible assets

Intangible assets are summarized as follows:

	June 30, 2018	June 30, 2017
Software registration rights	$4,929	$4,508
Patent	1,203	—
Value-added telecommunications business license	12,049	11,833
Subtotal	18,181	16,341
Less: Accumulated depreciation	4,294	2,558
Total	$13,887	$13,783

Amortization expense for the years ended June 30, 2018 and 2017 were $1,687 and $1,471, respectively.

F-13

DATASEA INC.

Notes to Consolidated Financial Statements

Note 7 – Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following:

	June 30, 2018	June 30, 2017
Security deposit	$55,156	$54,830
Prepaid expenses and advances	65,769	32,471
Others	6,955	7,138
Total	$127,880	$94,439

Note 8 – accrued expenses and other payables

Accrued expenses and other payable consisted of the following:

	June 30, 2018	June 30, 2017
Deposit	$31,493	$30,515
Salaries and other payables	115,785	36,460
Advances from customers	3,005	—
Total	$150,283	$66,975

Note 9 – related party transactions

The Company’s President, Zhixin Liu, paid certain operating expenses on behalf of the Company. As of June 30, 2018 and 2017, the amounts due to the President were $27,058 and $129,874, respectively. These amounts are interest-free, unsecured and due on demand. The Company has not received any demand for payments.

On January 1, 2016, the Company’s President entered into a car rental agreement with the Company. Pursuant to the agreement, the Company rents a car from the President for a monthly rent of approximately $750. The agreement expired on December 31, 2016. The agreement was renewed and the term was extended to December 31, 2018. The rent paid under this agreement was $9,000 and $8,808 for the years ended June 30, 2018 and 2017 respectively.

On November 11, 2017, the Company bought a second-hand car for $3,000 from Harbin Jinfenglvyuan Biotechnology Co., Ltd, a related entity owned by Mr. Fu Liu.

In April 2017, the Company’s President entered into an apartment rental agreement with the Company. Pursuant to the agreement, the Company rents an apartment from the president with an annual rent of approximately $3,000. The agreement was renewed and the term was extended to April 30, 2019.

In March and April 2018, we entered into six membership service agreements with five entities and one individual, three of which are stockholders of our company, and eleven agency agreements with eleven individuals, nine of which are stockholders of our company. Pursuant to the membership service agreements, we offer member management services through our Xin Platform APP and charge the entering parties a service fee of RMB1,000 (approximately $150) per member. Pursuant to the agency agreements, the agents are authorized as agents to market Xin Platform APP in specific areas of China. Each agent is required to pay a Xin Platform APP usage fee of $750 and deposit $750 in financial products offered by China Minsheng Bank via Xin Platform APP. Each agent will receive $8 for each customer that applies for a credit card of China Minsheng Bank via Xin Platform APP.

F-14

DATASEA INC.

Notes to Consolidated Financial Statements

Note 10 – income taxes

The Company was incorporated in the United States of America, is subject to U.S. tax and plans to file U.S. federal income tax returns. The Company conducts all of its businesses through its subsidiaries and affiliated entities, principally in the PRC. No provision for US federal income tax was made for the years ended June 30, 2018 and 2017 as the US entity incurred losses.

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (the “Act”) was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a U.S. corporate tax rate decrease from 35% to 21% effective for tax years beginning after December 31, 2017, the transition of U.S. international taxation from a worldwide tax system to a territorial system, and a one-time transition tax on the mandatory deemed repatriation of cumulative foreign earnings as of December 31, 2017. Additionally, the Tax Act imposes a one-time transition tax on deemed repatriation of historical earnings of foreign subsidiaries, and future foreign earnings are subject to U.S. taxation. However, this one-time transition tax has no effect on the Company’s income tax expense as the Company has no undistributed foreign earnings prior to June 30, 2018, as the Company has cumulative foreign losses as of June 30, 2018.

The Company’s offshore subsidiary, Shuhai Skill (HK), did not earn any income that was derived in Hong Kong for the years ended June 30, 2018 and 2017, and therefore did not incur any Hong Kong Profits tax.

Under the Corporate Income Tax Law of the PRC, the corporate income tax rate is 25%.

The Company has net operating losses (“NOL”) of approximately $1,604,000 and $1,193,000 during years ended June 30, 2018 and 2017 respectively. Management believes that it is more likely than not that the benefit from the NOL carryforwards will not be realized. In recognition of this risk, the Company has provided a 100% valuation allowance as of June 30, 2018 and 2017 and no deferred tax asset benefit has been recorded.

The reconciliation of income tax expense (benefit) at the PRC statutory rate of 21% to the Company’s effective tax is as follows:

	Year Ended June 30,
	2018	2017

PRC Statutory rate	$(401,036)	$(298,305)
Change in valuation allowance	401,036	298,305
Effective tax	$—	$—

The provisions for income taxes are summarized as follows:

	Year ended June 30, 2018	Year ended June 30, 2017
Current	$—	$—
Deferred	401,036	298,305
Change in valuation allowance	(401,036)	(298,305)
Total	$—	$—

The valuation allowance increased by $401,036 and $298,305 for the years ended June 30, 2018 and 2017, respectively.

The Company’s net deferred tax asset as of June 30, 2018 and June 30, 2017 is as follows:

	June 30, 2018	June 30, 2017
Deferred tax asset	$986,095	$585,059
Valuation allowance	(986,095)	(585,059)
Net deferred tax asset	$—	$—

For United States Income tax reporting purposes, the six months ended June 30, 2015 and the years ending June 30, 2017 and 2016 remain open and subject to audit.

As of June 30, 2018, the tax years ended June 30, 2015 through June 30, 2017 for the Company’s PRC subsidiaries remain open for statutory examination by PRC tax authorities. As of June 30, 2018, the tax years ended June 30, 2015 through June 30, 2017 for the Company’s PRC subsidiaries remain open for statutory examination by PRC tax authorities.

F-15

DATASEA INC.

Notes to Consolidated Financial Statements

NOTE 11 – CommiTments

Lease Agreement

In December 2017, the Company renewed the one-year operating lease agreement. The lease will expire on February 28, 2019 and has a monthly rent of RMB 35,192 (or approximately $5,279). Future rental payment due under the lease is RMB 281,536 or approximately $42,230).

Rent expense for the years ended June 30, 2018 and 2017 was $63,345 and $63,790, respectively.

In December 2017, the Company renewed the one-year property management contract. The contract will expire on February 28, 2019 and has a monthly management fee of RMB 70,384 (or approximately $10,558). Future management fees due under the contract are RMB 563,072 (or approximately $84,460).

NOTE 12 – SUBSEQUENT EVENTS

On August 22, 2018, the Company’s Board of Directors and majority stockholders adopted a 2018 Equity Incentive Plan, or the 2018 Plan, for the Company to award up to a maximum of 4,000,000 shares of their common stock, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of their business. No awards have been granted under the 2018 Plan as of the date of this prospectus, but the Company’s Board of Directors or a designated committee thereof will have the ability in its discretion from time to time to make awards under the 2018 Plan, including to their officers and directors.

F-16

DATASEA INC.

CONSOLIDATED BALANCE SHEETS

	September 30,	June 30,
	2018	2018
	(Unaudited)
ASSETS
Current Assets
Cash	$832,078	$1,031,486
Inventory	73,575	75,910
Prepaid expenses and other current assets	118,440	127,880
Total Current Assets	1,024,093	1,235,276

Property and equipment, net	47,066	55,270
Intangible assets, net	27,316	13,887
Deferred registration costs	70,301	72,532
Total Assets	$1,168,776	$1,376,965

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$13,089	$13,503
Accrued expenses and other payables	64,987	150,283
Loan payable-shareholder	—	27,058
Total Current Liabilities	78,076	190,844

Stockholders’ Equity
Common stock, $0.001 par value, 375,000,000 shares authorized, 19,254,846 and 19,170,846 shares issued and outstanding at September 30, 2018 and June 30, 2018, respectively	19,255	19,171
Additional paid-in capital	5,365,683	5,121,102
Accumulated comprehensive income	202,368	170,795
Deficit	(4,496,606)	(4,124,947)
Total Stockholders’ Equity	1,090,700	1,186,121

Total Liabilities and Stockholders’ Equity	$1,168,776	$1,376,965

See accompanying notes to the consolidated financial statements

F-17

DATASEA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	Three Months Ended
	September 30, 2018	September 30, 2017

Revenues	$—	$8,994
Cost of goods sold	7,434	21
Gross (loss)profit	(7,434)	8,973

Operating expenses:
Selling expenses	76,879	34,379
General and administrative expenses	226,571	312,552
R&D expenses	62,771	94,560
Total operating expenses:	366,221	441,491

Loss from operations	(373,655)	(432,518)

Other income :
Other (expense) income, net	(3,925)	23,981
Interest income	5,921	—
Total other income	1,996	23,981

Net loss	(371,659)	(408,537)
Other comprehensive loss
Foreign currency translation adjustment	31,573	164,563
Total comprehensive loss	$(340,086)	$(243,974)

Net loss per share
Basic and diluted	$(0.02)	$(0.01)

Weighted average shares outstanding
Basic and diluted	19,171,759	19,009,002

See accompanying notes to the consolidated financial statements

F-18

DATASEA INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

					Accumulated
			Additional		Other	Total
	Common	Par	Paid in		Comprehensive	Stockholders’
	Shares	Value	Capital	Deficit	(Loss)Income	Equity
Balance at June 30, 2017	18,870,346	$18,870	$3,002,878	$(2,520,806)	$57,692	$558,634
Issuance of common stock	300,500	301	2,118,224	—	—	2,118,525
Net loss	—	—	—	(1,604,141)	—	(1,604,141)
Foreign currency translation gain	—	—	—	—	113,103	113,103
Balance at June 30, 2018	19,170,846	19,171	5,121,102	(4,124,947)	170,795	$1,186,121
Issuance of common stock	84,000	84	244,581	—		244,665
Net loss	—	—	—	(371,659)	—	(371,659)
Foreign currency translation gain	—	—	—	—	31,573	31,573
Balance at September 30, 2018 (Unaudited)	19,254,846	$19,255	$5,365,683	$(4,496,606)	$202,368	$1,090,700

See accompanying notes to the consolidated financial statements

F-19

DATASEA INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Three Months Ended
	September 30, 2018	September 30, 2017

Cash flows from operating activities:
Net loss	$(371,659)	$(408,537)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,162	7,084
Changes in current assets and current liabilities:
Accounts receivable	—	225
Prepaid expenses and other current assets	5,556	(70,155)
Accrued expenses and other payables	(81,449)	12,521
Net cash used in operating activities	(435,390)	(458,861)

Cash flows from investing activities:
Acquisition of office equipment and intangible assets	(19,584)	(4,753)

Net cash used in investing activities	(19,584)	(4,753)

Cash flows from financing activities:
Proceeds(Payment) of loan payable - shareholder, net	(26,471)	2,249
Net proceeds from issuance of common stock	246,944	1,432,550
Net cash provided by financing activities	220,473	1,434,799

Effect of exchange rate changes on cash	35,092	174,075

Net (decrease)increase in cash	(199,408)	1,145,260

Cash – beginning of period	1,031,486	1,174,950

Cash – ending of period	$832,078	$2,320,210

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$—
Cash paid for income tax	$—	$—

See accompanying notes to the consolidated financial statements

F-20

NOTE 1 – ORGANIZATION AND DESCRIPTION OF BUSINESS

Datasea Inc. (the “Company”) was incorporated in the State of Nevada on September 26, 2014 under the name Rose Rock Inc. and changed its name to Datasea Inc. on May 27, 2015 by amending its articles of incorporation. On May 26, 2015, the Company’s founder, Xingzhong Sun, sold 20,000,000 shares of common stock of the Company (the “Common Stock”) to Zhixin Liu, one of the owners of Shuhai Skill (HK) as defined below. On October 27, 2016, Mr. Sun sold his remaining 5,000,000 shares of Common Stock of the Company to Ms. Liu.

On October 29, 2015, the Company entered into a share exchange agreement (the “Exchange Agreement”) with the shareholders (the “Shareholders”) of Shuhai Information Skill (HK) Limited (“Shuhai Skill (HK)”), a limited liability company incorporated on May 15, 2015 under the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (the “PRC”). Pursuant to the terms of the Exchange Agreement, the Shareholders, who together own 100% of the ownership rights in Shuhai Skill (HK), transferred all of the issued and outstanding ordinary shares of Shuhai Skill (HK) to the Company in exchange for the issuance of an aggregate of 20,000,000 shares of Common Stock, thereby causing Shuhai Skill (HK) and its wholly owned subsidiaries, Tianjin Information Sea Information Technology Co., Ltd. (“Tianjin Information”), a limited liability company incorporated under the laws of the PRC, and Harbin Information Sea Information Technology Co., Ltd., a limited liability company incorporated under the laws of the PRC, to become wholly-owned subsidiaries of the Company, and Shuhai Information Technology Co., Ltd., also a limited liability company incorporated under the laws of the PRC (“Shuhai Beijing”), to become a variable interest entity (“VIE”) of the Company through a series of contractual agreements between Shuhai Beijing and Tianjin Information. The transaction was accounted for as a reverse merger, with Shuhai Skill (HK) and its subsidiaries being the accounting survivor. Accordingly, the historical financial statements presented are those of Shuhai Skill (HK), its consolidated subsidiaries and the VIE.

Following the Share Exchange, the Shareholders, being Zhixin Liu and her father, Fu Liu, owned approximately 81.82% of the outstanding shares of Common Stock. As of October 29, 2015, there were 55,000,000 shares of Common Stock issued and outstanding, 45,000,000 of which were beneficially owned by Zhixin Liu and Fu Liu.

After the Share Exchange, the Company, through its consolidated subsidiaries and VIE is engaged in the business of providing Internet security products, new media advertising, micro-marketing, and data analysis services in the PRC.

NOTE 2 – GOING CONCERN

The accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the accompanying unaudited condensed consolidated financial statements, the Company has generated revenues of $0 during three months ended September 30, 2018, has a deficit of approximately $4,497,000 at September 30, 2018, and continues to incur significant losses since inception. These circumstances, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company’s management recognizes that the Company must generate sales and additional resources to enable it to continue to develop its operations. Based on increased demand for internet services in China, including internet security and big data integration, the Company’s management team expects healthy growth in its business. The Company’s management intends to raise additional financing through debt and/or equity financing or through other means that it deems necessary, with a view to moving forward to commence and sustaining prolonged growth in its initial phases and continually achieve profitable operations. However, no assurance can be given that the Company will be successful in raising additional capital or obtaining financing and ultimately achieving profitable operations to sustain the Company.

F-21

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements include the financial statements of the Company and its 100% owned subsidiaries of Shuhai Skill (HK), Tianjin Information and its VIE, Shuhai Beijing.

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. The information furnished herein reflects all adjustments (consisting of normal recurring accruals and adjustments and elimination of intercompany transactions upon consolidation) which are, in the opinion of management, necessary to fairly present the operating results for the respective periods. Certain information and footnote disclosures normally present in the annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted pursuant to such rules and regulations. These unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes for the year ended June 30, 2018. The results for the three months ended September 30, 2018 are not necessarily indicative of the results to be expected for the full year ending June 30, 2019.

VARIABLE INTEREST ENTITY

Pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Section 810, “Consolidation” (“ASC 810”), the Company is required to include in its consolidated financial statements, the financial statements of Shuhai Beijing, its VIE. ASC 810 requires a VIE to be consolidated if the reporting entity is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. A VIE is an entity in which a company, through contractual arrangements, bears the risk of, and enjoys the rewards normally associated with ownership of the entity, and therefore the company is the primary beneficiary of the entity.

Under ASC 810, a reporting entity has a controlling financial interest in a VIE, and must consolidate that VIE, if the reporting entity has both of the following characteristics: (a) the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance; and (b) the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. The reporting entity’s determination of whether it has this power is not affected by the existence of kick-out rights or participating rights, unless a single enterprise, including its related parties and de-facto agents, have the unilateral ability to exercise those rights. Shuhai Beijing’s actual stockholders do not hold any kick-out rights that affect the consolidation determination.

Through the VIE agreements, the Company is deemed the primary beneficiary of Shuhai Beijing. Accordingly, the results of Shuhai Beijing have been included in the accompanying unaudited condensed consolidated financial statements. Shuhai Beijing has no assets that are collateral for or restricted solely to settle their obligations. The creditors of Shuhai Beijing do not have recourse to the Company’s general credit.

VIE Agreements

Operation and Intellectual Property Service Agreement – This agreement allows Tianjin Information to manage and operate Shuhai Beijing and collect 100% of their net profits. Under the terms of the Operation and Intellectual Property Service Agreement, Shuhai Beijing entrusts Tianjin Information to manage its operations, manage and control its assets and financial matters, and provide intellectual property services, purchasing management services, marketing management services and inventory management services to Shuhai Beijing. Shuhai Beijing and its shareholders shall not make any decisions nor direct the activities of Shuhai Beijing without Tianjin Information’s consent.

Shareholders’ Voting Rights Entrustment Agreement – Tianjin Information has entered into a shareholders’ voting rights entrustment agreement (the “Entrustment Agreement”) under which Zhixin Liu and Fu Liu (collectively the “Shuhai Beijing Shareholders”) have vested their voting power in Shuhai Beijing to Tianjin Information or its designee(s). The Entrustment Agreement does not have an expiration date.

F-22

Equity Option Agreement –the Shuhai Beijing Shareholders and Tianjin Information entered into an equity option agreement (the “Option Agreement”), pursuant to which the Shuhai Beijing Shareholders have granted Tianjin Information or its designee(s) the irrevocable right and option to acquire all or a portion of Shuhai Beijing Shareholders’ equity interests in Shuhai Beijing for an option price of RMB 0.001 for each capital contribution of RMB1.00. Pursuant to the terms of the Option Agreement, Tianjin Information and the Shuhai Beijing Shareholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information under the Option Agreement. Tianjin Information agreed to pay RMB1.00 annually to Shuhai Beijing Shareholders to maintain the option rights. Tianjin Information may terminate the Option Agreement upon prior written notice. The Option Agreement is valid for a period of 10 years from the effective date and renewable at Tianjin Information’s option.

Equity Pledge Agreement – Tianjin Information and the Shuhai Beijing Shareholders entered into an equity pledge agreement on October 27, 2015 (the “Equity Pledge Agreement”). The Equity Pledge Agreement serves to guarantee the performance by Shuhai Beijing of its obligations under the Operation and Intellectual Property Service Agreement and the Option Agreement. Pursuant to the Equity Pledge Agreement, Shuhai Beijing Shareholders have agreed to pledge all of their equity interests in Shuhai Beijing to Tianjin Information. Tianjin Information has the right to collect any and all dividends paid on the pledged equity interests during the pledge period. Pursuant to the terms of the Equity Pledge Agreement, the Shuhai Beijing Shareholders have agreed to certain restrictive covenants to safeguard the rights of Tianjin Information. Upon an event of default or certain other agreed events under the Operation and Intellectual Property Service Agreement, the Option Agreement and the Equity Pledge Agreement, Tianjin Information may exercise the right to enforce the pledge.

USE OF ESTIMATES

The preparation of unaudited condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates. The significant areas requiring the use of management estimates include, but are not limited to, the estimated useful life and residual value of property, plant and equipment, provision for staff benefits, recognition and measurement of deferred income taxes and the valuation allowance for deferred tax assets. Although these estimates are based on management’s knowledge of current events and actions management may undertake in the future, actual results may ultimately differ from those estimates and such differences may be material to our unaudited condensed consolidated financial statements.

Contingencies

Certain conditions may exist as of the date the unaudited condensed consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, the estimated liability would be accrued in the Company’s unaudited condensed consolidated financial statements.

If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material, would be disclosed. As of September 30, 2018 and June 30, 2018, the Company has no contingencies.

F-23

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits and short-term cash investments that are highly liquid in nature and have original maturities of three months or less. The Company has no cash equivalents as of September 30, 2018 and June 30, 2018.

Inventory

Inventory, comprised principally of products purchased that are comprised of routers used in installations, is valued at the lower of cost or net realizable value. The value of inventory is determined using the first-in, first-out method. The Company periodically estimates an inventory allowance for estimated unmarketable inventories when necessary.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Inventory amounts are reported net of such allowances. There were no allowances for inventory as of September 30, 2018 and June 30, 2018.

Deferred REGISTRATION Costs

The Company has capitalized certain legal, accounting and other third-party fees that are directly associated with its in-process registered equity financing as deferred registration cost until such financing is consummated. After consummation of such equity financing, these costs will be recorded in stockholders’ equity as a reduction of additional paid-in capital generated as a result of the offering. Should the equity financing for which those costs relate no longer be considered probable of being consummated, all deferred registration costs will be charged to operating expenses in the statement of operations at such time. The Company incurred and deferred registration costs of $70,301 and $72,532 as of September 30, 2018 and June 30, 2018, respectively.

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost, less accumulated depreciation. Major repairs and improvements that significantly extend original useful lives or improve productivity are capitalized and depreciated over the period benefited. Maintenance and repairs are expensed as incurred. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method over estimated useful lives as follows:

Furniture and fixtures	5-10 years
Office equipment	3-5 years

Leasehold improvements are depreciated utilizing the straight-line method over the shorter of their estimated useful lives or remaining lease term.

INTANGIBLE ASSETS

Intangible assets with finite lives are amortized using the straight-line method over their estimated period of benefit. Evaluation of the recoverability of intangible assets is made to take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization. No impairment of intangible assets has been identified as of the balance sheet dates.

Intangible assets include licenses and certificates and are amortized over their useful life of five to ten years.

F-24

FAIR VALUE MEASUREMENTS AND DISCLOSURES

FASB ASC Topic 820, “Fair Value Measurements,” defines fair value, and establishes a three-level valuation hierarchy for disclosures that enhances disclosure requirements for fair value measures. The three levels are defined as follows:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The carrying value of cash, accounts receivable, inventory, prepaid expenses and other current assets, accounts payable, accrued expenses and other payables, and loan payable-shareholder, approximate their fair values due to their short maturities.

As of September 30, 2018, the Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value on a recurring basis.

IMPAIRMENT OF LONG-LIVED ASSETS

In accordance with FASB ASC 360-10, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets such as property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable, or it is reasonably possible that these assets could become impaired as a result of technological or other industrial changes. The determination of recoverability of assets to be held and used is made by comparing the carrying amount of an asset to future undiscounted cash flows to be generated by the assets.

If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the asset exceeds its fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less cost to sell. During the reporting periods there was no impairment loss recognized on long-lived assets.

Revenue Recognition

The Company recognizes revenues from professional services contracts. Customers are billed, according to individual agreements. Revenues from professional services are recognized on a completed-contract basis, in accordance with ASC Topic 605. Under the completed-contract basis, contract costs are recorded to projects in process and billings and/or cash received are recorded to a deferred revenue liability account during the periods of construction. Costs include direct material, direct labor and subcontract labor. All revenues, costs, and profits are recognized in operations upon completion of the contract. A contract is considered completed when all costs except insignificant items have been incurred and final acceptance has been received from the customer. Corporate general and administrative expenses are charged to the periods as incurred. However, in the event a loss on a contract is foreseen, the Company will recognize the loss as incurred. For uncompleted contracts, the deferred asset (accumulated contract costs) in excess of the deferred liability (billings and/or cash received) is classified under current assets as costs in excess of billings on uncompleted contracts. The deferred liability (billings and/or cash received) in excess of the deferred asset (accumulated contract costs) is classified under current liabilities as billings in excess of costs on uncompleted contracts. Contract retentions are included in accounts receivable.

During the three months ended September 30, 2018, the Company generated no revenue.

F-25

INCOME TAXES

The Company uses the asset and liability method of accounting for income taxes in accordance with ASC Topic 740, “Income Taxes.” Under this method, income tax expense is recognized for the amount of: (i) taxes payable or refundable for the current period and (ii) deferred tax consequences of temporary differences resulting from matters that have been recognized in an entity’s financial statements or tax returns. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is provided to reduce the deferred tax assets reported if based on the weight of the available positive and negative evidence, it is more likely than not some portion or all of the deferred tax assets will not be realized.

ASC Topic 740.10.30 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. ASC Topic 740.10.40 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company has no material uncertain tax positions for any of the reporting periods presented.

RESEARCH AND DEVELOPMENT EXPENSES

Research and development expenses are expensed in the period when they are incurred. For the three months ended September 30, 2018 and 2017, the Company incurred research and development expenses of $62,771 and $94,560, respectively.

CONCENTRATION OF CREDIT RISK

The Company maintains cash in accounts with state-owned banks within the PRC. Cash in state-owned banks is not covered by insurance. Should any of these institutions holding the Company’s cash become insolvent, or if the Company is unable to withdraw funds for any reason, the Company could lose the cash on deposit with that institution. The Company has not experienced any losses in such accounts and believes it is not exposed to any risks on its cash in these bank accounts.

FOREIGN CURRENCY TRANSLATION AND COMPREHENSIVE INCOME (LOSS)

The accounts of the Company’s Chinese entities are maintained in RMB and the accounts of the U.S. parent company are maintained in United States dollars (“USD”) The accounts of the Chinese entities were translated into USD in accordance with ASC Topic 830 “Foreign Currency Matters.” All assets and liabilities were translated at the exchange rate on the balance sheet date; stockholders’ equity is translated at historical rates and the statements of operations and cash flows are translated at the weighted average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with ASC Topic 220, “Comprehensive Income.” Gains and losses resulting from the foreign currency transactions are reflected in the statements of operations.

The Company follows FASB ASC Topic 220-10, “Comprehensive Income (loss).” Comprehensive income(loss) comprises net income(loss) and all changes to the statements of changes in stockholders’ equity, except those due to investments by stockholders, changes in paid-in capital and distributions to stockholders.

RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02 Amendments to the ASC 842 Leases. This update requires a lessee to recognize the assets and liability (the lease liability) arising from operating leases on the balance sheet for the lease term. When measuring assets and liabilities arising from a lease, a lessee (and a lessor) should include payments to be made in optional periods only if the lessee is reasonably certain to exercise an option to extend the lease or not to exercise an option to terminate the lease. Within a twelve months or less lease term, a lessee is permitted to make an accounting policy election not to recognize lease assets and liabilities. If a lessee makes this election, it should recognize lease expense on a straight-line basis over the lease term. In transition, this update will be effective for public entities for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company does not currently expect the adoption of ASU 2016-02 to have a material impact on the Company’s financial statements unless it enters into a new long-term lease.

F-26

In September 2017, the FASB issued ASU 2017-13, Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842). The main objective of this pronouncement is to clarify the effective date of the adoption of ASC Topic 606 and ASC Topic 842 and the definition of public business entity as stipulated in ASU 2014-09 and ASU 2016-02. ASU 2014-09 provides that a public business entity and certain other specified entities adopt ASC Topic 606 for annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. All other entities are required to adopt ASC Topic 606 for annual reporting periods beginning after December 15, 2018, and interim reporting periods within annual reporting periods beginning after December 15, 2019. ASU 2016-12 requires that “a public business entity and certain other specified entities adopt ASC Topic 842 for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. All other entities are required to adopt ASC Topic 842 for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020”. ASU 2017-13 clarifies that the SEC would not object to certain public business entities electing to use the non-public business entities effective dates for applying ASC 606 and ASC 842. ASU 2017-13, however, limits such election to certain public business entities that “otherwise would not meet the definition of a public business entity except for a requirement to include or inclusion of its financial statements or financial information in another entity’s filings with the SEC”.

In November 2016, the FASB issued ASU 2016-18, Restricted Cash. The amendments in this update address diversity in practice that exists in the classification and presentation of changes in restricted cash and require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. ASU 2016-18 is effective for the Company beginning January 1, 2018 and is required to be applied using a retrospective transition method to each period presented. The Company does not expect the adoption of the amendment in this ASU to have a significant impact on the Company’s condensed consolidated financial statements.

In January 2017, the FASB issued ASU 2017-01, Clarifying the Definition of a Business, which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The Company does not expect the adoption of the amendment in this ASU to have a significant impact on the Company’s condensed consolidated financial statements.

In February 2017, the FASB issued ASU 2017-05, Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets, which defines the term “in-substance nonfinancial asset” and clarifies the scope and accounting of a financial asset that meets the definition. ASU 2017-05 also provides guidance for partial sales of nonfinancial assets. The Company does not expect the adoption of the amendment in this ASU to have a significant impact on the Company’s condensed consolidated financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the accompanying unaudited condensed consolidated financial statements.

Note 4 – PROPERTY AND EQUIPMENT

Property and equipment are summarized as follows:

	September 30, 2018	June 30, 2018
Office furniture and fixtures	$71,754	$71,027
Office equipment	55,271	55,041
Subtotal	127,025	126,068
Less: Accumulated depreciation	79,959	70,798
Total	$47,066	$55,270

Depreciation expense for the three months ended September 30, 2018 and 2017 was $11,445 and $6,669 respectively.

F-27

NOTE 5 –intangible assets

Intangible assets are summarized as follows:

	September 30, 2018	June 30, 2018
Software registration right	$5,223	$4,929
Patent	15,287	1,203
Value-added telecommunications business license	11,678	12,049
Subtotal	32,188	18,181
Less: Accumulated depreciation	4,872	4,294
Total	$27,316	$13,887

Amortization expense for the three months ended March 31, 2018 and 2017 were $717 and $415, respectively.

Note 6 – Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following:

	September 30, 2018	June 30, 2018
Security deposit	$53,459	$55,156
Prepaid expenses and advances	64,551	65,769
Others	430	6,955
Total	$118,440	$127,880

Note 7 – accrued expenses and other payables

Accrued expenses and other payable consisted of the following:

	September 30, 2018	June 30, 2018
Deposit	$30,525	$31,493
Salary payable and other payable	31,549	115,785
Advances from customers	2,913	3,005
Total	$64,987	$150,283

Note 8 – related party transactions

The Company’s President, Zhixin Liu, paid certain operating expenses on behalf of the Company. As of September 30, 2018 and June 30, 2018, the amounts due to the President were $0 and $27,058, respectively. These amounts are interest-free, unsecured and due on demand. The Company has not received any demand for payment.

F-28

On January 1, 2016, the Company’s President entered into a car rental agreement with the Company. Pursuant to the agreement, the Company rents a car from the Company’s President for a monthly rent of approximately $735. The agreement expired on December 31, 2016. The agreement was renewed and the term was extended to December 31, 2018.

The rent paid under this agreement was $2,205 and $2,253 for the three months ended September 30, 2018 and 2017 respectively.

On November 11, 2017, the Company bought a used car for $3,054 from Harbin Jinfenglvyuan Biotechnology Co., Ltd, a related entity owned by Mr. Fu Liu.

In April 2017, the Company’s President entered into an apartment rental agreement with the Company. Pursuant to the agreement, the Company rents an apartment from the Company’s president with an annual rent of approximately $2,940. The agreement was renewed and the term was extended to April 30, 2019.

On March 19, 2018, The Company entered into agency agreements with seven shareholders. Pursuant to the agreement, shareholders are authorized as agents to market the Xin Platform APP in specific area of China. Each agent is required to pay a Xin Platform APP usage fee of $735 and deposit $735 in financial product of China Minsheng Bank system via Xin Platform APP. Each agent will receive $8 reward if a customer applies a credit card of China Minsheng Bank via Xin Platform APP.

Note 9 – COMMON STOCK

On May 1, 2018, the Company affected the 1 for 3 reverse stock split of the Company’s issued and outstanding common stock, decreasing the number of outstanding shares from 57,511,771 to 19,170,846. These statements have been retroactively adjusted to reflect this reverse split.

On August 22, 2018, the Company’s Board of Directors and majority stockholders adopted the Company’s 2018 Equity Incentive Plan (the “2018 Plan”) under which the Company may award up to a maximum of 4,000,000 shares of its Common Stock to attract and retain personnel, provide additional incentives to employees, directors and consultants and promote the success of its business. No awards have been granted under the 2018 Plan, but the Company’s Board of Directors or a designated committee thereof will have the ability in its discretion from time to time to make awards under the 2018 Plan, including to its officers and directors of the Company.

During the three months ended September 30, 2018, the Company sold 84,000 shares of Common Stock to third party investors at RMB 20 (approximately $2.94) per share and received proceeds of RMB 1,680,000 (approximately $246,946).

Note 10 – income taxes

The Company was incorporated in the United States of America, is subject to U.S. tax and plans to file U.S. federal income tax returns. The Company conducts all of its businesses through its subsidiaries and affiliated entities, principally in the PRC. No provision for US federal income tax was made for the three months ended September 30, 2018 and 2017 as the US entity incurred losses.

The Company’s offshore subsidiary, Shuhai Skill (HK), did not earn any income that was derived in Hong Kong for the three months ended September 30, 2018 and 2017, and therefore did not incur any Hong Kong Profits tax.

Under the Corporate Income Tax Law of the PRC, the corporate income tax rate is 25%.

The Company has net operating losses(“NOL”) amounting to approximately $371,659 and $408,537 during three months ended September 30, 2018 and 2017 respectively. Management believes that it is more likely than not that the benefit from the NOL carryforwards will not be realized. In recognition of this risk, the Company has provided a 100% valuation as of September 30, 2018 and 2017 and no deferred tax asset benefit has been recorded.

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The provisions for income taxes is summarized as follows:

	Three Months ended September 30, 2018	Three Months ended September 30, 2017
Current	$—	$—
Deferred	92,915	102,135
Increase in valuation allowance	(92,915)	(102,135)
Total	$—	$—

The valuation allowance increased by $92,915 and $102,135 for the three months ended March 31, 2018 and 2017, respectively.

The Company’s net deferred tax asset as of September 30, 2018 and June 30, 2018 is as follows:

	September 30, 2018	June 30, 2018
Deferred tax asset	$1,079,010	$986,095
Valuation allowance	(1,079,010)	(986,095)
Net deferred tax asset	$—	$—

NOTE 11 – CommiTments

Lease Agreement

In December 2017, the Company renewed the one-year operating lease agreement. The lease will expire on February 28, 2019 and has a monthly rent of RMB 35,192 (or approximately $5,173). Future rental payment due under the lease is RMB 281,536 (or approximately $41,383).

Rent expense for the three months ended September 30, 2018 and 2017 was $15,519 and $15,828, respectively.

In December 2017, the Company renewed the one-year property management contract. The contract will expire on February 28, 2019 and has a monthly management fee of RMB 70,384 (or approximately $10,346). Future management fee due under the contract is RMB563,072 (or approximately $82,766).

NOTE 12 – SUBSEQUENT EVENTS

The Company has reviewed its subsequent events through November 14, 2018, the date these financial statements were issued and has determined that no material subsequent events have occurred that require recognition in or disclosure to the financial statements.

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1,450,000 SHARES OF COMMON STOCK

PROSPECTUS

ViewTrade Securities, Inc.

The date of this prospectus is December 18, 2018.

Until January 12, 2019 (25 days after the commencement of this offering), all dealers that buy, sell or trade of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.